                                               Filed Pursuant to Rule 424(b)(1)
                                               Registration File No.: 333-47881

PROSPECTUS
JUNE 2, 1998                   3,250,000 SHARES


                            [ULTIMATE SOFTWARE LOGO]

                       THE ULTIMATE SOFTWARE GROUP, INC.

                                 COMMON STOCK


     All of the 3,250,000 shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of The Ultimate Software Group, Inc., a Delaware corporation (the "Company"), offered hereby (the "Offering") are being issued and sold by the Company.


     Prior to the Offering, there has been no public market for the Shares. See "Underwriting" for information relating to the factors considered in determining the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "ULTI."


     THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                           PRICE          UNDERWRITING         PROCEEDS
                             TO           DISCOUNTS AND         TO THE
                           PUBLIC        COMMISSIONS(1)       COMPANY(2)
Per Share .........    $     10.00       $     0.70         $      9.30
Total(3) ..........    $32,500,000       $2,275,000         $30,225,000

(1) See "Underwriting" for indemnification arrangements with the Underwriters.

(2)   Before deducting expenses estimated at $885,000 payable by the Company.

(3) The Company and certain stockholders of the Company have granted to the Underwriters a 30-day option to purchase up to an aggregate of 487,500 additional shares at the Price to the Public less Underwriting Discounts and Commissions, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to the Public, Underwriting Discounts and Commissions, Proceeds to the Company and Proceeds to such stockholders will be $37,375,000, $2,616,250, $33,280,050 and $1,478,700, respectively. See "Underwriting."


     The Shares are being offered by the several Underwriters when, as, and if delivered to and accepted by the Underwriters and subject to various prior conditions, including their right to reject orders in whole or in part. It is expected that delivery of the Shares will be made in New York, New York on or about June 5, 1998.






DONALDSON, LUFKIN & JENRETTE                VOLPE BROWN WHELAN & COMPANY
 SECURITIES CORPORATION

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR AND PURCHASE SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."


                               ----------------


     This Prospectus may include forward-looking statements which reflect the Company's current views with respect to future events and financial performance. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. These uncertainties and other factors include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this Prospectus. The words "believe," "expect," "anticipate," "project," and similar expressions identify forward-looking statements. These forward-looking statements speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


                               ----------------


     ULTIPRO (Registered Trademark) , US Group (Registered Trademark) (design) and Ultipro Tax Forms (Registered Trademark) and its related design are registered trademarks of the Company in the United States. US Group and Intersourcing are trademarks of the Company and are the subject of pending trademark and service mark applications in the United States. This Prospectus also includes names, trademarks, service marks and registered trademarks and service marks of companies other than the Company.

                     [THIS PAGE INTENTIONALLY LEFT BLANK.]

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. The Common Stock offered hereby involves a high degree of risk. See "Risk Factors" beginning on page 8. Unless otherwise indicated, all information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option, (ii) assumes the conversion of all outstanding shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock into shares of Common Stock, (iii) assumes the conversion of all outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock into shares of Common Stock, (iv) reflects the issuance of shares of Common Stock to the five former third-party resellers of the Company's products, the businesses of which were acquired in February and March 1998 (the "Acquired Resellers"), and (v) assumes a 10.119-for-1 split of the Company's Common Stock to be effected immediately prior to the consummation of the Offering. References to the Company's "fiscal" year mean the twelve months ended on December 31. References to the "Company" shall be deemed to include the Partnership (as defined), as appropriate.


                                  THE COMPANY

     The Ultimate Software Group, Inc. designs, markets, implements and supports technologically advanced, cross-industry human resource management and payroll ("HRMS/payroll") software solutions. The Company's solutions are marketed primarily to middle-market organizations with 300 to 15,000 employees, but are scaleable to address the needs of much larger organizations. The Company's products automate an organization's HRMS/payroll functions and are enabling tools in the cost-efficient management of the employee life cycle, from inception of employment through retirement. As part of its comprehensive HRMS/payroll solution, the Company provides high quality implementation, training and ongoing support services to its customers.

     In June 1997, the Company introduced its most recent product, UltiPro for Windows, a feature-rich, completely integrated HRMS/payroll solution with embedded Internet technology, employee self-service capability and Cognos Corporation's business intelligence tools for data analysis and generation of custom reports. The Company believes that UltiPro for Windows is the first 32-bit, object-oriented HRMS/payroll software solution which takes advantage of Microsoft SQL Server and Microsoft NT technologies. The Company believes that UltiPro for Windows provides middle-market organizations with a highly functional, cost-effective software solution that can accomodate emerging technologies and provides significant advantages over other HRMS/payroll software products, including greater scalability and transaction throughput, reduced total cost of ownership and ease of implementation, customization and use. In December 1997, Human Resource Executive, a leading human resource industry publication, selected UltiPro for Windows as the only HRMS/payroll software product to be included as one of its Top Ten HR Products of the Year.

     Because human resource management and payroll processing are core functions that require a significant allocation of resources, the HRMS/payroll functions have increasingly become mission-critical within many organizations. Traditionally, many organizations have utilized third-party outsourcing vendors in an attempt to address the increasingly high costs associated with the management of HRMS/payroll functions. However, outsourcing can be an inflexible and expensive alternative, particularly for middle-market organizations, because organizations give up control over critical processes, which can result in greater inefficiency and insufficient data for decision-making. As an alternative to outsourcing, many organizations have historically automated their HRMS/payroll functions by developing in-house legacy systems to address their needs. However, because of the use of proprietary programming languages and operating and database management systems, such in-house HRMS/payroll systems are typically cumbersome, time consuming to operate, incompatible with other information systems and expensive to implement, customize, update and support.

     With the advent of client/server technologies as an alternative to in-house legacy systems and the greater availability of affordable computing solutions, many middle-market organizations are increasingly seeking to automate and streamline the mission-critical processes associated with HRMS/payroll functions. However, first-generation client/server solutions lack certain critical performance criteria and sophisticated security features, are difficult to implement and have a high cost of ownership. In addition, first-generation client/server HRMS/payroll software is typically an add-on module with limited functionality in enterprise-wide, or Enterprise Resource Planning ("ERP'), systems. In recent years, a new generation of object-oriented, component-based client/server technologies has emerged, which addresses many of the limitations of first-generation client/server systems and facilitates integration with newer technologies and the Internet.

     According to International Data Corporation ("IDC"), a market research company, the United States market for HRMS/payroll software licenses totaled $1.1 billion in 1996 and is projected to grow to $2.9 billion by the year 2001. IDC further estimates that the worldwide market for HRMS/payroll software licenses will experience approximately the same rate of growth, moving from $1.6 billion in 1996 to $4.2 billion by 2001. The Company believes that the market for HRMS/payroll-related services is of equal or greater size than the market for HRMS/payroll software licenses and has similar growth characteristics.

     The Company reaches its customer base and target market through its direct sales force and a network of national, regional and local strategic partners. As of March 31, 1998, the Company had licensed its earlier DOS-based product, ULTIPRO for LAN, to approximately 750 organizations and its UltiPro for Windows solution to approximately 105 organizations. The Company's customers operate in a wide variety of industries, including manufacturing, food services, retail, healthcare, technology, finance, insurance, real estate, transportation, communications, services and sports. The Company's customers include: Bill Heard Enterprises, Inc., Callaway Gardens Resort, Inc., Discovery Zone, Inc., Duro Bag Manufacturing Company, First American Corporation, The Florida Marlins Baseball Club, Ingram Entertainment, Inc., The Krystal Company, National Realty Trust (Coldwell Banker), Telemundo Group, Inc., United States Filter Corporation and Winn Dixie Stores, Inc.

     The Company's objective is to be the leading provider of HRMS/payroll software solutions. The Company intends to achieve this objective by (i) extending its technology leadership by continuing to invest in research and development; (ii) leveraging its existing and new strategic alliances with leading software vendors in order to access a larger potential customer base and to leverage their technical and marketing expertise; (iii) integrating its products with other leading software applications in order to effectively address an organization's enterprise-wide management needs; (iv) expanding and leveraging its network of implementation partners to further increase its market penetration and to enable more rapid implementation of its products; (v) expanding the functionality of its existing and future products; and (vi) leveraging its existing client base as clients migrate from DOS to client/server environments.

     The Company is a Delaware corporation formed in April 1996 to assume the business and operations of The Ultimate Software Group, Ltd. (the
"Partnership"), a limited partnership founded in 1990. The Company's headquarters are located at 3111 Stirling Road, Ft. Lauderdale, Florida 33312 and its telephone number is (954) 266-1000.


                                 THE OFFERING


Common Stock offered by the Company .......................   3,250,000
Common Stock to be outstanding after the Offering .........   15,870,715 (1)
Use of Proceeds ...........................................   Repayment of certain indebtedness in the
                                                              approximate amount of $3.6 million, working
                                                              capital and other general corporate purposes.
                                                              See "Use of Proceeds."
Proposed Nasdaq National Market symbol ....................   ULTI

---------------------

(1) Excludes (i) 1,846,130 shares subject to options outstanding as of the date hereof and (ii) 3,213,370 additional shares reserved for issuance pursuant to options available for grant under the Company's Nonqualified Stock Option Plan. See "Management -- Stock Option Plan."

                    SUMMARY CONSOLIDATED FINANCIAL DATA(1)



                                                             YEARS ENDED DECEMBER 31,
                                                     -----------------------------------------
                                                         1995          1996           1997
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
 Revenues ........................................    $  3,727      $   9,312      $  17,592
 Gross profit ....................................       1,893          3,466          8,023
 Operating loss ..................................      (4,650)       (20,284)       (16,060)
 Net loss ........................................    $ (4,731)     $ (20,386)     $ (16,016)
                                                      ========      =========      =========
 Basic and diluted net loss per share(2) .........    $  (0.71)     $   (2.30)     $   (1.37)
                                                      ========      =========      =========
 Basic and diluted weighted average shares
   outstanding(2) ................................       6,660          8,854         11,710
                                                      ========      =========      =========


                                                                              THREE MONTHS ENDED
                                                     --------------------------------------------------------------------
                                                      MARCH 31,      JUNE 30,      SEPT. 30,     DEC. 31,      MARCH 31,
                                                         1997          1997           1997         1997          1998
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
 DATA:
 Revenues:
   License .......................................    $    818       $    792      $    709      $ 4,913       $  3,123
   Service .......................................       1,958          1,652         1,900        3,571          4,075
   Other .........................................         254            267           290          468            373
                                                      --------       --------      --------      -------       --------
    Total revenues ...............................       3,030          2,711         2,899        8,952          7,571
 Gross profit ....................................         885            682           586        5,870          3,624
 Operating loss ..................................      (4,698)        (5,178)       (5,356)        (828)        (2,716)
 Compensation related to modification of
   escrow agreement(3) ...........................          --             --            --           --         (4,184)
 Net loss ........................................    $ (4,730)      $ (5,204)     $ (5,320)     $  (762)      $ (6,929)
                                                      ========       ========      ========      =======       ========
 Basic and diluted net loss per share(2) .........    $  (0.46)      $  (0.46)     $  (0.42)     $ (0.06)      $  (0.55)
                                                      ========       ========      ========      =======       ========
 Basic and diluted weighted average
   shares outstanding(2) .........................      10,330         11,264        12,599       12,621         12,621
                                                      ========       ========      ========      =======       ========


                                               AS OF MARCH 31, 1998
                                          ------------------------------
                                                            PRO FORMA
                                           PRO FORMA(4)   AS ADJUSTED(5)
                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
 Cash and cash equivalents ..............    $    658        $27,820
 Working capital (deficit) ..............      (9,483)        19,857
 Total assets ...........................      12,096         39,258
 Long-term borrowings ...................         574            574
 Stockholders' equity (deficit) .........      (8,688)        20,652

------------------
(1) Consolidated financial data gives retroactive effect to the acquisitions of the Acquired Resellers, which were accounted for under the poolings-of-interest method of accounting, as if the Company and the Acquired Resellers had operated as one entity during the periods presented. See the Consolidated Financial Statements and the related Notes thereto included elsewhere in this Prospectus.

(2) See Note 2 of the Notes to Consolidated Financial Statements for information regarding the computation of net loss per share.

(3)   See Note 15 of the Notes to Consolidated Financial Statements.
(4) Pro forma to give effect to (i) the conversion of all outstanding shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock into shares of Common Stock and (ii) the conversion of all outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock into shares of Common Stock. See Note 15 of the Notes to Consolidated Financial Statements.

(5) Pro forma as adjusted to give effect to the sale of 3,250,000 shares of Common Stock offered hereby at the initial public offering price of $10.00 per share, after deducting underwriting discounts and commissions and estimated Offering expenses payable by the Company and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                 RISK FACTORS

     The following risk factors should be considered carefully in addition to the other information contained in this Prospectus before purchasing the shares of Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those contained in the forward-looking statements. Factors that may cause such differences include, but are not limited to, those discussed below as well as those discussed elsewhere in this Prospectus.

     Limited Operating History; Accumulated Deficit; Net Losses. The Company began operations in 1990 as The Ultimate Software Group, Ltd. and released its first proprietary product in 1993. Until 1997, substantially all of the Company's revenues were attributable to the licensing of its DOS-based HRMS/payroll software product, ULTIPRO for LAN, and the provision of related consulting, training, installation and support services. The Company's most recent product, UltiPro for Windows, was introduced in June 1997 and has a limited history of customer acceptance and use. Accordingly, the Company has only a limited operating history upon which an evaluation of the Company and its prospects can be based. The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets. To address these risks, the Company must, among other things, respond to competitive developments, continue to attract, retain and motivate qualified management and other employees, continue to upgrade its technologies and commercialize products and services that incorporate such technologies and achieve market acceptance for its products and services. There can be no assurance that the Company will be successful in addressing such risks. The Company had an accumulated deficit of $37.1 million and $44.5 million at December 31, 1997 and March 31, 1998, respectively. The Company incurred net losses of $20.4 million, $16.0 million and $6.9 million during the years ended December 31, 1996 and 1997 and the three months ended March 31, 1998, respectively. The Company has increased its expense levels to support anticipated growth in demand for its HRMS/payroll products, including the hiring of additional research and development, professional services, sales and marketing, and administrative personnel. As a result, the Company is dependent upon increasing revenues and profit margins to achieve profitability. If the Company's sales and profit margins do not increase to support the higher levels of operating expenses, the Company's business, operating results and financial condition would be materially adversely affected. There can be no assurance that the Company will ever achieve profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Significant Fluctuations in Quarterly Operating Results; Seasonality. The Company's revenues and operating results have varied substantially in the past and are likely to vary substantially in the future due to a variety of factors, including (i) demand for its products, (ii) the length of the sales cycle for the Company's software products, which is typically two to six months, (iii) the fact that a significant portion of the Company's revenues in any given quarter may be recognized in the last month, weeks or even days of the quarter,
(iv) variations in the length of the implementation process of the Company's products, (v) the mix of license and service revenues, (vi) the timing of the introduction of new products or product enhancements by the Company and its competitors, (vii) the timing and success of sales and marketing programs,
(viii) changes in customer budgets, (ix) the timing and extent of product development programs and (x) seasonality of technology purchases by customers and general economic conditions. The Company's expense levels are based, in significant part, on its expectations as to future revenues and are largely fixed in the short term. As a result, the Company may be unable to adjust spending in a timely manner to compensate for any unexpected shortfall in revenues. Accordingly, any significant shortfall of revenues in relation to the Company's expectations would have an immediate and material adverse effect on the Company's business, operating results and financial condition. In addition, the Company has increased, and plans to continue to increase its operating expenses to expand its research and development, professional services, sales and marketing, and administrative organizations. The timing of such expansion and the rate at which new personnel become productive could cause material fluctuations in quarterly and annual results of operations. The Company has experienced, and may experience in the future, significant seasonality in its business, and the Company's business, operating results and financial condition may be affected by such trends in the future. Revenues have historically increased at higher rates in the fourth quarter of the year and at lower rates in the next succeeding quarter, which the Company believes is due to a number of factors, including the Company's quota-based compensation arrangements, typical of those used in software companies, and year-end budgetary pressures on the Company's customers. The Company believes that this seasonal trend will continue for the foreseeable future. Due to all of the foregoing factors, period-to-period comparisons of the revenues and operating results of the Company are not necessarily meaningful and such comparisons cannot be relied upon as indicators of future performance. There also can be no assurance that the Company will be able to sustain the rates of revenue growth that it has experienced in the past, or that the Company will be able to improve its operating results. In addition, the Company's operating results in future periods may be below the expectations of securities analysts and investors. In that event, the market price of the Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Product Concentration; New Product. Until 1997, substantially all of the Company's revenues were derived from its ULTIPRO for LAN product and related services. The Company has shifted its focus from a product based on DOS and local area network ("LAN") technologies, ULTIPRO for LAN, to a product based on Windows and client/server technologies, UltiPro for Windows. As a result of this shift and the decrease in general market demand for DOS-based products, the Company's revenues from its ULTIPRO for LAN product have been declining and are expected to decline for the foreseeable future. There can be no assurance that the decline in revenues from sales of ULTIPRO for LAN will not have a material adverse effect on the Company's business, operating results and financial condition. While the Company still derives revenues from the support, service and limited sales of the ULTIPRO for LAN product line, its UltiPro for Windows product and related services are expected to account for substantially all of the Company's revenues for the foreseeable future. In the year ended December 31, 1997 and the three months ended March 31, 1998, UltiPro for Windows license and service revenues accounted for $5.2 million, or 29.4%, and $5.2 million, or 69.1%, of the Company's total revenues, respectively. However, to date, the Company has had only limited experience with customer acceptance and use, as well as in implementing, UltiPro for Windows. Accordingly, the Company's future success will depend on maintaining and increasing acceptance of UltiPro for Windows and related services and its ability to successfully implement the product. There can be no assurance that UltiPro for Windows will gain broad market acceptance or that the Company will be able to successfully implement UltiPro for Windows in a timely manner. Any factors adversely affecting the demand for UltiPro for Windows would have a material adverse effect on the Company's business, operating results and financial condition. See "Management Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Products."

     Uncertainties Relating to Acquisition of Acquired Resellers. In February and March 1998, the Company acquired the businesses of the Acquired Resellers. In each of the years ended December 31, 1996 and 1997 and the three months ended March 31, 1998, the Acquired Resellers accounted for $2.7 million, or 28.9%, and $3.5 million, or 19.6%, and $1.6 million, or 21.5%, respectively, of the Company's total revenues. The success of the acquisitions will depend on a number of factors, including the Company's ability to integrate the businesses and operations of the Acquired Resellers with those of the Company, to retain certain key personnel of the Acquired Resellers, and to preserve and expand the businesses and operations of the Acquired Resellers. There can be no assurance that the Company will be able to successfully integrate and operate the businesses of the Acquired Resellers or that it will not experience losses as a result of the acquisitions. Failure to achieve the anticipated benefits of the acquisitions or to successfully integrate the operations of the Acquired Resellers could have a material adverse effect upon the business, operating results and financial condition of the Company.

     Management of Growth. The Company has experienced a period of rapid growth. For example, the number of the Company's employees has increased from 75 as of December 31, 1995 to 281 as of March 31, 1998. The growth of the Company's business and expansion of its customer base has placed, and is expected to continue to place, a significant strain on the Company's management and operations. The Company expects to continue to increase its research and development, professional services, sales and marketing and administrative operations. Accordingly, the Company's future operating results will depend on the ability of its management and other key employees to continue to implement and improve its systems for operations, financial control and information management and to recruit, train, manage and retain its employee base. There can be no assurance that the Company will be able to manage or continue to manage its recent or any future growth successfully, and any inability to do so would have a material adverse effect on the Company's business, operating results and financial condition.

     Risks Associated with Sales Channels. The Company sells its products and services primarily through a direct sales force. The Company's ability to achieve significant revenue growth in the future will depend, in part, on its success in recruiting, training and retaining sufficient direct sales personnel. The Company also markets its products and services through a network of national, local and regional strategic partners, and is attempting to establish more of such relationships. Historically, a significant portion of the Company's revenues have been derived from sale of the Company's products by certain third-party resellers. By March 1998, the Company had acquired the businesses of all of its third-party resellers in order to gain greater control over its distribution channel. There can be no assurance that the Company's shift to a direct distribution channel will be successful. The Company's ability to achieve significant revenue growth in the future will depend, in large part, upon the success of its direct sales force, its ability to establish and maintain relationships with strategic partners and its ability to adapt its sales channels to address the evolving markets for its products. Failure to do so could have a material adverse effect on the Company's business, operating results and financial condition. See "-- Uncertainties Relating to Acquisition of Acquired Resellers," "Business -- Strategy" and "-- Sales and Marketing."

     Rapid Technological Change; Dependence on New Products. The market for the Company's products is characterized by rapid technological advancements, changes in customer requirements, frequent new product introductions and enhancements and changing industry standards. The life cycles of the Company's products are difficult to estimate and the Company's current market position could be undermined by rapid technological changes and the introduction of new products and enhancements by new or existing competitors. The Company's growth and future success will depend, in part, upon its ability to enhance its current products and introduce new products in order to keep pace with products offered by the Company's competitors, adapt to technological advancements and changing industry standards and expand the functionality of its products to address the increasingly sophisticated requirements of its customers. There can be no assurance that the Company will have sufficient resources to make the necessary investments or that it will not experience difficulties that could delay or prevent the successful development, introduction or marketing of new products or enhancements. In addition, there can be no assurance that such products or enhancements will meet the requirements of the marketplace or achieve market acceptance or that the Company's existing and potential customers will migrate to client/server environments at the rate expected by the Company. Any failure by the Company to anticipate or respond adequately to technological advancements, customer requirements and changing industry standards, or any significant delays in the development, introduction or availability of new products or enhancements, could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Product Development."

     Competition. The Company's future success will depend significantly upon its ability to increase its share of its target market, to maintain and increase its renewal revenues from existing customers and to sell additional products, product enhancements, maintenance and support agreements and training and consulting services to existing and new customers. The HRMS/payroll market is intensely competitive. The Company has a variety of competitors, including
(i) a number of companies, such as Cyborg Systems, Inc., Genesys Software Systems, Inc., Lawson Software, Inc., Oracle Corporation, PDS Software, Inc., PeopleSoft, Inc. and SAP America, Inc. which offer HRMS/payroll software products for use on mainframes and/or client/server systems; (ii) large service bureaus, such as Automatic Data Processing, Inc. ("ADP") and Ceridian Corporation; and (iii) the internal payroll/human resources departments of potential customers which use custom-written software. The Company believes that existing competitors and new market entrants will attempt to develop in-house systems that will compete with the Company's products. Many of the Company's current and potential competitors have significantly greater financial, technical, marketing and other resources than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and to changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than can the Company. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures will not materially adversely affect the Company's business, operating results and financial condition. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. There can be no assurance that competitors will not develop products that are superior to the Company's products or achieve greater market acceptance. See "Business -- Industry Overview" and "-- Competition."

     Protection of Intellectual Property; Risks of Infringement. The Company's success is dependent in part on its ability to protect its proprietary rights. The Company licenses its products in object code form only, although it has source code escrow arrangements when required by customers. The Company relies on a combination of copyright, trademark and trade secret laws, as well as confidentiality agreements and licensing arrangements, to establish and protect its proprietary rights. The Company does not have any patents or patent applications pending, and existing copyright, trademark and trade secret laws afford only limited protection. Accordingly, there can be no assurance that the Company will be able to protect its proprietary rights against unauthorized third party copying or use, which could materially adversely affect the Company's business, operating results and financial condition. Despite the Company's efforts to protect its proprietary rights, attempts may be made by unauthorized parties to copy or reverse engineer aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Moreover, there can be no assurance that others will not develop products that perform comparably to the Company's proprietary products. Policing the unauthorized use of the Company's products is difficult. Litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trademarks, copyrights or trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results and financial condition.

     As is common in the software industry, the Company from time to time may become aware of third-party claims of infringement by the Company's operations or products of third-party proprietary rights. While the Company is not currently aware of any such claim, the Company's software products may increasingly be subject to such claims as the number of products and competitors in the Company's industry grows and the functionality of products overlaps and as the issuance of software patents becomes increasingly common. Any such claims, with or without merit, can be time consuming and expensive to defend, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty agreements, if required, may not be available on terms acceptable to the Company, or at all, which could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Intellectual Property Rights."

     Reliance on Microsoft Corporation and Other Third-Party Technologies. The Company's software products are designed primarily to operate with Microsoft Corporation ("Microsoft") technologies and the Company's strategy requires that its products and technology be compatible with new developments in Microsoft technology. Although the Company believes that Microsoft technologies are currently widely utilized by businesses of all sizes, there can be no assurance that businesses will continue to adopt such technologies as anticipated, will migrate from older Microsoft technologies (such as DOS or earlier versions of Windows) to newer Microsoft technologies or will not adopt alternative technologies that are incompatible with the Company's products. If businesses do not migrate from older technologies and adopt the Microsoft technologies with which the Company's products are compatible, the Company's business, operating results and financial condition could be materially and adversely affected. In addition, the Company's products utilize certain software licensed to it by other third-party software developers. Although the Company believes that there are alternatives for these products, any significant interruption in the availability of such third-party software could have a material adverse impact on the Company's sales unless and until the Company can replace the functionality provided by these products. Moreover, the Company is to a certain extent dependent upon such third parties' abilities to enhance their current products, to develop new products on a timely and cost-effective basis and to respond to emerging industry standards and other technological changes. There can be no assurance that the Company would be able to replace the functionality provided by the third-party software currently offered in conjunction with the Company's products in the event that such software becomes obsolete or incompatible with future versions of the Company's products or is otherwise not adequately maintained or updated. The absence of or any significant delay in the replacement of that functionality could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- The Ultimate Solution" and "-- Strategy."

     Timely Release of Periodic Updates to Reflect Tax Law and Other Regulatory Changes. The Company's products are affected by changes in laws and regulations and generally must be updated annually or periodically to maintain their accuracy and competitiveness. There can be no assurance that the Company will be able to release these annual or periodic updates on a timely basis in the future. Failure to do so could have a material adverse effect on market acceptance of the Company's products, which could have a material adverse effect on the Company's business, operating results and financial condition. In addition, significant changes in tax laws and regulations or other regulatory provisions applicable to the Company's products could require the Company to make a significant investment in product modifications, which could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Products" and "-- Product Development."

     Product Errors; Product Liability. Software products such as those offered by the Company frequently contain undetected errors or failures when first introduced or as new versions are released. Testing of the Company's products is particularly challenging because it is difficult to simulate the wide variety of computing environments in which the Company's customers may deploy these products. Despite extensive testing, the Company from time to time has discovered defects or errors in its products. There can be no assurance that such defects, errors or difficulties will not cause delays in product introductions and shipments, result in increased costs and diversion of development resources, require design modifications or decrease market acceptance or customer satisfaction with the Company's products. In addition, there can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found after commencement of commercial shipments, resulting in loss of or delay in market acceptance, which could have a material adverse effect upon the Company's business, operating results and financial condition. The Company has included security features in its products that are intended to protect the privacy and integrity of customer data. Despite the existence of these security features, the Company's software products may be vulnerable to break-ins and similar disruptive problems. Addressing these evolving security issues may require significant expenditures of capital and resources by the Company, which may have a material adverse effect on the Company's business, operating results and financial condition.

     Although the Company has not experienced any material product liability claims to date, the sale and support of software products and the performance of related services by the Company entails the risk of such claims. The Company's products are used by customers in connection with the preparation and filing of tax returns and other regulatory reports. If any of the Company's products contain errors that produce inaccurate results upon which users rely, or cause users to misfile or fail to file required information, the Company could be subject to liability claims from users which could, in turn, materially adversely affect the Company's business, operating results and financial condition. The Company's license agreements with its customers typically contain provisions intended to limit the Company's exposure to such claims, but such provisions may not be effective in limiting the Company's exposure. There can be no assurance that the contractual limitations used by the Company will be enforceable or will provide the Company with adequate protection against product liability claims in certain jurisdictions. A successful claim for product or service liability brought against the Company could result in substantial cost to the Company and divert management's attention from the Company's operation, which could have a material adverse effect upon the Company's business, operating results and financial condition.

     Year 2000 Compliance. Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance. The Company believes that the purchasing patterns of customers and potential customers may be affected by Year 2000 issues. Many companies are expending significant resources to correct or patch their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase software products such as those offered by the Company. Many potential customers may also choose to defer purchasing Year 2000 compliant products until they believe it is absolutely necessary, thus resulting in potentially stalled market sales within the industry. Conversely, Year 2000 issues may cause other companies to accelerate purchases, thereby causing an increase in short-term demand and a consequent decrease in long-term demand for software products. Additionally, Year 2000 issues could cause a significant number of companies, including current Company customers, to reevaluate their current financial accounting system needs, and, as a result consider switching to other systems or suppliers. Any of the foregoing could result in a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Dependence on Key Personnel. The Company's success depends to a significant extent upon a limited number of members of senior management and other key employees, including Scott Scherr, the Company's Chairman of the Board, President and Chief Executive Officer, and Alan Goldstein, M.D., the Company's Executive Vice President and Chief Technology Officer and a director of the Company. The Company does not have employment contracts with any of its key personnel other than certain non-competition and confidentiality agreements entered into with Mr. Scherr and Dr. Goldstein. The Company maintains key man life insurance for Scott Scherr in the amount of $2.0 million. The loss of the service of one or more key managers or other employees could have a material adverse effect upon the Company's business, operating results and financial condition. See "Management."

     Control by Principal Stockholders, Officers and Directors. Upon completion of the Offering, the present directors, executive officers and principal stockholders of the Company will beneficially own in the aggregate approximately 35.2% of the outstanding Common Stock (34.4% if the Underwriters' over-allotment option is exercised in full). These directors, officers and stockholders will be able to substantially influence the business and affairs of the Company, including the election of individuals to the Company's Board of Directors, and to otherwise affect the outcome of certain actions that require stockholder approval, including the adoption of amendments to the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"), and certain mergers, sales of assets and other business acquisitions or dispositions. This concentration of ownership may have the effect of delaying or preventing a change in control of the Company, which could limit the price that investors might be willing to pay in the future for shares of the Common Stock. See "Management" and "Principal Stockholders."

     Dilution. Investors participating in the Offering will incur immediate and substantial dilution of pro forma net tangible book value per share of $8.73 from the initial public offering price. To the extent outstanding options to purchase the Company's Common Stock are exercised, there will be further dilution to investors participating in this Offering. There can be no assurance that the Company will not require additional funds to support its working capital requirements or for other purposes, in which case the Company may seek to raise such additional funds through public or private equity financing or from other sources. There can be no assurance that such additional financing will be available or that, if available, such financing will be obtained on terms favorable to the Company and would not result in additional dilution of the Company's stockholders. See "Dilution."

     Broad Discretion in Allocation of Net Proceeds. The principal purposes of the Offering are to increase the Company's equity capital, to create a public market for the Common Stock, to increase the visibility of the Company in the marketplace and to facilitate future access by the Company to public equity markets. The Company expects to use the net proceeds from the Offering for general corporate purposes, including the funding of working capital, and repayment of certain of the Company's indebtedness. Although the Company has no plans, commitments or agreements with respect to any material acquisitions as of the date of this Prospectus, the Company may seek acquisitions of businesses, products or technologies that are complementary to those of the Company, and a portion of the net proceeds may be used for such acquisitions. Accordingly, the Company will have significant flexibility in applying the net proceeds of the Offering. See "Use of Proceeds."

     No Prior Public Market; Possible Volatility of Stock Price. Prior to the Offering, there has been no public market for the Common Stock and there is no assurance that an active trading market will develop or be sustained after the Offering. The initial public offering price was determined through negotiations among the Company and the representatives of the Underwriters and may not be indicative of the market price of the Common Stock after the Offering. The trading price of the Common Stock is likely to be highly volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, announcements of technological innovations, new products or new contracts by the Company or its competitors, developments with respect to patents, copyrights or proprietary rights, conditions and trends in the software industry, changes in financial estimates by securities analysts, general market conditions and other factors. In addition, the public equity markets have from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the stock of technology companies. These broad market fluctuations, as well as shortfalls in sales or earnings as compared with securities analysts' expectations, changes in such analysts' recommendations or projections and general economic and market conditions, may materially and adversely affect the market price of the Common Stock. See "Underwriting."

     Shares Eligible for Future Sale. Sales of significant amounts of Common Stock in the public market after the Offering or the perception that such sales will occur could adversely affect the market price of the Common Stock or the future ability of the Company to raise capital through an offering of its equity securities. 15,870,715 shares of Common Stock will be outstanding upon completion of the Offering. The 3,250,000 shares offered hereby will be eligible for immediate sale in the public market without restriction unless the shares are purchased by "affiliates" of the Company within the meaning of Rule 144 of the Securities Act of 1933, as amended (the "Securities Act").

     The remaining 12,620,715 shares of Common Stock held by existing stockholders upon completion of the Offering will be "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under the Securities Act. Directors, officers and certain stockholders of the Company holding an aggregate of 12,067,667 shares of Common Stock have agreed that they will not sell, directly or indirectly, any Common Stock without the prior consent of Donaldson, Lufkin & Jenrette Securities Corporation for a period of either 90 or 180 days from the date of this Prospectus (the "Lock-up Agreements"). Subject to these Lock-up Agreements and the provisions of Rule 144, additional shares will be available for sale in the public market (subject in the case of shares held by affiliates in compliance with certain volume restrictions) as follows: (i) 369,237 shares will be available for immediate sale in the public market on the date of this Prospectus, (ii) 62,969 shares will be eligible for sale on June 17, 1998, (iii) 311,956 shares will be eligible for sale 90 days after the date of this Prospectus, (iv) 10,643,497 shares will be eligible for sale 180 days after the date of this Prospectus and (v) 1,233,056 shares will be eligible for sale under Rule 144 upon the expiration of the applicable one-year holding periods.

     Promptly after the date of this Prospectus, the Company intends to file a Registration Statement on Form S-8 under the Securities Act to register all shares of Common Stock issuable under the Company's Nonqualified Stock Option Plan. Such registration statement will become effective immediately upon filing, and shares covered by that Registration Statement will thereupon be eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates. The Company is unable to predict the effect that sales made under Rule 144, or otherwise, may have on the then prevailing market price of the Common Stock. The holders of approximately 8,227,807 shares of Common Stock are entitled to certain incidental and demand registration rights with respect to such shares. By exercising their registration rights, such holders could cause a large number of shares to be registered and sold in the public market. Sales pursuant to Rule 144 or other exemptions from registration, or pursuant to registration rights, may have an adverse effect on the market price for the Common Stock and could impair the Company's ability to raise capital through offerings of its equity securities. See "Shares Eligible for Future Sale."

     Anti-Takeover Effect of Certain Certificate of Incorporation, By-Law and Statutory Provisions; Possible Issuance of Preferred Stock. The Company's Certificate of Incorporation and Amended and Restated By-Laws (the "By-Laws"), as well as Delaware corporate law, contain certain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. The Company has adopted certain amendments to its Certificate of Incorporation and By-Laws, to be effective immediately prior to the consummation of the Offering, which will, among other things, (i) divide the Company's Board of Directors into three classes, which will serve for staggered three-year terms,
(ii) provide that a special meeting of the stockholders may only be called by the Chairman of the Board or the President or by the Secretary at the request in writing of a majority of the members of the Board of Directors and (iii) eliminate the ability of the stockholders to take any action without a meeting. The By-Laws also establish certain advance notice procedures for nomination of candidates for election as directors and for stockholder proposals to be considered at stockholders' meetings. These provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock.


     In addition, the Company intends to enter into a Rights Agreement (the "Rights Agreement") promptly following the consummation of the Offering pursuant to which a preferred stock purchase right (collectively, the "Rights") will be attached to each share of Common Stock and will become exercisable under certain specified circumstances involving the acquisition of or tender offer for 15% or more of the issued and outstanding shares of Common Stock. The issuance of the Rights will have certain anti-takeover effects by causing substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors. See "Description of Capital Stock -- Preferred Stock" and "-- Anti-Takeover Effects of Certain Provisions of Delaware Law and the Certificate of Incorporation and By-Laws."

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 3,250,000 shares of Common Stock offered by the Company pursuant to the Offering are estimated to be $29,340,000 ($32,395,050 if the Underwriters' over-allotment option is exercised in full), at the offering price of $10.00 per share after deducting the underwriting discounts and commissions and estimated Offering expenses payable by the Company. The principal purposes of the Offering are to increase the Company's equity capital, to create a public market for the Common Stock, to increase the visibility of the Company in the marketplace and to facilitate future access by the Company to public equity markets. The Company expects to use the net proceeds from the Offering for the repayment of certain indebtedness in the approximate amount of $3.6 million and general corporate purposes, including working capital. The Company may also use a portion of the net proceeds to fund acquisitions of complementary businesses, products or technologies. Although the Company may periodically review potential acquisition opportunities, there are no current agreements with respect to any such transactions. Pending such uses, the Company intends to invest the net proceeds from the Offering in short-term, investment-grade, interest-bearing securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources."


                                DIVIDEND POLICY


     The Company has never declared or paid any cash dividends on its capital stock and does not anticipate paying any cash dividends in the foreseeable future. The Company currently intends to retain future earnings to fund the development and growth of its business. The payment of dividends in the future, if any, will be at the discretion of the Board of Directors.

                                CAPITALIZATION


     The following table sets forth the capitalization of the Company as of March 31, 1998 (i) on a pro forma basis to give effect to (a) the conversion of all outstanding shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock into shares of Common Stock, (b) the conversion of all outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock into shares of Common Stock, (c) the amendment to the Company's Certificate of Incorporation adopted by the Company's Board of Directors and stockholders increasing the number of authorized shares of Preferred Stock and Common Stock of the Company and (d) a 10.119-for-1 split of the Company's Common Stock to be effected immediately prior to the consummation of the Offering, and (ii) pro forma as adjusted to give effect to the sale of 3,250,000 shares of Common Stock offered hereby at the initial public offering price of $10.00 per share and after deducting underwriting discounts and commissions and estimated Offering expenses payable by the Company. This information should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus.



                                                                              AS OF MARCH 31, 1998
                                                                           --------------------------
                                                                                           PRO FORMA
                                                                            PRO FORMA     AS ADJUSTED
                                                                                 (IN THOUSANDS)
Long-term borrowings ...................................................    $     574     $     574
                                                                            ---------     ---------
Stockholders' equity:
 Preferred Stock, $0.01 par value, 2,500,000 shares authorized, no
   shares outstanding ..................................................           --            --
 Common Stock, $0.01 par value, 50,000,000 shares authorized, 12,620,715 pro forma and 15,870,715 pro forma as adjusted shares issued and
   outstanding (1) .....................................................          126           159
Additional paid-in capital .............................................       35,643        64,950
Accumulated deficit ....................................................      (44,457)      (44,457)
                                                                            ---------     ---------
 Total stockholders' equity (deficit) ..................................       (8,688)       20,652
                                                                            ---------     ---------
  Total capitalization .................................................    $  (8,114)    $  21,226
                                                                            =========     =========

---------------------
(1) Excludes (i) 1,846,130 shares subject to options outstanding as of the date hereof and (ii) 3,213,370 additional shares reserved for issuance pursuant to options available for grant under the Company's Nonqualified Stock Option Plan. See "Management--Stock Option Plan."

                                   DILUTION


     As of March 31, 1998, the pro forma net tangible book value (deficit) of the Company was ($9,566,000) or $(0.76) per share of Common Stock. Pro forma net tangible book value per share is equal to the Company's pro forma total tangible assets less pro forma total liabilities, divided by the total number of shares of Common Stock outstanding. After giving effect to the sale by the Company of the 3,250,000 shares of Common Stock offered hereby at the initial public offering price of $10.00 per share, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company, the pro forma net tangible book value of the Company as of March 31, 1998 would have been $20.2 million, or $1.27 per share of Common Stock. This represents an immediate increase in pro forma net tangible book value of $2.03 per share to existing stockholders and an immediate dilution of $8.73 per share to new stockholders. The following table illustrates this per share dilution:



Initial public offering price per share ................................                  $  10.00
 Pro forma net tangible deficit per share before the Offering ..........     $ (0.76)
 Increase per share attributable to new investors ......................        2.03
Pro forma net tangible book value per share after the Offering .........                      1.27
                                                                                          --------
Dilution per share to new investors ....................................                  $   8.73
                                                                                          ========

     The following table summarizes, on a pro forma basis as of March 31, 1998, the difference between the existing stockholders and new stockholders with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price paid per share by existing stockholders and by new stockholders:




                                      SHARES PURCHASED          TOTAL CONSIDERATION
                                  ------------------------   --------------------------    AVERAGE PRICE
                                     NUMBER       PERCENT        AMOUNT        PERCENT       PER SHARE
Existing stockholders .........   12,620,715        79.5%     $32,795,853        50.2%       $  2.60
New stockholders ..............    3,250,000        20.5       32,500,000        49.8          10.00
                                  ----------       -----      -----------       -----
 Total ........................   15,870,715       100.0%     $62,295,853       100.0%
                                  ==========       =====      ===========       =====

     The foregoing tables and calculations assume no exercise of outstanding options. There were 1,846,130 shares subject to options outstanding as of the date hereof and 3,213,370 additional shares reserved for issuance pursuant to options available for grant under the Company's Nonqualified Stock Option Plan. See "Management--Stock Option Plan."

                     SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data is qualified by reference to and should be read in conjunction with "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. The Statement of Operations Data presented below for each of the years in the three year period ended December 31, 1997 and the Balance Sheet Data as of December 31, 1996 and 1997 have been derived from the Company's Financial Statements included elsewhere in this Prospectus which have been audited by Arthur Andersen LLP whose report with respect thereto appears elsewhere in this Prospectus. The Balance Sheet Data as of December 31, 1995 has been derived from audited financial statements not included herein. The Balance Sheet Data as of December 31, 1993 and 1994 and as of March 31, 1998 and the Statement of Operations Data for the years ended December 31, 1993 and 1994 and for each of the three months ended March 31, 1997 and 1998 have been derived from the unaudited financial statements of the Company. In the opinion of management, the unaudited financial statements include all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation of its financial position and the results of operations for such periods. The selected financial data for the three months ended March 31, 1998 are not necessarily indicative of the results to be expected for the year ending December 31, 1998 or any other future period. The financial data reflects the results of the Company and the Acquired Resellers (The Ultimate Software Group of the Carolinas, Inc., The Ultimate Software Group of Virginia, Inc., Ultimate Investors Group, Inc., Ultimate Software Group of New York/New England G.P. and The Ultimate Software Group of Northern California, Inc.), as if the Company and the Acquired Resellers had operated as one entity during the periods presented. These acquisitions were accounted for under the poolings-of-interest method of accounting. See the Consolidated Financial Statements and the related Notes thereto included elsewhere in the Prospectus.

                                                                                                       THREE MONTHS ENDED
                                                     YEARS ENDED DECEMBER 31,(1)                           MARCH 31(1)
                                     ------------------------------------------------------------ -----------------------------
                                        1993        1994        1995        1996         1997          1997           1998
                                                                                                    (IN THOUSANDS, EXCEPT PER
                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)                      SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
 License ...........................  $   537    $    796    $  1,929    $   4,273    $   7,232     $     818    $      3,123
 Service ...........................      303         325       1,344        4,253        9,081         1,958           4,075
 Other .............................      296       1,051         454          786        1,279           254             373
                                      -------    --------    --------    ---------    ---------     ---------    ------------
  Total revenues ...................    1,136       2,172       3,727        9,312       17,592         3,030           7,571
                                      -------    --------    --------    ---------    ---------     ---------    ------------
Cost of revenues:
 License ...........................       --          --          --           --          195            --             204
 Service ...........................      103         299       1,794        5,388        8,539         1,961           3,444
 Other .............................        7          13          40          458          835           184             299
                                      -------    --------    --------    ---------    ---------     ---------    ------------
  Total cost of revenues ...........      110         312       1,834        5,846        9,569         2,145           3,947
                                      -------    --------    --------    ---------    ---------     ---------    ------------
Operating expenses:
 Sales and marketing ...............      257         798       2,645       10,451       13,656         3,395           3,814
 Research and development                 629         914       2,591        3,360        4,837           883           1,419
 General and administrative               506       1,683       1,268        3,007        4,148         1,021             916
 Amortization of
  acquired intangibles .............       --          --          39        6,932        1,442           284             191
                                      -------    --------    --------    ---------    ---------     ---------    ------------
  Total operating expenses              1,392       3,395       6,543       23,750       24,083         5,583           6,340
                                      -------    --------    --------    ---------    ---------     ---------    ------------
  Operating loss ...................     (366)     (1,535)     (4,650)     (20,284)     (16,060)       (4,698)         (2,716)
Compensation related
 to modification of escrow
 agreement (3) .....................       --          --          --           --           --            --          (4,184)
Interest expense ...................      (46)        (33)        (94)        (179)        (206)          (58)            (38)
Interest and other income ..........       --           3          13           77          250            26               9
                                      -------    --------    --------    ---------    ---------     ---------    ------------
  Net loss .........................  $  (412)   $ (1,565)   $ (4,731)   $ (20,386)   $ (16,016)    $  (4,730)         (6,929)
                                      =======    ========    ========    =========    =========     =========    ============
Net loss per share--basic and
 diluted (2) .......................  $ (0.06)   $  (0.24)   $  (0.71)   $   (2.30)   $   (1.37)    $   (0.46)   $      (0.55)
                                      =======    ========    ========    =========    =========     =========    ============
Weighted average number of
 shares outstanding--basic
 and diluted (2) ...................    6,660       6,660       6,660        8,854       11,710        10,330          12,621
                                      =======    ========    ========    =========    =========     =========    ============

                                                          AS OF DECEMBER 31,                           AS OF MARCH 31, 1998
                                     ------------------------------------------------------------ ------------------------------
                                                                                                                     PRO
                                                                                                                     FORMA
                                                                                                       PRO            AS
                                         1993        1994        1995         1996         1997     FORMA(4)     ADJUSTED(5)
                                                                                                  -----------   ------------
 BALANCE SHEET DATA:
 Cash and cash equivalents .........  $   244    $    208    $    421    $   1,420    $   3,270     $     658    $     27,820
 Working capital (deficit) .........      628         562      (1,341)      (4,231)      (6,220)       (9,483)         19,857
 Total assets ......................      754       1,507       2,736        7,990       12,439        12,096          39,258
 Long-term borrowings ..............      236         174         324          217           54           574             574
 Stockholders' equity
  (deficit) ........................      474         564        (924)      (2,442)      (5,508)       (8,688)         20,652

---------------------
(1) Consolidated financial data gives retroactive effect to the acquisitions of the Acquired Resellers, which was accounted for under the poolings-of-interest method of accounting, as if the Company and the Acquired Resellers had operated as one entity during the periods presented. See the Consolidated Financial Statements and the related Notes thereto included elsewhere in this Prospectus.
(2) See Note 2 of the Notes to Consolidated Financial Statements for information regarding the computation of net loss per share.
(3)   See Note 15 of the Notes to Consolidated Financial Statements.
(4) Pro forma to give effect to (i) the conversion of all outstanding shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock into shares of Common Stock and (ii) the conversion of all outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock into shares of Common Stock. See Note 15 of the Notes to Consolidated Financial Statements.
(5) Pro forma as adjusted to give effect to the sale of 3,250,000 shares of Common Stock offered hereby at the initial public offering price of $10.00 per share, after deducting underwriting discounts and commissions and estimated Offering expenses payable by the Company and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those contained in the forward-looking statements. Factors that may cause such differences include, but are not limited to, those discussed below as well as those discussed elsewhere in this Prospectus.


OVERVIEW

     The Company designs, markets, implements and supports technologically advanced, cross-industry HRMS/payroll software solutions. The Company's solutions are marketed primarily to middle-market organizations, with 300 to 15,000 employees, but are scaleable to address the needs of much larger organizations. The Company's core product, UltiPro for Windows, automates an organization's HRMS/ payroll function and is an enabling tool in the cost-efficient management of the employee life cycle, from inception of employment through retirement. As part of its comprehensive HRMS/payroll solution, the Company provides high quality implementation, training and ongoing support services to its customers. The Company has customers in a wide variety of industries, including: manufacturing, food services, retail, healthcare, technology, finance, insurance, real estate, transportation, communications, services and sports.

     The Company was originally organized in August 1990 as The Ultimate Software Group, Ltd., a Florida limited partnership (the "Partnership"). The Company was incorporated in April 1996, at the direction of the Partnership, for the purpose of acquiring and operating the existing business of the Partnership. The Company began as a reseller of private label PC-based payroll software products targeted to organizations with under 200 employees. In early 1992, the Company began to develop a new product that would offer greater flexibility, more features, more applications and the ability to handle the needs of larger organizations. In July 1993, the Company launched its first proprietary product, ULTIPRO for LAN, a DOS-based software solution for local area network personal computers. In 1996, in anticipation of the general market shift to Windows and client/server applications, the Company began developing a client/server HRMS/payroll software solution. In June 1997, the Company launched UltiPro for Windows, its 32-bit, object-oriented HRMS/payroll solution for middle-market organizations. As a result, in 1996 and 1997, significant investments were made in research and development, sales and marketing and professional services to develop, sell and support the Company's client/server solution. Since the release of UltiPro for Windows, the principal source of the Company's license revenues has shifted from its DOS-based product to its client/server product. UltiPro for Windows has higher license fees, service fees and gross margins than the Company's DOS-based product. While the Company continues to support its DOS-based product, it no longer actively markets this product.

     Prior to 1995, the Company sold its products solely through a network of third-party resellers ("Resellers"). In exchange for certain fees, the Resellers were granted exclusive rights to sell the Company's products in certain geographic areas. In mid-1995, in order to gain greater control over its distribution channels, the Company shifted its distribution strategy from its network of Resellers to a direct sales force. As a result, in 1995, the Company acquired the businesses of three Resellers and in April 1996, acquired the businesses of nine additional Resellers. These acquisitions were accounted for under the purchase method of accounting and resulted in the Company recording approximately $8.8 million of goodwill. In February and March 1998, the Company acquired the businesses of the Acquired Resellers, which were the only remaining Resellers. These acquisitions were accounted for under the poolings-of-interest method of accounting. In the years ended December 31, 1996 and 1997 and the three months ended March 31, 1998, the Acquired Resellers accounted for $2.7 million, or 28.9%, and $3.5 million, or 19.6%, and $1.6 million, or 21.5%, respectively, of the Company's total revenues.

     The Company's revenues are derived from two principal sources: software licenses ("license revenues") and fees for maintenance, implementation, training and consulting services (collectively, "service revenues"). License revenues include (i) revenues from noncancellable software license agreements entered into between the Company and its customers with respect to its products and (ii) in 1995 and part of 1996, revenues from noncancellable software license agreements entered into between the Company and its Resellers. License revenues are generally recognized upon the delivery of the related software product when all significant contractual obligations have been satisfied. Until such delivery, the

Company records amounts received when contracts are signed as customer deposits. As of March 31, 1998, the Company had licensed its DOS-based product, ULTIPRO for LAN, to approximately 750 organizations and its client/server solution, UltiPro for Windows, to approximately 105 organizations.

     Service revenues are recognized as services are performed and delivered. Included in service revenues are maintenance fees for maintaining, supporting and providing periodic updates, which are recognized ratably over the service period, generally one year. Upon delivery of the software, amounts included in the contract relating to unperformed service revenues are recorded as deferred revenue. All of the Company's customers that purchased software during 1996 and 1997 purchased maintenance and support contracts. During the years ended December 31, 1996 and 1997, average annual renewal rates for existing maintenance and support customers exceeded 95%. Maintenance and support contracts are generally priced as a percentage of the initial license fee for the underlying products.

     The Company employs a multi-channel sales and marketing strategy utilizing a direct sales organization, strategic marketing alliances, and a network of national, regional and local implementation partners. Sales through direct channels generally have higher gross margins than sales through indirect channels, although these higher margins may be offset, in whole or in part, by higher sales and marketing expenses.

     In accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, the Company has evaluated the establishment of technological feasibility of its products during the development phase. The time period during which costs could be capitalized from the point of reaching technological feasibility until the time of general product release is very short, and, consequently, the amounts that could be capitalized are not material to the Company's financial position or operating results.


RESULTS OF OPERATIONS

     The following table sets forth the Statement of Operations Data of the Company, expressed as a percentage of total revenues, as applicable, for the periods indicated.



                                                            YEARS ENDED DECEMBER 31,             THREE MONTHS ENDED MARCH 31,
                                                  --------------------------------------------   ----------------------------
                                                       1995            1996           1997            1997           1998
STATEMENT OF OPERATIONS DATA:
Revenues:
 License ......................................         51.8%           45.9%          41.1%           27.0%          41.3%
 Service ......................................         36.0            45.7           51.6            64.6           53.8
 Other ........................................         12.2             8.4            7.3             8.4            4.9
                                                      ------          ------          -----          ------          -----
   Total revenues .............................        100.0           100.0          100.0           100.0          100.0
                                                      ------          ------          -----          ------          -----
Cost of revenues:
 License ......................................           --              --            1.2              --            2.7
 Service ......................................         48.1            57.9           48.5            64.7           45.5
 Other ........................................          1.1             4.9            4.7             6.1            4.0
                                                      ------          ------          -----          ------          -----
   Total cost of revenues .....................         49.2            62.8           54.4            70.8           52.2
                                                      ------          ------          -----          ------          -----
Operating expenses:
 Sales and marketing ..........................         71.0           112.2           77.6           112.0           50.4
 Research and development .....................         69.5            36.1           27.5            29.1           18.7
 General and administrative ...................         34.1            32.3           23.6            33.7           12.1
 Amortization of acquired intangibles .........          1.0            74.4            8.2             9.4            2.5
                                                      ------          ------          -----          ------          -----
   Total operating expenses ...................        175.6           255.0          136.9           184.2           83.7
                                                      ------          ------          -----          ------          -----
  Operating loss ..............................       (124.8)         (217.8)         (91.3)         (155.0)         (35.9)
Compensation related to modification of
  escrow agreement ............................           --              --             --              --          (55.2)
Interest expense ..............................         (2.5)           (1.9)          (1.1)           (1.9)          (0.5)
Interest and other income .....................          0.4             0.8            1.4             0.8            0.1
                                                      ------          ------          -----          ------          -----
   Net loss ...................................       (126.9)%        (218.9)%        (91.0)%        (156.1)%        (91.5)%
                                                      ======          ======          =====          ======          =====

COMPARISON OF THREE MONTHS ENDED MARCH 31, 1998 AND 1997

     Revenues. Total revenues, consisting of license revenues, service revenues and other revenues, increased 149.9% from $3.0 million for the three months ended March 31, 1997 to $7.6 million for the three months ended March 31, 1998.


     License revenues increased 282.0% from $0.8 million for the three months ended March 31, 1997 to $3.1 million for the three months ended March 31, 1998. This increase was primarily attributable to the introduction and sale of UltiPro for Windows, which has significantly higher license fees than ULTIPRO for LAN. UltiPro for Windows accounted for 92.6% of license revenues for the three months ended March 31, 1998.

     Service revenues increased 108.1% from $2.0 million for the three months ended March 31, 1997 to $4.1 million for the three months ended March 31, 1998. The increase in service revenues was primarily attributable to an increase in services related to the implementation of UltiPro for Windows. UltiPro for Windows has significantly higher service revenue per implementation than ULTIPRO for LAN. In addition, maintenance revenues increased as a result of an increase in the installed base of UltiPro for Windows and, to a lesser extent, ULTIPRO for LAN customers.

     Other revenues consist of revenues generated primarily from sales of payroll-related forms. Other revenues increased 46.7% from $0.3 million for the three months ended March 31, 1997 to $0.4 million for the three months ended March 31, 1998. The increase in other revenues was primarily attributable to an increase in the Company's installed base of customers.

     Cost of revenues. The cost of revenues consists of cost of license revenues, cost of service revenues and cost of other revenues. Cost of license revenues consists of fees payable to a third party for software products distributed by the Company. Cost of service revenues consists of costs to provide consulting, implementation, maintenance, technical support and training to the Company's customers and the cost of providing periodic updates. Cost of other revenues consists of costs related to sales of payroll-related forms.

     Cost of license revenues increased from zero for the three months ended March 31, 1997 to $0.2 million for the three months ended March 31, 1998. This increase was primarily attributable to fees payable to a third party for software products distributed by the Company, which commenced with the launch of UltiPro for Windows.

     Cost of service revenues increased by 75.6% from $2.0 million for the three months ended March 31, 1997 to $3.4 million for the three months ended March 31, 1998. This increase was primarily attributable to hiring of additional implementation services personnel, as well as costs associated with the utilization of third-party implementation partners. Cost of service revenues decreased as a percentage of service revenues from 100.2% to 84.5% for the three months ended March 31, 1997 and 1998, respectively. This decrease was primarily due to an increase in service revenues.

     Cost of other revenues increased by 62.2% from $0.2 million for the three months ended March 31, 1997 to $0.3 million for the three months ended March 31, 1998. This increase was primarily attributable to an increase in the Company's installed base of customers. Cost of other revenues increased as a percentage of other revenues from 72.6% to 80.2% for the three months ended March 31, 1997 and 1998, respectively. This increase was a result of increased product costs.

     Sales and marketing. Sales and marketing expenses consist primarily of salaries, sales commissions, travel and promotional expenses, and facility and communication costs for direct sales offices. Sales and marketing expenses increased by 12.4% from $3.4 million for the three months ended March 31, 1997 to $3.8 million for the three months ended March 31, 1998. This increase was primarily attributable to higher costs associated with an increase in sales and marketing personnel, including salary and commission expenses, and increased marketing activities relating to the introduction of UltiPro for Windows. Sales and marketing expenses as a percentage of total revenues decreased from 112.0% to 50.4% for the three months ended March 31, 1997 and 1998, respectively. This decrease was primarily due to an increase in total revenues.

     Research and development. Research and development expenses primarily consist of software development personnel costs. Research and development expenses increased by 60.7% from $0.9 million for the three months ended March 31, 1997 to $1.4 million for the three months ended March 31, 1998. This increase was primarily attributable to the hiring of additional programmers and engineers for the development and enhancement of UltiPro for Windows and for the development of new HRMS/payroll related modules. Research and development expenses as a percentage of total revenues decreased from 29.1% to 18.7% for the three months ended March 31, 1997 and 1998, respectively. This decrease was primarily due to an increase in total revenues.

     General and administrative. General and administrative expenses consist primarily of salaries of executive, administrative and financial personnel, as well as provisions for doubtful accounts and outside professional fees. General and administrative expenses decreased by 10.3% from $1.0 million for the three months ended March 31, 1997 to $0.9 million for the three months ended March 31, 1998. This decrease was primarily attributable to a reduction in overhead. General and administrative expenses as a percentage of total revenues decreased from 33.7% to 12.1% for the three months ended March 31, 1997 and 1998, respectively. This decrease was due to an increase in total revenues.

     Amortization of acquired intangibles. Amortization of acquired intangibles consists of goodwill amortization associated with the acquisition of nine Resellers in April 1996. Goodwill amortization decreased 32.6% from $0.3 million for the three months ended March 31, 1997 to $0.2 million for the three months ended March 31, 1998.

     Compensation related to modification of escrow agreement. Compensation expense is related to the modification of an escrow agreement, pursuant to which certain shares of the Company's Class B Common Stock were placed in escrow (the "Class B Escrow Agreement"). In March 1998, the Class B Escrow Agreement was modified to provide for the release of all of the shares of Class B Common Stock held in escrow upon the execution of a firm underwriting agreement for the Company's capital stock on or before July 1, 1998. Accordingly, $4.2 million of compensation expense was recorded as of the date of modification, representing the number of shares of stock released to directors, officers and employees of the Company multiplied by the difference between the fair market value of the Class B Common Stock on the date of modification and the price paid by the holders of the shares.


COMPARISON OF FISCAL YEARS ENDED DECEMBER 31, 1997 AND 1996

     Revenues. Total revenues increased 88.9% from $9.3 million for the year ended December 31, 1996 to $17.6 million for the year ended December 31, 1997.

     License revenues increased 69.2% from $4.3 million for the year ended December 31, 1996 to $7.2 million for the year ended December 31, 1997. This increase was primarily attributable to the introduction and sale of UltiPro for Windows, which has significantly higher license fees than ULTIPRO for LAN. The increase in UltiPro for Windows license revenues was offset, in part, by a decrease in license revenues attributable to ULTIPRO for LAN resulting from a decrease in the sales and marketing of the Company's DOS-based product. UltiPro for Windows accounted for 58.6% of license revenues for the year ended December 31, 1997.

     Service revenues increased 113.5% from $4.3 million for the year ended December 31, 1996 to $9.1 million for the year ended December 31, 1997. The increase in service revenues was primarily attributable to services related to the implementation of UltiPro for Windows and increased implementations of the Company's ULTIPRO for LAN product licensed in the fiscal year ended December 31, 1996. UltiPro for Windows has significantly higher service revenue per implementation than ULTIPRO for LAN. In addition, maintenance revenues increased as a result of an increase in the installed base of UltiPro for Windows and ULTIPRO for LAN customers.

     Other revenues increased 62.8% from $0.8 million for the year ended December 31, 1996 to $1.3 million for the year ended December 31, 1997. The increase in other revenues was primarily attributable to an increase in the Company's installed base of customers.

     Cost of revenues. Cost of license revenues increased from zero for the year ended December 31, 1996 to $0.2 million for the year ended December 31, 1997. The increase was primarily attributable to fees payable to a third party for software products distributed by the Company, which commenced with the launch of UltiPro for Windows.

     Cost of service revenues increased by 58.5% from $5.4 million for the year ended December 31, 1996 to $8.5 million for the year ended December 31, 1997. This increase was primarily attributable to hiring of additional implementation services personnel, as well as costs associated with the utilization of third-party implementation partners. Cost of service revenues decreased as a percentage of service revenues from 126.7% to 94.0% for the years ended December 31, 1996 and 1997, respectively. This decrease was primarily due to an increase in service revenues.

     Cost of other revenues increased by 82.3% from $0.5 million for the year ended December 31, 1996 to $0.8 million for the year ended December 31, 1997. This increase was primarily attributable to an increase in the Company's installed base of customers. Cost of other revenues increased as a percentage of other revenues from 58.2% to 65.2% for the years ended December 31, 1996 and December 31, 1997. This increase was a result of increased product costs.

     Sales and marketing. Sales and marketing expenses increased by 30.7% from $10.5 million for the year ended December 31, 1996 to $13.7 million for the year ended December 31, 1997. This increase was primarily attributable to higher costs associated with an increase in sales and marketing personnel, including salary and commission expenses, and increased marketing activities relating to the introduction of UltiPro for Windows. Sales and marketing expenses as a percentage of total revenues decreased from 112.2% to 77.6% for the years ended December 31, 1996 and 1997, respectively. This decrease was primarily due to an increase in total revenues.

     Research and development. Research and development expenses increased by 44.0% from $3.4 million for the year ended December 31, 1996 to $4.8 million for the year ended December 31, 1997. This increase was primarily attributable to the hiring of additional programmers and engineers for the development and enhancement of UltiPro for Windows and for the development of new HRMS/payroll related modules. Research and development expenses as a percentage of total revenues decreased from 36.1% to 27.5% for the years ended December 31, 1996 and 1997, respectively. This decrease was primarily due to an increase in total revenues.

     General and administrative. General and administrative expenses increased by 38.0% from $3.0 million for the year ended December 31, 1996 to $4.1 million for the year ended December 31, 1997. This increase was due to an increase in the provision for doubtful accounts directly related to the increase in the Company's customer base, an increase in personnel and overhead necessary to manage and support the growth of the Company and an increase in professional fees due to the increased use of professional service providers. General and administrative expenses as a percentage of total revenues decreased from 32.3% to 23.6%, for the years ended December 31, 1996 and 1997, respectively. This decrease was due to an increase in total revenues.

     Amortization of acquired intangibles. Goodwill amortization decreased 79.2% from $6.9 million for the year ended December 31, 1996 to $1.4 million for the year ended December 31, 1997. Such decrease was attributable to the Company's recording of additional amortization of $0.3 million in 1997 compared to additional amortization of $5.1 million as a result of the operating results and projected future cash flows of the nine Resellers acquired in 1996 indicating an impairment of the related intangibles acquired. Such change was made in accordance with the provisions of SFAS 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of. The Company had amortized $8.4 million of goodwill as of December 31, 1997. See "--Comparison of Fiscal Years Ended December 31, 1996 and 1995--Amortization of acquired intangibles." Goodwill in the amount of $0.6 million remained on the balance sheet as of December 31, 1997, and will be amortized over the subsequent ten months.

     Provision for income taxes (benefit). No provision or benefit for federal, state or foreign income taxes was made for the years ended December 31, 1996 or December 31, 1997 due to the operating losses incurred in the respective periods. The Company has reported only tax losses to date and consequently has approximately $21.5 million of net operating loss carryforwards, which expire at various times through the year 2012, available to offset future taxable income. The timing of attaining profitability may result in the expiration of net operating loss carryforwards before utilization. Additionally, utilization of such net operating losses may be limited as a result of cumulative ownership changes in the Company's equity instruments. The Company's deferred tax assets at December 31, 1997 were $10.0 million, consisting primarily of net operating loss carryforwards. The Company's benefit of deferred tax assets has been fully reserved as of December 31, 1997 as the realization of deferred taxes is dependent on future events and earnings, if any, the timing and extent of which are uncertain.


COMPARISON OF FISCAL YEARS ENDED DECEMBER 31, 1996 AND 1995

     Revenues. Total revenues increased 149.9% from $3.7 million for the year ended December 31, 1995 to $9.3 million for the year ended December 31, 1996.

     License revenues increased 121.5% from $1.9 million for the year ended December 31, 1995 to $4.3 million for the year ended December 31, 1996. This increase was primarily due to an increase in demand for and sales of the Company's ULTIPRO for LAN product.

     Service revenues increased 216.4% from $1.3 million for the year ended December 31, 1995 to $4.3 million for the year ended December 31, 1996. This increase was primarily attributable to services related to increased implementations of the Company's ULTIPRO for LAN product and an increase in the Company's installed base of customers.

     Other revenues consist of revenues generated from sales of payroll-related forms and fees received in connection with the grant by the Company of exclusive rights to sell the Company's products in certain geographic areas. Other revenues increased by 73.3% from $0.5 million for the year ended December 31, 1995 to $0.8 million for the year ended December 31, 1996. The increase in other revenues was primarily attributable to an increase in the Company's installed base of customers.

     Cost of revenues. There was no cost of license revenues for the years ended December 31, 1995 and December 31, 1996.

     Cost of service revenues increased by 200.3% from $1.8 million for the year ended December 31, 1995 to $5.4 million for the year ended December 31, 1996. This increase was primarily attributable to hiring of additional implementation services personnel. Cost of service revenues decreased as a percentage of service revenues from 133.5% to 126.7% on a pro forma basis for the years ended December 31, 1995 and 1996. This decrease was due to an increase in service revenues.

     Cost of other revenues increased from $40,000 for the year ended December 31, 1995 to $0.5 million for the year ended December 31, 1996. Cost of other revenues increased as a percentage of other revenues from 8.7% to 58.2%. This increase was due to an increase in product costs.

     Sales and marketing. Sales and marketing expenses increased by 295.1% from $2.6 million for the year ended December 31, 1995 to $10.5 million for the year ended December 31, 1996. This increase was primarily attributable to an increase in the Company's direct sales force, an increase in the number of sales offices in 1996, an increase in commission expenses and increased marketing activities. Sales and marketing expenses as a percentage of total revenues increased 71.0% to 112.2% for the years ended December 31, 1995 and 1996, respectively. This increase was primarily due to a greater increase sales and marketing expenses in relation to the increase in total revenues.

     Research and development. Research and development expenses increased by 29.7% from $2.6 million for the year ended December 31, 1995 to $3.4 million for the year ended December 31, 1996. This increase was primarily attributable to the hiring of additional programmers and engineers for the development of UltiPro for Windows and for continued enhancements to ULTIPRO for LAN. Research and development expenses as a percentage of total revenues decreased from 69.5% to 36.1% for the years ended December 31, 1995 and 1996, respectively. This decrease was due to an increase in total revenues.

     General and administrative. General and administrative expenses increased by 137.0% from $1.3 million for the year ended December 31, 1995 to $3.0 million for the year ended December 31, 1996.

This increase was primarily due to an increase in the provision for doubtful accounts directly related to the increase in the customer base, an increase in personnel and overhead necessary to manage and support the growth of the Company, and an increase in professional fees due to the increased use of professional service providers. General and administrative expenses as a percentage of total revenues decreased from 34.0% to 32.3% for the years ended December 31, 1995 and 1996, respectively. This decrease was due to an increase in total revenues.


     Amortization of acquired intangibles. Goodwill amortization increased from $39,000 for the year ended December 31, 1995 to $6.9 million for the year ended December 31, 1996. The Company incurred goodwill as a result of the acquisition of nine Resellers in April 1996. In accordance with the provisions of SFAS 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of, as of December 31, 1996, the Company determined based on the operating results, as well as projected future cash flows, of the nine Resellers that an impairment of acquired intangibles had occurred. At the time of the acquisitions of the nine Resellers, the Company anticipated that the migration of the acquired DOS-based customer base to a PC-based Windows product, which was then under development, would provide the Company with additional revenues over the next twelve to eighteen months. In addition, the Company believed that the sales personnel it was acquiring would generate additional revenues for the Company. However, after the acquisition of the nine Resellers, the Company abandoned the development of the PC-based Windows product in the fall of 1996 because of certain technological limitations, and began development of a client/server product. Consequently, the Company revised its revenue expectations from the acquisition of the nine Resellers' installed base of customers. In addition, due to the complexity associated with selling a more sophisticated and higher priced client/server product, the Company revised its revenue expectations from the acquired sales personnel. Accordingly, the Company charged $5.1 million to amortization to reduce acquired intangibles to their estimated realizable value.


     Provision for income taxes (benefit). No provision or benefit for federal, state or foreign income taxes was made for the year ended December 31, 1996 due to operating losses incurred in the periods. As of December 31, 1996, the Company had reported only tax losses to date and consequently had approximately $8.6 million of net operating loss carryforwards, which expire at various times through the year 2011, available to offset future taxable income. The timing of attaining profitability may result in the expiration of net operating loss carryforwards before utilization. Additionally, utilization of such net operating losses may be limited as a result of cumulative ownership changes in the Company's equity instruments. The Company's deferred tax assets at December 31, 1996 were $4.5 million, consisting primarily of net operating loss carryforwards. The Company's benefit of deferred tax assets has been fully reserved as of December 31, 1996 as the realization of deferred taxes is dependent on future events and earnings, if any, the timing and extent of which are uncertain. No provision or benefit for federal, state or foreign income taxes was made for the year ended December 31, 1995 and for the period ended April 1996 because the Company operated as a partnership during those periods and, accordingly, the partners were taxed individually on their share of partnership earnings.

QUARTERLY RESULTS OF OPERATIONS


     The following table sets forth certain unaudited quarterly results of operations for each of the quarters in the years ended December 31, 1996 and 1997 and for the three months ended March 31, 1998. In management's opinion, this unaudited information has been prepared on the same basis as the audited consolidated financial statements and includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the information for the quarters presented, when read in conjunction with the Company's Consolidated Financial Statements and Notes thereto, included elsewhere in this Prospectus. The Company believes that quarter-to-quarter comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.




                                          QUARTERS ENDED
                        --------------------------------------------------
                          MAR. 31,     JUNE 30,    SEPT. 30,    DEC. 31,
                            1996         1996         1996        1996
                                          (IN THOUSANDS)
Revenues:
 License ..............   $    778     $    682    $    933     $  1,880
 Service ..............        549          694       1,191        1,819
 Other ................        119          219         183          265
                          --------     --------    --------     --------
   Total revenues .....      1,446        1,595       2,307        3,964
                          --------     --------    --------     --------
Cost of revenues:
 License ..............         --           --          --           --
 Service ..............        626        1,286       1,653        1,823
 Other ................         50          105          93          210
                          --------     --------    --------     --------
   Total cost of
    revenues ..........        676        1,391       1,746        2,033
                          --------     --------    --------     --------
Operating expenses:
 Sales and
 marketing ............        884        2,582       3,278        3,707
 Research and
  development .........        603          846         954          957
 General and
  administrative ......        306          878         865          958
 Amortization of
  acquired
  intangibles .........         21          470         695        5,746
                          --------     --------    --------     --------
   Total operating
     expenses .........      1,814        4,776       5,792       11,368
                          --------     --------    --------     --------
  Operating loss ......     (1,044)      (4,572)     (5,231)      (9,437)
Compensation
 related to
 modification of
 escrow agreement .....         --           --          --           --
Interest expense ......        (41)         (35)        (22)         (81)
Interest and other
 income ...............          2           27          19           29
                          --------     --------    --------     --------
   Net loss ...........   $ (1,083)    $ (4,580)   $ (5,234)    $ (9,489)
                          ========     ========    ========     ========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                               QUARTERS ENDED
                        ------------------------------------------------------------
                          MAR. 31,     JUNE 30,    SEPT. 30,   DEC. 31,    MAR. 31,
                            1997         1997         1997       1997        1998
                                               (IN THOUSANDS)
Revenues:
 License ..............   $    818     $    792    $    709    $ 4,913    $  3,123
 Service ..............      1,958        1,652       1,900      3,571       4,075
 Other ................        254          267         290        468         373
                          --------     --------    --------    -------    --------
   Total revenues .....      3,030        2,711       2,899      8,952       7,571
                          --------     --------    --------    -------    --------
Cost of revenues:
 License ..............         --           --          --        195         204
 Service ..............      1,961        1,877       2,139      2,562       3,444
 Other ................        184          152         174        325         299
                          --------     --------    --------    -------    --------
   Total cost of
    revenues ..........      2,145        2,029       2,313      3,082       3,947
                          --------     --------    --------    -------    --------
Operating expenses:
 Sales and
 marketing ............      3,395        3,413       3,345      3,503       3,814
 Research and
  development .........        883        1,152       1,342      1,460       1,419
 General and
  administrative ......      1,021          858         818      1,451         916
 Amortization of
  acquired
  intangibles .........        284          437         437        284         191
                          --------     --------    --------    -------    --------
   Total operating
     expenses .........      5,583        5,860       5,942      6,698       6,340
                          --------     --------    --------    -------    --------
  Operating loss ......     (4,698)      (5,178)     (5,356)      (828)     (2,716)
Compensation
 related to
 modification of
 escrow agreement .....         --           --          --         --      (4,184)
Interest expense ......        (58)         (64)        (50)       (34)        (38)
Interest and other
 income ...............         26           38          86        100           9
                          --------     --------    --------    -------    --------
   Net loss ...........   $ (4,730)    $ (5,204)   $ (5,320)   $  (762)   $ (6,929)
                          ========     ========    ========    =======    ========

     The following table sets forth unaudited quarterly results of operations as a percentage of total revenues, as applicable, for each of the quarters in the years ended December 31, 1996 and 1997 and for the three months ended March 31, 1998.




                                            QUARTERS ENDED
                        ------------------------------------------------------
                          MAR. 31,      JUNE 30,     SEPT. 30,      DEC. 31,
                            1996          1996          1996          1996
Revenues:
 License ..............      53.8%         42.8%         40.5%         47.4%
 Service ..............      38.0          43.5          51.6          45.9
 Other ................       8.2          13.7           7.9           6.7
                            -----        ------        ------        ------
   Total revenues .....     100.0         100.0         100.0         100.0
                            -----        ------        ------        ------
Cost of revenues:
 License ..............        --            --            --            --
 Service ..............      43.3          80.6          71.7          46.0
 Other ................       3.5           6.6           4.0           5.3
                            -----        ------        ------        ------
   Total cost of
    revenues ..........      46.8          87.2          75.7          51.3
                            -----        ------        ------        ------
Operating expenses:
 Sales and
 marketing ............      61.1         162.0         142.1          93.6
 Research and
 development ..........      41.7          53.0          41.3          24.1
 General and
  administrative ......      21.2          55.0          37.5          24.1
 Amortization of
   acquired
    intangibles .......       1.5          29.5          30.1         144.9
                            -----        ------        ------        ------
   Total operating
     expenses .........     125.5         299.5         251.0         286.7
                            -----        ------        ------        ------
  Operating loss ......     (72.3)       (286.7)       (226.7)       (238.0)
Compensation
 related to
 modification of
 escrow agreement .....        --            --            --            --
Interest expense ......     ( 2.8)       (  2.2)       (  1.0)       (  2.0)
Interest and other
 income ...............       0.1           1.7           0.8           0.7
                            -----        ------        ------        ------
   Net loss ...........     (75.0)%      (287.2)%      (226.9)%      (239.3)%
                            =====        ======        ======        ======

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                                  QUARTERS ENDED
                        -------------------------------------------------------------------
                           MAR. 31,      JUNE 30,     SEPT. 30,     DEC. 31,     MAR. 31,
                             1997          1997          1997         1997         1998
Revenues:
 License ..............       27.0%         29.2%         24.5%        54.9%        41.3%
 Service ..............       64.6          60.9          65.5         39.9         53.8
 Other ................        8.4           9.9          10.0          5.2          4.9
                            ------        ------        ------        -----        -----
   Total revenues .....      100.0         100.0         100.0        100.0        100.0
                            ------        ------        ------        -----        -----
Cost of revenues:
 License ..............         --            --            --          2.2          2.7
 Service ..............       64.7          69.2          73.8         28.6         45.5
 Other ................        6.1           5.6           6.0          3.6          4.0
                            ------        ------        ------        -----        -----
   Total cost of
    revenues ..........       70.8          74.8          79.8         34.4         52.2
                            ------        ------        ------        -----        -----
Operating expenses:
 Sales and
 marketing ............      112.0         125.9         115.4         39.1         50.4
 Research and
 development ..........       29.1          42.5          46.3         16.3         18.7
 General and
  administrative ......       33.7          31.6          28.2         16.2         12.1
 Amortization of
   acquired
    intangibles .......        9.4          16.2          15.1          3.2          2.5
                            ------        ------        ------        -----        -----
   Total operating
     expenses .........      184.2         216.2         205.0         74.8         83.7
                            ------        ------        ------        -----        -----
  Operating loss ......     (155.0)       (191.0)       (184.8)       ( 9.2)       (35.9)
Compensation
 related to
 modification of
 escrow agreement .....         --            --            --           --        (55.2)
Interest expense ......     (  1.9)       (  2.4)       (  1.7)       ( 0.4)       ( 0.5)
Interest and other
 income ...............        0.8           1.4           3.0          1.1          0.1
                            ------        ------        ------        -----        -----
   Net loss ...........     (156.1)%      (192.0)%      (183.5)%      ( 8.5)%      (91.5)%
                            ======        ======        ======        =====        =====

     The Company has experienced, and may experience in the future, significant seasonality in its business, and the Company's business, operating results and financial condition may be affected by such trends in the future. Revenues have historically increased at higher rates in the fourth quarter of the year and at lower rates in the next succeeding quarter, which the Company believes is due to a number of factors, including the Company's quota-based compensation arrangements, typical of those used in software companies, and year-end budgetary pressures on the Company's customers. The Company believes that this seasonal trend may continue for the foreseeable future.

     The Company's quarterly revenues and operating results have varied significantly in the past and are likely to vary substantially from quarter to quarter in the future. Specifically, the Company experienced a significant increase in license revenues in the quarter ended December 31, 1997 compared to the previously ended quarter. The Company believes that this increase was primarily due to (i) the introduction and sale of UltiPro for Windows which has a significantly higher license fee than ULTIPRO for LAN and (ii) the recognition of license revenues in the quarter ended December 31, 1997 for products licensed during the previous periods for which significant vendor obligations remained and were subsequently satisfied in the quarter ended December 31, 1997. Such fluctuations may result in volatility in the price of the Company's Common Stock. In the future, the Company's operating results may fluctuate as a result of a number of factors, including increased expenses, timing of product releases, increased competition, variations in the mix of revenues, announcements of new products by the Company or its competitors and capital spending patterns of the Company's customers. The Company establishes its expenditure levels based upon its expectations as to future revenues, and, if revenue levels are below expectations, expenses can be disproportionately high. As a result, a drop in near term demand for the Company's products could significantly affect both revenues and profits in any quarter. As a result of these factors, there can be no assurance that the Company will be able to establish or, if established, maintain profitability on a quarterly basis.


LIQUIDITY AND CAPITAL RESOURCES

     Since inception, the Company has funded its operations primarily through the sale of private equity securities and, to a lesser extent, equipment financing and borrowing arrangements.

     As of March 31, 1998, the Company had $658,000 in cash and cash equivalents. The Company's working capital deficit at March 31, 1998 was $9.5 million. Excluding customer deposits and deferred revenue of $9.6 million, the Company would have had a working capital balance of $117,000 at March 31, 1998.


     The Company's operating activities used $4.0 million, $10.0 million and $8.0 million for the years ended December 31, 1995, 1996 and 1997, respectively, and $4.4 million for the three months ended March 31, 1998, principally for sales and marketing and research and development. Investing activities, consisting of capital expenditures (primarily computer equipment) provided (used) $36,000, ($0.6 million), ($1.5 million) and ($21,000) for the years ended December 31, 1995, 1996 and 1997, and for the three months ended March 31, 1998, respectively. At March 31, 1998, the Company had no material commitments for capital expenditures. Financing activities generated $4.1 million, $11.7 million and $11.3 million for the years ended December 31, 1995, 1996 and 1997, respectively, and $1.8 million for the three months ended March 31, 1998. Such cash was primarily attributable to proceeds from private placements of the Company's stock and from borrowings.

     The Company has a working capital revolving line of credit with a bank, which is secured by the Company's accounts receivable and bears interest at a rate equal to LIBOR plus 4.875% per annum. The amount available under this facility is limited to the lesser of 80% of the Company's eligible accounts receivable, as defined, or $4.0 million. The line of credit was increased to the lesser of 80% of the Company's eligible accounts receivable, as defined, or $6.0 million for the period beginning April 23, 1998 and ending September 30, 1998. The facility will expire on October 30, 1998. At March 31, 1998, $2.2 million was outstanding under this line of credit.

     The Company believes that cash and cash equivalents, net proceeds from the Offering, cash from operations, and available borrowings under the line of credit will be sufficient to fund its operations for at least the next twelve months.


RECENT ACCOUNTING PRONOUNCEMENTS

     In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards Number 128, Earnings per Share ("SFAS 128"), which changes the method of calculating earnings per share. SFAS 128 requires the presentation of "basic" earnings per share and "diluted" earnings per share on the face of the income statement. Basic earnings per share is computed by dividing the net income available to common shareholders by the weighted average shares of outstanding common stock. The calculation of diluted earnings per share is similar to basic earnings per share except that the denominator includes dilutive common stock equivalents such as stock options and warrants. The statement is effective for financial statements for periods ending after December 15, 1997 and has been adopted by the Company in the quarter ended December 31, 1997.

     In October 1997, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountings issued Statement of Position 97-2, Software Revenue Recognition ("SOP 97-2"). SOP 97-2 requires companies to defer revenue and profit recognition if four required criteria of a sale are not met. In addition, SOP 97-2 requires that revenue be allocated to multiple element arrangements. SOP 97-2 is effective for all transactions entered into in fiscal years beginning after December 15, 1997. The Company has adopted the provisions of SOP 97-2 effective December 31, 1997 and such adoption did not have a material impact on the Company's business, operating results or financial condition.


     In June 1997, the FASB issued Statements of Financial Accounting Standards Number 130, Comprehensive Income ("SFAS 130"), and Number 131, Disclosures about Segments of an Enterprise ("SFAS 131"). The Company is required to adopt these statements in 1998. SFAS 130 establishes standards for reporting comprehensive income and SFAS 131 establishes standards for reporting information about operating segments. Management does not believe that the adoption of SFAS 130 and 131 will have a significant impact on the Company's financial statements or related disclosures.


THE YEAR 2000 ISSUE


     The Company does not believe that it has material exposure to the Year 2000 issue with respect to its own information systems since its existing systems correctly define the year 2000. Although the Company believes that the information systems of its major vendors (insofar as they relate to the Company's business) comply with Year 2000 requirements, there can be no assurance that the Year 2000 issue will not affect the information systems of the Company's major vendors as they relate to the Company's business, or that any such impact of a major vendor's information system would not have a material adverse effect on the Company.

                                   BUSINESS

     The Company designs, markets, implements and supports technologically advanced, cross-industry human resource management and payroll software solutions. The Company's solutions are marketed primarily to middle-market organizations having 300 to 15,000 employees, but are scaleable to address the needs of much larger organizations. The Company's products automate an organization's HRMS/payroll function and are enabling tools in the cost-efficient management of the employee life cycle, from inception of employment through retirement. The Company believes its most recent product, UltiPro for Windows, introduced in June 1997, is the first 32-bit, object-oriented HRMS/payroll software solution which takes advantage of Microsoft SQL Server and Microsoft NT technologies. The Company believes that UltiPro for Windows' distributed, object-oriented architecture provides significant advantages over other HRMS/payroll software products, including greater scalability and transaction throughput, reduced total cost of ownership and ease of implementation, customization and use. UltiPro for Windows is designed to support new technologies as they emerge, including the Internet and corporate intranets, and to be readily integrated with other applications. As part of its comprehensive HRMS/payroll solution, the Company provides high quality implementation, training and ongoing support services to its customers. In December 1997, Human Resource Executive, a leading human resource industry publication, selected UltiPro for Windows as the only HRMS/payroll software product to be included as one of the Top Ten HR Products of the Year.

     The Company reaches its customer base and target market through its direct sales force and a network of national, regional and local strategic partners. As of March 31, 1998, the Company had licensed its earlier DOS-based product, ULTIPRO for LAN, to approximately 750 organizations and its UltiPro for Windows solution to approximately 105 organizations. The Company's customers operate in a wide variety of industries, including manufacturing, food services, retail, healthcare, technology, finance, insurance, real estate, transportation, communications, services and sports. The Company's customers include: Bill Heard Enterprises, Inc., Callaway Gardens Resorts, Inc., Discovery Zone, Inc., Duro Bag Manufacturing Company, First American Corporation, The Florida Marlins Baseball Club, Ingram Entertainment, Inc., The Krystal Company, National Realty Trust (Coldwell Banker), Telemundo Group, Inc., United States Filter Corporation and Winn Dixie Stores, Inc.


INDUSTRY OVERVIEW

     Increased competitive pressures and rapidly changing market conditions are continually challenging organizations of all sizes to enhance profitability by improving operating efficiencies and implementing better cost controls. Because human resource management and payroll processing are core functions that require a significant allocation of resources, the HRMS/payroll functions have increasingly become mission-critical within many organizations. As the work force has become more mobile and geographically dispersed, management of HRMS/payroll functions has increased in complexity and requires greater flexibility, accuracy, accountability and security controls. In addition, multiple tax jurisdictions, intricate corporate structures and the variety of benefit plans afforded to employees further compound the complexity of HRMS/payroll functions. As a result, managing administrative details such as tracking employee benefits, updating employee files and incorporating payroll taxes can become increasingly burdensome, leading to inefficiencies, inaccuracies and higher costs. Effective management of HRMS/ payroll functions requires highly specialized expertise and the ability to remain abreast of frequently changing regulatory requirements such as federal, state and local tax withholding regulations, equal employment opportunity laws and other government regulations, including the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") and the Occupational Safety and Health Act of 1970 ("OSHA"). More recently, organizations have actively sought to improve employee morale and retention by empowering their employees through the provision of electronic access to human resource benefits and payroll information.

     Traditionally, many organizations have utilized third-party outsourcing vendors in an attempt to address the increasingly high costs associated with the management of HRMS/payroll functions. According to Business Communications Company, Inc., a market research company, the market for third-party HRMS/payroll outsourcing was approximately $9.8 billion in 1996. In theory, the advantage of outsourcing lies in the belief that an organization can focus on its core competencies and rely upon a third-party vendor to stay abreast of frequently changing regulatory requirements and to manage HRMS/payroll functions cost effectively. In practice, however, outsourcing can be an inflexible and expensive alternative, particularly for middle-market organizations, because the organization gives up control over critical processes, such as scheduling pay cycles and reporting, which can result in greater inefficiency and insufficient data for decision-making. Furthermore, certain features and functional requirements, such as timely printing of off-cycle checks to correct errors or meet unexpected demand, are limited due to the technological restraints and generic nature of the outsourcing process. Moreover, use of third-party outsourcing vendors for payroll processing limits an organization's ability to achieve operational efficiencies by integrating the information common to both human resources management and payroll processing. Without such integration, organizations are required to enter information twice, thereby increasing the likelihood of mistakes and the costs associated with maintaining duplicate records. For example, when changes are made to an employee's benefit plans in a human resource system, the changes are not automatically translated into corresponding adjustments in the payroll processing system.

     As an alternative to outsourcing, many organizations have historically automated their HRMS/ payroll functions by developing in-house legacy systems to address their needs. However, because of the use of proprietary programming languages to write legacy applications, such in-house HRMS/payroll systems are typically cumbersome, time consuming to operate and expensive to implement, customize, update and support. Additionally, many legacy systems use proprietary operating and database management systems, thereby reducing compatibility with other information systems used within an organization. As a result, these legacy systems have certain utility constraints, particularly for middle-market organizations that usually do not have sufficient information technology resources necessary to operate, manage and enhance such systems. Moreover, the failure of many legacy systems to comply with Year 2000 requirements has further exacerbated the limitations of such systems and has caused organizations to seek alternative solutions.

     With the advent of client/server technology as an alternative to in-house legacy systems and the greater availability of affordable computing solutions, many middle-market organizations are increasingly seeking to automate and streamline the mission-critical processes associated with HRMS/payroll functions. According to International Data Corporation ("IDC"), a market research company, the United States market for HRMS/payroll software licenses totaled $1.1 billion in 1996 and is projected to grow to $2.9 billion by the year 2001, representing a compound annual growth rate of 21.4%. IDC further estimates that the worldwide market for HRMS/payroll software licenses will experience the same rate of growth, moving from $1.6 billion in 1996 to $4.2 billion by 2001. The Company believes that the market for HRMS/payroll-related services is of equal or greater size than the market for HRMS/payroll software licenses and has similar growth characteristics.

     First-generation client/server technologies have provided organizations with greater flexibility to address their HRMS/payroll needs by combining the ease of use and data accessibility of personal computers with the high volume processing and data storage capabilities of minicomputers and mainframe legacy systems. However, these first-generation client/server solutions lack certain critical performance criteria and sophisticated security features, are difficult to implement and have a high cost of ownership because they have less built-in functionality than mainframe systems, are typically written in proprietary programming languages and cannot be readily integrated with the Internet and other emerging technologies. To date, many HRMS/payroll software vendors have simply ported traditional functionality to a first-generation client/server environment by preserving their core legacy system and underlying proprietary code and adapting only what is required to allow the application to operate in a client/server environment. In addition, vendors of first-generation client/server HRMS/payroll software typically provide enterprise-wide, or Enterprise Resource Planning ("ERP"), systems which seek to address an organization's financial, supply chain management, manufacturing and HRMS needs. However, HRMS is typically an add-on module with limited functionality in ERP systems. Furthermore, ERP systems have been designed primarily to meet the requirements of very large organizations and may not be particularly suitable for middle-market organizations. As a result, these first-generation client/ server and ERP systems are often plagued with many of the inconveniences of legacy systems, such as higher costs, lengthy implementation cycles and difficulties associated with customization.

     In recent years, a new generation of object-oriented, component-based client/server technologies has emerged. Object-oriented methodologies address many of the limitations of first-generation client/server systems and facilitate integration with newer technologies and the Internet. Object-oriented, component-based programming enables more rapid creation, customization and implementation because the software is built from libraries of pre-programmed, reusable components called "objects." The virtue of using a large portion of pre-tested code is that quality is improved and fewer programmers are required in the process, resulting in significant savings on development costs. Moreover, when a system update occurs, the customer does not overwrite or lose the customization that was created, resulting in a system that is much faster and easier to update. With advancements in client/server technology and new system architectures, processing can occur on two, three or more tiers. Distributing various processes to multiple servers, or tiers, enhances the system's speed, scalability, flexibility and maintainability.

     Middle-market organizations are increasingly seeking more cost-effective software solutions that (i) provide them greater control over their HRMS/payroll functions, (ii) deliver the broad functionality necessary to streamline and effectively manage the complex and administratively burdensome HRMS/ payroll functions, (iii) take advantage of the latest object-oriented client/server technologies that enable organizations to better utilize the Internet and other emerging technologies, (iv) are easy to implement, customize, update and use and can scale to accommodate an organization's growth, (v) empower their general employee populations by providing them with electronic access to human resource, benefits and payroll information and (vi) are reinforced by extensive service and support capabilities.


THE ULTIMATE SOLUTION

     The Company is focused on providing complete HRMS/payroll solutions to middle-market organizations. The Company's award-winning HRMS/payroll product provides middle-market organizations with a highly functional, cost-effective software solution that can be rapidly implemented and is designed to be easy to learn and use, leverage emerging technologies and scale to accommodate an organization's growth. The Company's core product, UltiPro for Windows, is an enabling tool in the cost-efficient management of the employee life cycle, from inception of employment through retirement. UltiPro for Windows is a feature-rich, completely integrated HRMS/payroll solution with embedded Internet technology, employee self-service capability and business intelligence tools of Cognos Corporation ("Cognos") for data analysis and generation of custom reports. As part of its comprehensive HRMS/ payroll solution, the Company provides high quality implementation, training and ongoing support through an extensive service and support network.

     The Company's solution is designed to offer the following benefits to its customers:

     Feature-Rich, Built-in Functionality. UltiPro for Windows is a feature-rich, completely integrated human resources, benefits administration and payroll software solution that enables organizations to minimize the time invested in burdensome HRMS/payroll administrative activities and facilitate strategic decision-making capabilities. UltiPro for Windows' robust built-in functionality provides users with many features that would otherwise require extensive customization or changes to source code including: sophisticated security controls, federal and state human resource regulatory compliance capability, safety tracking, benefit program management, and payroll tax tables for federal, state and thousands of local jurisdictions. In addition, UltiPro for Windows includes specific features designed to address problems faced by multiple-company organizations. For example, when an employee transfers from one company to another or works concurrently for multiple companies within an organization, UltiPro for Windows enables the organization to consolidate an employee's pay from all companies to ensure tax withholding limits are properly recognized and to generate a single W-2 reflecting the employee's aggregate income from all companies within the organization.

     Rapid Implementation and System Update Efficiency. The Company has designed UltiPro for Windows to minimize the time and effort required for implementation, customization and updating by incorporating into its product hundreds of built-in rules, options and complex calculation methods. The Company's standardized implementation methodology, experienced implementation staff, and customer training further facilitate rapid implementation. In addition, UltiPro for Windows' object-oriented technology improves efficiencies by enabling faster system updates. When users load system updates, they do not overwrite their customizations because the system stores custom changes as sub-classed objects or data that reside "outside" the core program, thus avoiding the time-consuming process of rewriting custom changes.

     Reduced Total Cost of Ownership. The Company believes its software solution provides significant cost saving opportunities for its customers. The Company believes that its feature-rich solution is competitively priced for middle-market organizations and significantly reduces the traditionally high implementation and customization costs associated with legacy and first-generation client/server systems. By using the Company's software solution, a customer may reduce the administrative and information technology support costs associated with an organization's HRMS/payroll functions. Since data for employee benefits and payroll calculations are maintained in a series of shared tables, UltiPro for Windows helps to reduce administrative costs by facilitating accurate information processing and reporting and reduces discrepancies, errors and the need for time-consuming adjustments. In addition, administrative costs can be reduced by providing an organization with greater access to information and control over reporting.

     Integration and Leveraging of Leading Technologies. The Company has consistently focused on identifying leading technologies and integrating them into its products. UltiPro for Windows incorporates and leverages leading technologies, such as Microsoft SQL Server, Microsoft NT Server, Borland's Delphi ("Delphi"), Lotus Domino, Java and ActiveX, to greatly enhance speed, convenience, dependability, ease of use and extensibility. For example, UltiPro for Windows is based on Delphi's object-oriented programming which enables more rapid product development, customization and implementation. In addition, UltiPro for Windows employs Internet- and intranet-enabled technologies to facilitate employees' access to human resource, payroll and benefits information and to remotely complete and update forms and information. This functionality addresses the growing demand for employee empowerment.

     Ease of Use and Navigation. The Company designs its products to be user-friendly and to simplify the complexities of managing employees and complying with government regulations in the HRMS/ payroll area. UltiPro for Windows is designed to enable users to find information quickly and easily. The Company has developed a user interface called the Employee Explorer that allows access to all employee information in one common area. The graphical user interface of UltiPro for Windows is designed to allow a user to access any part of the system quickly and efficiently.

     Comprehensive Professional Services and Industry-Specific Expertise. The Company provides high quality implementation, training and ongoing product and customer support services. The Company employs 86 people in professional services, which includes implementation, product support, technical support and training departments. Substantially all of the Company's product support associates have been designated as Certified Payroll Professionals ("CPP") by the American Payroll Association. Moreover, the Company's executives and managers have an average of over 10 years of experience in HRMS/payroll as well as 15 years in the software industry. This experience provides the Company with insights into trends in the HRMS/payroll area and provides the Company with the ability to better address its customers' HRMS/payroll needs. In addition, the Company employs a dedicated tax research team to track changes in the tax rules of more than 4,500 separate taxing jurisdictions and changes in other employee-related regulations.

     Employee Self-Service Capability. The Internet-enabled and security features of UltiPro for Windows are designed to allow an organization's employees to access employee human resource, payroll and benefits information and to remotely complete and update forms and information. The Employee Self-Service feature in UltiPro for Windows, which is scheduled for release in the third quarter of 1998, will help to address the growing demand for employee empowerment. In addition, by providing an additional means to communicate with its employees, employee self-service is designed to help to reduce an organization's administrative burden and resources to disseminate information to its employees.


STRATEGY

     The Company's objective is to be the leading provider of HRMS/payroll software solutions. Key components of the Company's strategy include:

     Extend Technology Leadership. The Company intends to continue to expend significant resources to further identify, utilize and take advantage of emerging technologies in order to maintain and extend its leadership position as a provider of technologically advanced HRMS/payroll solutions. The Company believes that by developing UltiPro for Windows as the first HRMS/payroll solution to use object-oriented, component-based technology in combination with Microsoft SQL Server operating on the Microsoft NT platform, as well as Internet-enabled technologies, the Company maintains a competitive advantage over other HRMS/payroll vendors. The Company seeks to identify and utilize new technologies to further enhance UltiPro for Windows' functionality and performance. In addition, the Company intends to continue to support new and emerging industry standards to ensure that its products continue to readily integrate with such technologies. The Company maintains technical relationships with many leading vendors, including Borland International Inc., Citrix Systems, Inc., Cognos, Lotus Development Corporation ("Lotus") and Microsoft. These relationships provide the Company with access to new and emerging technologies as well as products under development.

     Leverage Strategic Alliances. The Company intends to expand its existing, and develop new, strategic marketing relationships with leading software vendors. The Company believes that these relationships will provide it with access to a larger potential customer base and will enable the Company to leverage their technical and marketing expertise. The Company has strategic relationships with Microsoft and Lotus that involve coordinated public relations and marketing opportunities as well as planned trade show activities specifically targeted to the HRMS/payroll industry. In addition, the Company has technical and marketing relationships with Cognos, Citrix Systems, Inc., FlexiInternational Software, Inc., Great Plains Software, Inc., National Bond & Trust Company Inc., Network Specialists, Inc., Paradigm Software Technologies, Inc., Platinum Software Corporation, ProBusiness Services, Inc., Simplex Time Recorder Co., SunGard Recovery Services, Inc. and Systems Tax Service, Inc.

     Integrate with Other Leading Software Applications. The Company intends to continue to design application interfaces which integrate UltiPro for Windows with other leading software applications. By having the ability to interface with other business software applications such as financial or accounting software solutions, UltiPro for Windows is designed to extend an organization's technology enterprise and allow an organization to effectively address its enterprise-wide management needs. For example, the Company has built interfaces into UltiPro for Windows for exporting payroll information to Platinum Software Corporation's Platinum SQL General Ledger and for exchanging information with WinSTAR, the pay data entry system from the Time/Data Division of Simplex Time Recorder Co. The Company is currently designing interfaces for FlexiInternational Software, Inc.'s FlexiFinancials and Great Plains Software, Inc.'s Dynamics C/S+.

     Expand and Leverage Implementation Partners. The Company seeks to continually expand its network of implementation partners. The Company believes that the use of implementation partners will further increase its market penetration, complement its direct distribution channel and enable more rapid implementation of its products. The Company expends significant resources on training its implementation partners. The Company has formal implementation partnership agreements with national, regional and local information technology consulting firms which specialize in human resource management, including CDG & Associates Inc., Cornerstone Solutions, Inc., HC Associates International, Inc., Insight Technology Partners, Inc., Soft Link, Inc. and The Consulting Team, Inc.

     Expand Product Functionality. The Company seeks to continually expand the functionality of its software and is currently developing modules for recruitment and staffing, position management and training administration that will integrate with UltiPro for Windows. The Company also intends to develop solutions to help multinational, U.S.-based companies with employees who live abroad. In addition, the Company plans to offer a Canadian version of its product. These solutions will include features such as international dates and address fields, and support for Eurodollar and Eurodollar exchange rate conversion.

     Leverage Existing Customer Base. The Company seeks to enhance its market position by targeting sales of UltiPro for Windows to its existing DOS customer base. This existing base of approximately 750 organizations represents a significant potential market for future sales of the Company's products as such customers migrate from DOS to Windows environments and from individual or networked personal computers to client/server environments.

TECHNOLOGY

     The Company seeks to provide its clients with optimum performance, rich functionality, scalability and easy access to information through the use of leading technologies such as Delphi and C++ Builder as the development environment and Microsoft SQL Server as the database operating on the Microsoft NT platform. The Company has developed UltiPro for Windows to include the following key technological features:

     Object-oriented Programming. Delphi is an object-oriented, visual, integrated database application development environment for Windows 95 and Windows NT. Delphi delivers a combination of an optimizing native code compiler, a visual component library with source code and database connectivity. Object-oriented programming features code reusability and visual form/object inheritance, which decrease the time and cost of developing and fully implementing a new system. With object-oriented programming, system updates do not overwrite prior customizations to the system because custom changes are sub-classed objects that reside "outside" the core program.

     32-bit Compiled Code and Distributed Architecture. Delphi is a 32-bit code compiler, which results in more stable applications that are significantly faster than interpreted applications and provides greater memory access than compilers built on a 16-bit compiler. The Company has designed certain aspects of its system using a multi-tiered client/server architecture in order to enhance the system's speed, flexibility, scalability and maintainability. When an application's logic resides only on a client, a user's ability to process high volume data transactions is limited. When the logic resides only on a server, the user's interactive capabilities are reduced. The Company's use of distributed architecture is intended to overcome such limitations.

     Application Framework. The Company has developed a proprietary data-driven, object-oriented application framework that enhances the development, usability, maintainability and extensibility of its applications. The major areas of the system such as company setup, code setup, employee setup, pay data entry and reporting have been developed using the Company's application framework to enhance usability. The extension of the system's functionality is enhanced due to the use of the framework with its driver tables and object-class library.

     Business Intelligence Tools. In addition to an extensive library of standard reports that offer flexibility and ease of use, the Company extends what users can do with employee data by embedding leading business intelligence tools from Cognos in UltiPro for Windows. In addition to offering sophisticated data query and report authoring, these tools enable users to apply online analytical processing ("OLAP") to multidimensional data cubes, allowing users to explore data on employees graphically and statistically from diverse angles. The Company maintains a link between Cognos' report catalog and UltiPro for Windows' data dictionary, eliminating the necessity for users to create and maintain ad hoc reporting catalogs.

     Internet and Intranet Integration. The Company supports emerging technologies such as those associated with the Internet and corporate intranets to increase access to and usability of its applications. The Company's Internet-enabled applications, such as employee self-service, are integrated with UltiPro for Windows' database and use Lotus Domino Server, Java, Java script, HTML and COM/ActiveX.


PRODUCTS

     The Company's software products include UltiPro for Windows, a client/server software product, and ULTIPRO for LAN, a DOS-based product, both of which automate and manage HRMS/payroll functions.


ULTIPRO FOR WINDOWS

     UltiPro for Windows, released in June 1997, is a fully integrated, technologically advanced HRMS/payroll software product that offers comprehensive functionality to middle-market organizations. In December 1997, Human Resource Executive, a leading human resource industry publication, selected UltiPro for Windows as the only HRMS/payroll software product to be included as one of its Top Ten HR Products of the Year. UltiPro for Windows includes the following modules:

     Human Resources. UltiPro for Windows is designed to streamline and manage the human resource function within an organization. In addition to enabling organizations to comply with regulatory requirements, UltiPro for Windows generates, manages and stores information that satisfies a broad range of internal and external reporting requirements. Examples of information and processes handled by the system are employee performance, job and salary history; COBRA and HIPAA administration; OSHA incident and safety; career development; wellness programs; company-issued property; dependent, beneficiary and emergency contact details; and history of previous employment. The system uses help features, or "wizards", to guide human resource administrators through multi-step processes such as recording new hire information, employee job changes and employee terminations. Wizards provide "To Do" lists, sequentially presented data-entry windows, validation of data and summaries of changed information. The system also includes effective dated record handling and detailed audit trails.

     Benefits Administration. UltiPro for Windows provides a comprehensive, automated means of administering all types of health and welfare plans, employee loans, qualified and non-qualified deferred compensation, and fund allocations. The Company has developed a one-table design that maintains deductions and benefit plans in one common set of tables. One table stores together rules for coverage; premium and employer match computations; eligibility and participation determination; and taxation, wage accumulation and withholding requirements for payroll. UltiPro for Windows also delivers rules-based benefits administration functionality, combining the benefit and payroll deduction tables, to help improve accuracy and scheduling convenience. Tracking of dependent and beneficiary information is comprehensive and can be associated with benefit plans as necessary. In addition, complete historical information is available in summary and detail views for a quick response to benefit inquiries and ease in benefit plan research.

     Payroll. UltiPro for Windows incorporates a comprehensive tax management system to handle federal, state and local tax computations, including multi-state taxing rules and reciprocity. In addition, the system is delivered with complex wage calculations such as shift premiums, piecework and make-up pay, average pay rates for overtime calculations and garnishments/disposable pay. It also includes convenience features enabling users to generate off-cycle checks, create direct deposit files, perform automatic check reconciliation, and track the progress of payroll processing steps online.

     Interface Templates. UltiPro for Windows incorporates built-in interfaces and an engine that facilitate importing and exporting data with a number of third-party software systems, including time clocks, point-of-sale systems and job costing systems. Organizations can link to their banks, 401(k) provider, tax filing service and unemployment cost management services. The UltiPro for Windows' development tools give the user the ability to interface the Company's software with many leading applications running on a variety of platforms.

     Reporting. UltiPro for Windows provides a library of over 100 standard reports including basic company and employee listings, employee forms, analytical reports, notifications and upcoming events, reconciliation and audit reports and date- or event-driven historical reports. UltiPro for Windows includes true point-in-time reporting, giving users access to historical information whenever they need it. In addition to many standard reports, UltiPro for Windows includes other tools such as Cognos' business intelligence tools for data analysis and generation of custom reports.

     Employee Self-Service. UltiPro for Windows takes advantage of emerging technologies that not only reduce the administrative workload of the HRMS/payroll department but also provide greater access to HRMS/payroll information to employees within an organization. Employee Self-Service is an Internet-enabled module which is expected to be released in the third quarter of 1998 and will be fully integrated with UltiPro for Windows. Based upon user-established security rules, employees will be able to access authorized database information from remote locations with an Internet connection. UltiPro for Windows' Internet/intranet application will provide: (i) employees with access to data, thereby decreasing HRMS/payroll staff requirements to service employees; (ii) employees with the ability to change their own data or make a change request subject to approval, again decreasing demands made on HRMS/ payroll staff; (iii) an additional means for the Company and its HRMS/payroll staff to communicate with employees; and (iv) a low-maintenance and cost-effective method for data entry (new hires, terminations, payroll data) and inquiry at multiple or remote locations. More specifically, using UltiPro for Windows, employees will have the ability to enroll in benefit plans and view benefit statement information and complete and file leave of absence and vacation requests.


ULTIPRO FOR LAN

     The Company introduced ULTIPRO for LAN in July 1993 as its first proprietary software product. ULTIPRO for LAN is a DOS-based product that is a fully integrated human resource management, benefits administration and payroll processing system with a number of the same features as UltiPro for Windows. While the Company continues to support ULTIPRO for LAN, it no longer actively markets this DOS-based product.

     The following table contains selected information pertaining to the Company's client/server product, UltiPro for Windows, and the Company's DOS-based product, ULTIPRO for LAN:



                          ULTIPRO FOR WINDOWS            ULTIPRO FOR LAN
  FIRST RELEASE:          June 1997                      July 1993
  CURRENT VERSION/
   RELEASE DATE:          1.5/December 1997              3.5/December 1997

  PRIMARY DATABASE:       Microsoft SQL Server           Microsoft FoxPro

  SOURCE CODE LANGUAGE:   Borland Delphi, C++            Microsoft FoxPro

  NETWORKS:               TCP/IP & NetBios (Microsoft    Novell Netware, Microsoft NT
                          NT 4.0 compatible)             Server

  CLIENT PROFILE:         Companies with 300-15,000      Companies with 100-5,000
                          employees                      employees

  PRICE RANGE*:           $75,000 -- $1,000,000 and up   $25,000 -- $100,000 and up

* Pricing represents license fees based upon several variables, including number of sites, employees, concurrent users and options selected. Pricing excludes related service and maintenance fees.

PRODUCT DEVELOPMENT

     The Company continually invests significant resources in product development in order to take advantage of emerging technologies and to further broaden its products' functionality and performance. The Company employs an iterative, rapid application development ("RAD") process. New product specifications are primarily developed by product managers with input from professional services employees and clients. Feature teams, which include product managers, programmer analysts, as well as employees from the quality assurance, tax research and documentation departments, jointly review specifications, products in development, test plans and documentation. Published programming standards and guidelines, code "walkthroughs" and more formal code reviews are used in an attempt to deliver more error-free code in a shorter period of time. The Company believes that this iterative, multi-disciplinary, team-based approach results in application development that is more responsive to client needs than products developed using other available approaches. The Company believes that software product development is most effectively and efficiently accomplished by small development teams focused on specific areas. The Company provides on-going technical training and state-of-the-art equipment to its research and development staff.

     The Company is currently focused on enhancing UltiPro for Windows through development of the following fully integrated modules, each of which is expected to be released in the second half of 1998:

     Recruitment and Staffing. The Recruitment and Staffing module is designed to assist organizations in coordinating the management of open positions and applicants, tracking and evaluating costs associated with recruiting, and handling government compliance issues.

     Position Management. The Position Management module is designed to provide organizations with strategic tools for the generation of reports necessary for managing and planning positions. In addition to tracking the numbers and types of positions within an organization, it is designed to address the sophisticated needs of larger organizations for projecting future staffing requirements, budgeting, comparisons of actual versus budgeted figures, salary planning, projection of training needs, and assistance with succession planning.


     Training Administration. The Training Administration module is designed to assist organizations in planning training events and classes, managing facilities and trainers, handling registrations for training, and tracking training results. Additionally, it will support the management of financial and budgeting activities related to training, projections for future training needs, and succession or replacement planning activities.

     There can be no assurance that the Company will successfully complete the development of one or more of these modules or that they will be successfully completed in a timely manner.

     Since inception, the Company has invested a substantial amount of its resources in research and development. During the fiscal years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1998, research and development expenses aggregated approximately $2.6 million, $3.4 million and $4.8 million and $1.4 million, respectively.


PROFESSIONAL SERVICES

     The Company believes that offering quality professional services provides it with a significant opportunity to differentiate itself in the marketplace and is critical to the Company's comprehensive solution. The Company provides its customers professional services in three areas: implementation, training, and customer support and maintenance.

     Implementation. The Company's implementation services provide its customers with a standardized methodology and assistance in implementing the Company's HRMS/payroll solutions. The Company believes that its implementation services ensure its customers' early success with its products and assist customers in their ongoing efforts to enhance their existing systems and manage upgrades. In addition, these services strengthen the relationship with customers and add to the Company's industry-specific knowledge base for use in future implementation and product development efforts. The Company's implementation process is handled either by the Company's implementation team or in partnership with third-party consultants. In each case, the project team includes an HRMS/payroll consultant from the Company, representatives from the client organization and a variety of experts from the Company and/or the Company's implementation partners. The Company has established a training program that provides the Company's associates and its implementation partners standardized instruction on UltiPro for Windows, including techniques for systems planning and design, customer-specific configuring of application modules, conversion from existing systems and interfacing with other software applications. The Company's implementation group consists of HRMS/payroll consultants, database administrators and technology consultants. Implementation services are typically billed on a time and materials basis.

     Training. The Company provides its customers with the opportunity to participate in formal training programs. The Company believes that this training increases customers' ability to use the full functionality of the product, thereby maximizing the value of customers' investment. Courses are designed to give attendees practical, hands-on experience with the Company's products. Trainees learn such basics as how to enter new employee information, set up benefit plans and generate standard reports, as well as more complex processes such as defining company rules, customizing the system and creating custom reports. The Company maintains four training facilities in Atlanta, Georgia; Seal Beach, California; Chicago, Illinois; and East Rutherford, New Jersey. In certain instances, the Company conducts on-site training at customer facilities.

     Customer Support and Maintenance. The Company offers comprehensive technical support and maintenance services, which have historically been purchased by all of its customers. These services include software updates that reflect tax and other legislative changes; telephone support 24 hours a day, 7 days a week; unlimited access to the Company's employee tax center on the World Wide Web; and periodic newsletters. In addition, the Company uses Symantec Corporation's PC Anywhere software for remote accessibility to the customer's system in order to perform quick diagnostics and provide on-line assistance. In the final quarter of each year, the Company conducts seminars for customers and distributes documentation on how to handle year-end closing activities effectively. To monitor, evaluate and continually enhance its support process, the Company uses advanced technology tools and sends surveys to its customers to obtain their opinions and suggestions. The Company's use of AT&T Corporation's TRACK IT software expedites call handling and its use of Magic Solutions Inc.'s SupportMagic SQL provides Statistical Information Reporting on call history.


CUSTOMERS


     As of March 31, 1998, the Company had licensed its UltiPro for Windows solution to approximately 105 customers and its ULTIPRO for LAN solution to approximately 750 customers. No customer accounted for more than 10% of total revenues in fiscal year 1997 or in the three months ended March 31, 1998. The Company's customers operate in a wide variety of industries, including manufacturing, food services, retail, healthcare, technology, finance, insurance, real estate, transportation, communications, services and sports. The following is a representative list of the Company's customers as of March 31, 1998:

MANUFACTURING
-------------
Duro Bag Manufacturing
 Company
Globe Manufacturing, Inc.
Great American Cookie Co.
Halstead Metal Products, Inc.
MCD International Inc.
Packerland Packing Company,  Inc.
PMC, Inc.
Stevens Graphics, Inc.
United States Filter
 Corporation
Volvo GM Heavy Truck
 Corporation
Wright Industries, Inc.


HEALTHCARE
----------
Community Hospital of
  Monterey Peninsula
Disabilities Services of the
  Southwest
Florida Community Cancer
Group Health Associates
Medassist OP
National Vision Associates, Ltd.
Sunrise Assisted Living
University Physicians Group


FINANCE/INSURANCE/REAL ESTATE
-----------------------------
First American Corporation
GMAC Mortgage, Inc.
J.C. Bradford & Company LLC
Michigan Mutual Insurance Co.
National Realty Trust
Northwest Savings Bank
Republic National Bank
The Midland Life Insurance Co.
Trammel Crow Residential
United Companies Financial
 Corporation

FOOD SERVICES/RETAIL
--------------------
AT Williams Oil
Benihana Corporation
Bentley's Luggage
Bill Heard Enterprises, Inc.
Carolina Restaurant Group
Hooters of America
Reliable Stores, Inc.
Spaghetti Warehouse Inc. &
 Subsidiaries
The Krystal Company
The Portillo Restaurant Group
Winn Dixie Stores, Inc.


TECHNOLOGY
----------
FFV Aerotech, Inc.
Global Technical Services, Inc.
Ingram Entertainment, Inc.
SARCOM, Inc.
The National Research Group
TPS Technologies
Tracer Research


TRANSPORTATION &
COMMUNICATIONS
--------------
Airport Group International Inc.
America West Airlines Inc.
Armellini Trucking Corporation
Benton Express Co.
Communications & Power
  Industries
Drug Transport Inc.
Lin Television
Telemundo Television Network
World Maintenance Service

SPORTS
------
Arizona Diamondbacks
Chicago White Sox
Colorado Rockies Baseball
Montreal Expos
New York Giants
New York Jets Football Club
New York Yankees
Philadelphia Phillies
The Phoenix Suns
ProPlayer Stadium
Texas Rangers Baseball
The Florida Marlins Baseball
 Club
The Florida Panthers


SERVICES
--------
Boston Ballet
Buena Vista Hotel
Callaway Gardens Resorts
Discovery Zone
Hotel Intercontinental
Hudson Hotels Corp.
Mark Hopkins Intercontinental
Omni Hotels Management

CUSTOMER CASE STUDIES

     The following examples illustrate the selection of the Company's products by several of the Company's customers and the types of needs addressed by those products:


 The Krystal Company

     The Krystal Company ("Krystal"), one of the oldest fast food restaurant chains in the United States, owns and operates 245 restaurants in six states. In total, the Chattanooga, Tennessee-based organization has approximately 8,700 associates and more than $250 million in revenues.

     Previously, Krystal used a commercial payroll application that ran on a mainframe. The software was not Year 2000 compliant, and Krystal needed more in-depth human resources functionality. In addition to processing payroll, Krystal's payroll department was responsible for maintaining human resource records, but the data stored was limited and not easily accessible for human resource planning and decision making. Krystal required faster payroll processing, more flexible reporting capabilities and fewer custom programs and interfaces.

     UltiPro for Windows was installed and implemented at Krystal in 15 weeks. The Company's solution has provided Krystal with comprehensive and enhanced human resource and payroll functionality. UltiPro for Windows' speed and performance has meant faster payroll processing and easier access to sophisticated reporting tools. UltiPro for Windows' integration with Krystal's financial system, Great Plains' Dynamics C/S+, provides Krystal an efficient enterprise-wide client/server solution on Microsoft SQL Server/NT.


 United States Filter Corporation

     United States Filter Corporation ("U.S. Filter"), one of the world's largest global water treatment companies, provides industrial, commercial water and wastewater treatment systems and services. With corporate offices in Palm Desert, California, U.S. Filter serves its customers through a worldwide network of over 600 sales and service facilities in 33 countries. U.S. Filter has over 17,000 employees and expects to add more employees with its recent agreement to acquire Culligan Water Technologies, Inc. U.S. Filter has acquired numerous companies over the last year and a half, which has increased the complexity of its HRMS/payroll functions.

     U.S. Filter has been using a service bureau system for payroll processing and a manual system for handling its human resources functions. With these two systems, human resource and payroll data are not integrated, and U.S. Filter does not have the control it desires for processing or analyzing critical employee data.

     U.S. Filter selected UltiPro for Windows to gain control over employee data and to integrate employee management processes. UltiPro for Windows will provide U.S. Filter with comprehensive human resource and benefits management functionality and business intelligence tools. With the system's Microsoft SQL Server and Windows NT environment, U.S. Filter will have the ability to integrate HRMS/payroll with its other business applications and to scale the system to expand with the company's growth. The Company is currently in the process of implementing its solution for U.S. Filter.


 First American Corporation

     First American Corporation ("First American") is a bank-holding company with assets of $10.6 billion, 4,200 employees and 169 bank offices in Tennessee, Virginia and Kentucky. First American has been using a mainframe system to process payroll and maintain its human resources information. Using that system, First American does not have the flexibility or the ability to readily access data that it requires. To generate reports, users need to schedule a request with the Information Technology department. Reports are delivered on a monthly cycle and are not readily available on an ad hoc basis. In addition, users often have to import the data into a spreadsheet application and manipulate it further to provide meaningful information. First American has found this process to be increasingly cumbersome and inefficient.

     After a detailed evaluation of several products offered by other vendors, including ERPs, First American selected UltiPro for Windows as its HRMS/payroll solution and PeopleSoft's Financials for its financial accounting solution. UltiPro for Windows' built-in functionality and ease of use will allow First American users to generate customized point-in-time reports and to analyze the data from a number of different perspectives. Upon its release, UltiPro for Windows' employee self-service module is expected to meet First American's objective to move from a paper-intensive HRMS/payroll organization to a paperless model. This online system will offer First American employees the convenience of immediate access to personal and company information. The Company is currently in the process of implementing its solution for First American.


 The Florida Marlins Baseball Club and ProPlayer Stadium

     The 1997 World Champion Florida Marlins Baseball Club (the "Florida Marlins") has 360 employees. Miami-based ProPlayer Stadium, owner and operator of the baseball and entertainment arena in which the Florida Marlins play, has 100 full-time and 300 to 500 part-time employees, depending upon the stadium event. HRMS/payroll functions are handled centrally for the two organizations.

     The Florida Marlins and ProPlayer Stadium previously used a third-party outsourcing service to handle its payroll. The system lacked the flexibility needed to handle the payroll requirements typical of sports teams. For example, many states including Illinois, Maryland, Minnesota and New York require professional athletes to pay taxes to that state when they play there. The third-party system was unable to calculate and print payroll withholding taxes for multiple states in one paycheck. Because of this, the Florida Marlins had to establish a new company for each state where the ball team played to withhold the proper taxes. In addition, the Florida Marlins and ProPlayer Stadium were required to pay for and maintain two separate systems because the third-party software was unable to handle multiple-company organizations. These two issues resulted in a complicated payroll process that was inflexible, expensive and time consuming to run.

     The Florida Marlins and ProPlayer Stadium report that payroll is running more efficiently because of the flexibility and depth of functionality provided by the ULTIPRO for LAN solution. The system's multiple-company capability has enabled the Florida Marlins and ProPlayer Stadium to use one centralized system to run payroll. ULTIPRO for LAN has also allowed the Florida Marlins to withhold taxes from many states in one paycheck, which eliminates the need to issue more than one paycheck to an employee. In addition, ULTIPRO for LAN has allowed the Florida Marlins to cut off-cycle paychecks on demand, make last minute changes to payroll as needed and integrate human resource and benefits information with payroll.


 Ingram Entertainment, Inc.

     Ingram Entertainment, Inc. ("Ingram") distributes home entertainment products such as videotapes, audio-books and CD-ROMs. Currently, the company has offices in 22 locations nationwide and employs 945 associates. Previously, Ingram processed its payroll with commercially available software running on a mainframe-based system. The company found that supporting a mainframe-based HRMS/payroll system was costly and time-consuming. The system required extensive information technology resources to maintain, update and customize. In addition, it was difficult for associates to access and generate data for required reports. To increase efficiencies, Ingram determined that it needed a cost-effective solution that more tightly integrated human resources and payroll.

     The Company's ULTIPRO for LAN solution now used by Ingram offers complete integration of payroll, human resources and benefits and provides more built-in functionality than its mainframe-based counterpart. According to Ingram, payroll check processing costs have been reduced by 20% and time for processing has been reduced by half a day per week. Ingram users also have immediate access to essential data and can generate standard and ad hoc reports without relying on its information technology department for support.

SALES AND MARKETING

     The Company markets and sells its products and services through its direct sales force, marketing group and a network of strategic partners. The Company had a staff of 89 associates as of March 31, 1998 and maintained 26 sales offices located in major metropolitan areas throughout the United States, including its headquarters in Ft. Lauderdale, Florida.

     Direct Sales. The Company's direct sales force includes business development directors and managers who have defined territories and conduct lead-generation activities within given parameters. The sales cycle begins with a sales lead generated through a corporate marketing vehicle or a territory-based activity. Whether the lead is a telephone request, fax, email or request for proposals ("RFPs"), the lead is qualified and entered into a lead-tracking system. When the lead is received on the local level, prospect information is entered via the Internet into an electronic system resident at headquarters. When headquarters receives the lead, the information is recorded and forwarded to the business development manager in the prospect's region of the country. Business development managers rely on face-to-face meetings with prospects to build relationships. In one or more on-site visits, business development managers work with application and technical consultants to analyze prospective client needs, demonstrate the Company's product and, when required, respond to an RFP. The sale is finalized after clients complete their internal sign-off procedures and terms of the contract are negotiated and signed. While the length of sales cycles varies from client to client, the sales cycle typically requires two to six months for UltiPro for Windows.

     The terms of the Company's sales contract typically include a license, an annual maintenance agreement, per day training rates and hourly charges for implementation services. The contract does not typically provide for cancellation of software purchases. Typical payment terms include a deposit at the time the contract is signed and additional payments upon the delivery of the product and the occurrence of other specified events such as the implementation of the software. Payment for implementation and training services under the contract are typically made as such services are provided.

     Marketing. The Company supports its sales force with a comprehensive marketing program that includes public relations, advertising, direct mail, trade shows, seminars and Web site maintenance. Working closely with the direct sales force, customers and strategic partners, the marketing team defines positioning strategies and develops a well-defined plan for implementing these strategies. Marketing services include market surveys and research, overall campaign management, creative development, production control, lead generation and tracking, results analysis, and communications with field offices, customers and strategic partners.

     Strategic Partners. The Company has established a number of formal and informal marketing relationships with industry-specific vendors and consulting firms. The Company has a strategic partnership with Microsoft Corporation that involves coordinated public relations and marketing opportunities as well as trade show activities specifically targeted to the HRMS industry. In addition, the Company has relationships with Cognos, Citrix Systems, Inc., FlexiInternational Software, Inc., Great Plains Software, Inc., Lotus Development Corporation, National Bond & Trust Company Inc., Network Specialists, Inc., Paradigm Software Technologies, Platinum Software Corporation, ProBusiness Services, Inc., Simplex Time Recorder Co., SunGard Recovery Services, Inc. and Systems Tax Service. These relationships include joint marketing activities such as joint press releases, direct mail programs, seminars, on-site product demonstrations, reciprocal web site links and referral programs. The Company believes that these activities expand the opportunity for sales of the Company's products.


INTELLECTUAL PROPERTY RIGHTS

     The Company's success is dependent in part on its ability to protect its proprietary technology. The Company licenses its products in object code form only, although it has source code escrow arrangements when required by customers. The Company relies on a combination of copyright, trademark and trade secret laws, as well as confidentiality agreements and licensing arrangements, to establish and protect its proprietary rights. The Company does not have any patents or patent applications pending, and existing copyright, trademark and trade secret laws afford only limited protection. Accordingly, there can be no assurance that the Company will be able to protect its proprietary rights against unauthorized third-party copying or use, which could materially adversely affect the Company's business, operating results and financial condition.

     Despite the Company's efforts to protect its proprietary rights, attempts may be made to copy or reverse engineer aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Moreover, there can be no assurance that others will not develop products that perform comparably to the Company's proprietary products. Policing the unauthorized use of the Company's products is difficult. Litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trademarks, copyrights or trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results and financial condition.

     As is common in the software industry, the Company from time to time may become aware of third party claims of infringement by the Company's products of third-party proprietary rights. While the Company is not currently subject to any such claim, the Company's software products may increasingly be subject to such claims as the number of products and competitors in the Company's industry segments grows and the functionality of products overlaps and as the issuance of software patents becomes increasingly common. Any such claim, with or without merit, could result in significant litigation costs and require the Company to enter into royalty and licensing agreements, which could have a material adverse effect on the Company's business, operating results and financial condition. Such royalty and licensing agreements, if required, may not be available on terms acceptable by the Company or at all.


COMPETITION

     The market for the Company's products is highly competitive. The Company's products compete primarily on the basis of technology, delivered functionality and price/performance. The Company believes that its products generally compete effectively with respect to these factors.

     The Company's competitors include (i) a number of companies, such as Cyborg Systems, Inc., Genesys Software Systems, Inc., Lawson Software, Inc., Oracle Corporation, PDS Software, Inc., PeopleSoft, Inc. and SAP America, Inc. which offer HRMS/payroll software products for use on mainframes and/or client/server systems; (ii) large service bureaus, such as ADP and Ceridian Corporation; and (iii) the internal payroll/human resources departments of potential customers which use custom-written software. Many of the Company's competitors or potential competitors have significantly greater financial, technical and marketing resources than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and to changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than can the Company. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of the Company's prospective customers.


FACILITIES

     The Company's principal administrative, engineering, support and marketing facilities total approximately 15,000 square feet and are located in a single building in Fort Lauderdale, Florida. The Company leases these premises under a lease which expires on December 31, 1998. The Company intends to move, in the first calendar quarter of 1999, into new and larger facilities currently being constructed in Weston, Florida. The Company is currently negotiating to lease approximately 40,000 square feet in these facilities. In addition, the Company leases office space for its sales operations in Albany, Atlanta, Baltimore, Boston, Buffalo, Chicago, Cincinnati, Cleveland, Columbus (Ohio), Dallas, Denver, Detroit, East Rutherford (New Jersey), Fort Lauderdale, Houston, Jackson (Mississippi), Nashville, New York City, Philadelphia, Phoenix, Pittsburgh, San Francisco, Seal Beach (California), Seattle and Tampa.

EMPLOYEES


     As of March 31, 1998, the Company employed 281 persons, including 89 in sales and marketing, 94 in professional services, 80 in research and development and 18 in finance and administration. The Company believes that its relations with employees are good. However, competition for qualified personnel in the Company's industry is intense and the management of the Company believes that its future success will depend in part on its continued ability to attract, hire and retain qualified personnel.


LEGAL PROCEEDINGS


     From time-to-time, the Company is involved in litigation relating to claims arising out of its operation in the normal course of business. As of the date of this Prospectus, the Company is not a party to any legal proceeding the adverse outcome of which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Company's business, operating results and financial condition.

                                   MANAGEMENT

     The directors, executive officers and other key employees of the Company, and their ages as of March 31, 1998, are as follows:




                 NAME                    AGE                      POSITION(S)
Scott Scherr (1) ....................    46     Chairman of the Board of Directors, President
                                                and Chief Executive Officer
Alan Goldstein, M.D. (1) ............    47     Executive Vice President, Chief Technology
                                                Officer and Director
Mitchell K. Dauerman ................    41     Executive Vice President, Chief Financial
                                                Officer and Treasurer
James Alu ...........................    53     Chief Operating Officer and Vice President
Vivian Maza .........................    36     Vice President -- People and Secretary
Sarah H. Bodman .....................    30     Vice President -- Finance
Paul Gonzalez .......................    46     Vice President -- Implementation Partners
Dale T. Baker .......................    48     Vice President -- Strategic Alliances
H. Stephen Smith ....................    48     Vice President/General Manager for East
                                                Region
Steven J. Oakley ....................    39     Vice President/General Manager for West
                                                Region
Ofer Nemirovsky (1)(2) ..............    39     Director
LeRoy A. Vander Putten (3) ..........    63     Director
Marc D. Scherr (1) ..................    40     Director
Rick Wilber (3) .....................    51     Director
Robert A. Yanover (2) ...............    61     Director

---------------------
(1)   Member of Executive Committee
(2)   Member of Audit Committee
(3)   Member of Compensation Committee


     Scott Scherr has served as President and a director of the Company since its inception in April 1996 and has been Chairman of the Board of Directors and Chief Executive Officer of the Company since September 1996. Mr. Scherr founded the Partnership in April 1990 and has served as President of its general partner from the inception of the Partnership until its dissolution in March 1998. From 1979 until 1990, he held various positions at ADP, a payroll services company, where his titles included Vice President of Operations and Sales Executive. Prior to joining ADP, Mr. Scherr ran Management Statistics, Inc., a data processing service bureau founded by his father, Reuben Scherr, in 1959. He is the brother of Marc D. Scherr, a director of the Company.

     Alan Goldstein, M.D., FACS has served as a director of the Company since its inception in April 1996 and as Executive Vice President and Chief Technology Officer since September 1996. From April 1996 through September 1996, he served as Vice President and Treasurer of the Company. From January 1994 until February 1998, Dr. Goldstein served as Vice President of the general partner of the Partnership. In 1989, Dr. Goldstein founded Strategic Image Systems, Inc., which produced and developed software applications and tools. From 1985 to 1986, Dr. Goldstein served as Vice President of Information Systems for Loren Industries, Inc., a jewelry casting manufacturer. From 1985 to 1987, Dr. Goldstein served as Director of Surgical Services at Kings County Hospital in New York. In 1985, as a trauma surgeon engaged in research and medical education, Dr. Goldstein developed a software application for use in hospitals to aid in patient management, quality assurance and physician education.

     Mitchell K. Dauerman has served as Executive Vice President of the Company since April 1998 and as Chief Financial Officer and Treasurer of the Company since September 1996. From 1979 to 1988, Mr. Dauerman held various positions with KPMG Peat Marwick, a global accounting and consulting firm. From 1988 to 1996, he served as a Partner in the firm.

     James Alu has served as Chief Operating Officer since January 1998 and Vice President of the Company since September 1996. Prior to that, Mr. Alu served as Vice President of the general partner of the Partnership from July 1993 until April 1996. From 1988 until 1993, Mr. Alu served as Area Sales Vice President for the northeastern United States for ADP's Dealer Services Group. From 1986 to 1988, he was Vice President of Sales for the National Accounts Division of ADP.


     Vivian Maza has served as Vice President -- People for the Company since January 1998 and as Secretary of the Company since September 1996. Prior to that, Ms. Maza had served as the Office Manager of the Company from its organization in April 1996 and of the Partnership from its inception in 1990 until April 1996. Ms. Maza is an HR Generalist and holds a Professional in Human Resources (PHR) certification from the Society for Human Resource Management (SHRM) association. From 1985 to 1990, Ms. Maza was a systems analyst for the Wholesale Division of ADP.


     Sarah H. Bodman has served as Vice President -- Finance for the Company since September 1996. From 1995 to 1996, Ms. Bodman was a Vice President at J.P. Morgan Capital Corporation. From 1993 to 1995, Ms. Bodman attended Harvard Business School where she earned a Masters in Business Administration. From 1990 until 1993, she worked for J.P. Morgan & Co., Incorporated where her responsibilities ranged from derivatives marketing to mergers and acquisitions.



     Paul Gonzalez has served as Vice President -- Implementation Partners for the Company since April 1997. He served as Vice President of the Company from April 1996 to September 1996 when he was elected Vice President of Support Services. Prior to that, he had served as a Vice President of the general partner of the Partnership from 1994 until April 1996 and as Secretary from 1990 until 1994. From 1980 to 1990, Mr. Gonzalez held various management positions at ADP where his titles included National Product Manager for ADP's Wholesale Distribution Division and Branch Manager for the southeast region.


     Dale T. Baker has served as Vice President -- Strategic Alliances for the Company since September 1996. From April 1996 through September 1996, he served as Vice President of the Company. Prior to that, he had served as a Vice President of the general partner of the Partnership from 1993 until April 1996. From 1990 to 1993, Mr. Baker was a Branch Manager for Cap Gemini America, an information services consulting firm. From 1979 to 1989, Mr. Baker held various management positions in accounting services, payroll and national accounts at ADP.


     H. Stephen Smith has served as Vice President/General Manager for the East Region of the Company since September 1996. Prior to joining the Company in 1996, Mr. Smith spent 20 years at ADP, where his most recent title was Division Vice President for the development and management of strategic alliances.


     Steven J. Oakley has served as Vice President/General Manager for the West Region of the Company since January 1997. From 1989 to 1996, Mr. Oakley was National Accounts Division Vice President for ADP. Prior to that, he worked for Bank of America's Business Services Division from 1985 until 1989. He is a former NCAA Baseball Academic All American.


     Ofer Nemirovsky has served as a director of the Company since June 1997. Mr. Nemirovsky has been a Managing Director of HarbourVest Partners, LLC since January 1997. HarbourVest Partners, LLC was formed by the management team of Hancock Venture Partners, Inc. ("HVP"), where Mr. Nemirovsky had served in various capacities since 1986. Prior to joining HVP, Mr. Nemirovsky held various computer sales and marketing positions at Hewlett-Packard Company, a measurement, computation and communications company. He is currently a director of OneWave, Inc., an Internet software and services company, as well as several privately-held companies.


     LeRoy A. Vander Putten has served as a director of the Company since October 1997. From January 1988 until May 1997, Mr. Vander Putten was Chairman and Chief Executive Officer of Executive Risk, Inc., a specialty insurance holding company ("ERI"). Since May 1997, Mr. Vander Putten has been engaged as a consultant to ERI. From August 1982 to January 1988, Mr. Vander Putten served as Vice President and Deputy Treasurer of The Aetna Life and Casualty Company, an insurance company.

     Marc D. Scherr has been a director of the Company since its inception in April 1996. Currently, he is also a director of Gerschel & Co., Inc., a private investment firm. In December 1995, Mr. Scherr co-founded Residential Company of America, Ltd. ("RCA"), a real estate firm, and has since served as President of its general partner. Mr. Scherr also served as Vice President of RCA's general partner from its inception in August 1993 until December 1995. From 1990 to 1992, Mr. Scherr was a real estate pension fund advisor at Aldrich, Eastman & Waltch. Previously, he was a partner in the Boston law firm of Fine & Ambrogne. Mr. Scherr is the brother of Scott Scherr, Chairman of the Board of Directors, President and Chief Executive Officer of the Company.


     Rick Wilber has served as a director of the Company since October 1997. Mr. Wilber was a co-founder of Champs Sports Shops and served as its President from 1974 to 1984. He served on the Board of Directors of Royce Laboratories, a pharmaceutical concern, from 1990 until April 1997, when the company was sold to Watson Pharmaceuticals, Inc., a pharmaceutical concern. Mr. Wilber currently owns and operates a number of Hallmark Card stores.


     Robert A. Yanover has served as a director of the Company since January 1997. Mr. Yanover founded Computer Leasing Corporation of Michigan, a private leasing company, in 1975 and has served as its President since that time. Mr. Yanover also founded Lason, Inc., a corporation specializing in the imaging business, and has served as Chairman of the Board since its inception in 1987.


     Prior to the consummation of Offering, the Board of Directors will be divided into three classes, each of whose members will serve for a staggered three-year term. Upon the expiration of the term of a class of directors, directors in such class will be elected for three-year terms at the annual meeting of stockholders in the year in which such term expires. See "Description of Capital Stock -- Anti-Takeover Effects of Certain Provisions of Delaware Law and the Certificate of Incorporation and By-Laws."


     Each officer serves at the discretion of the Board of Directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal.


COMMITTEES OF THE BOARD OF DIRECTORS


     The Board of Directors has an Executive Committee composed of Messrs. Scott Scherr (Chairman), Nemirovsky, Marc Scherr and Dr. Goldstein, which has the authority to exercise (except as provided by law or as may have been specifically reserved by or for the Board of Directors) all the powers and authority of the Board of Directors in the management of the Business and affairs of the Company between regular meetings of the Board of Directors and while the Board of Directors is not in session. The Board of Directors has also appointed a Compensation Committee composed of Messrs. Vander Putten and Wilber, which establishes the compensation of officers of the Company and oversees the Company's stock option plan and such other benefits plans as the Company may from time to time maintain. The Company also has an Audit Committee composed of Messrs. Nemirovsky and Yanover, which reviews the Company's financial condition with officers and employees of the Company, as well as the Company's independent auditors, and reports to the Board of Directors concerning such reviews.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     The current members of the Compensation Committee of the Board of Directors are Messrs. LeRoy A. Vander Putten and Rick Wilber. No executive officer of the Company has served as a member of the compensation committee of any other entity whose executive officers served as a member of the Compensation Committee of the Board of Directors of the Company.

EXECUTIVE COMPENSATION


     The following Summary Compensation Table sets forth all compensation paid or accrued for the fiscal year ended December 31, 1997 for the Company's Chief Executive Officer and its two other executive officers (collectively, the "Named Executive Officers") for services rendered to the Company in all capacities during such fiscal year:


                          SUMMARY COMPENSATION TABLE




                                                              LONG TERM
                                                             COMPENSATION
                                                                AWARDS
                                                            -------------
                                    ANNUAL COMPENSATION       SECURITIES
                                  -----------------------     UNDERLYING        ALL OTHER
       NAME AND POSITION             SALARY       BONUS        OPTIONS       COMPENSATION (1)
Scott Scherr ..................    $200,000      $ --          316,725            $2,084
Chairman of the Board,
President and Chief Executive
Officer
Alan Goldstein, M.D. ..........     200,000          --        244,880             2,375
Executive Vice President and
Chief Technology Officer
Mitchell K. Dauerman ..........     200,000          --         86,012             2,375
Executive Vice President, Chief
Financial Officer and Treasurer

---------------------
(1) Consists of contributions by the Company to the Company's 401(k) Plan on behalf of the Named Executive Officers indicated.



OPTION GRANTS

     The following table summarizes options granted during the year ended December 31, 1997 to the Named Executive Officers:


                       OPTION GRANTS IN LAST FISCAL YEAR



                                                                                       POTENTIAL REALIZABLE VALUE AT
                                   NUMBER OF                                                ASSUMED ANNUAL RATES OF
                                   SECURITIES       % OF                                   STOCK PRICE APPRECIATION
                                   UNDERLYING      TOTAL      EXERCISE                        FOR OPTION TERM (2)
                                    OPTIONS       OPTIONS     OR BASE     EXPIRATION   --------------------------------
             NAME                 GRANTED (1)     GRANTED      PRICE         DATE            5%             10%
Scott Scherr .................      316,725         34.3%     $  7.21     10/23/07      $1,437,956      $3,644,638
Alan Goldstein, M.D. .........      244,880         26.5         7.21     10/23/07       1,111,775       2,817,899
Mitchell K. Dauerman .........       86,012          9.3         7.21     10/23/07         390,499         989,758

---------------------
(1) These options have been granted pursuant to the Company's Nonqualified Stock Option Plan, and 25% vested immediately upon the date of grant and an additional 25% shall vest on each of the first, second and third anniversaries of the date of grant.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the Company's future Common Stock prices. These amounts represent certain assumed rates of appreciation in the value of the Company's Common Stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

     The following table shows the number of shares covered by both exercisable and unexercisable stock options held by the Named Executive Officers as of the fiscal year ended on December 31, 1997, and the values for exercisable and unexercisable options. No options were exercised during such fiscal year by the Named Executive Officers.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                     AND OPTION VALUES AT FISCAL YEAR-END



                                      NUMBER OF SECURITIES
                                     UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                                           OPTIONS AT                 IN-THE-MONEY OPTIONS AT
                                        DECEMBER 31, 1997              DECEMBER 31, 1997 (1)
                                 -------------------------------   ------------------------------
             NAME                 EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
Scott Scherr .................      79,181           237,544            $   --     $ --
Alan Goldstein, M.D. .........      61,220           183,660                --       --
Mitchell K. Dauerman .........      95,149            64,509           151,382       --

---------------------
(1) Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price. This calculation is based on the fair market value at December 31, 1997 of $7.21 per share, less the exercise price.


STOCK OPTION PLAN

     The Company's Nonqualified Stock Option Plan (the "Plan") was adopted in April 1996. Under the Plan, options to purchase shares of Common Stock may be granted to employees and directors of the Company upon approval of the Compensation Committee of the Board of Directors. As of March 31, 1998, options to purchase 5,059,500 shares were authorized for issuance under the Plan, of which 1,808,437 options to purchase shares were outstanding with a weighted average exercise price of $6.34 per share. Other than with respect to options granted as compensation to non-employee Directors, the option price for each share of stock subject to any option granted under the Plan will be equal to the fair market value of such share on the date on which the option is granted, or such other amount as may be determined by the Compensation Committee of the Board of Directors. The option price for shares purchased through the exercise of an option is payable in cash, in shares of stock, or in any combination thereof, as determined by the Compensation Committee. In the event of a change in control (as defined in the Plan) in which shares are converted into other property, outstanding options will become fully vested, will be terminated and the option holder will receive a cash payment equal to the value of his or her option. All options cease to be exercisable upon the tenth anniversary of the date of grant.


DIRECTOR COMPENSATION

     As compensation for serving on the Board of Directors, following the consummation of the Offering each director who is not employed by the Company shall receive a quarterly retainer of $5,000, payable exclusively in the form of options to purchase Common Stock under the Plan. Such options are exercisable at a 70% discount to the grant date market value of the Common Stock, with the total discount on all options granted for a calendar quarter equaling the retainer fees earned by the non-employee directors for such quarter. All directors are reimbursed for expenses incurred in connection with their attendance at Board of Directors and committee meetings.

     In addition, in November 1997, prior to the adoption of the current compensation structure for the directors, each of Messrs. Marc Scherr, Wilber and Yanover were granted fully-vested options to purchase 25,298 shares of Common Stock under the Plan at an exercise price of $7.21 per share, in consideration for having served as directors of the Company.


LIMITATION OF OFFICERS' AND DIRECTORS' LIABILITY AND INDEMNIFICATION MATTERS

     Section 145 of the Delaware General Corporation Law (the "DGCL") empowers a corporation to indemnify its officers and directors and to purchase insurance with respect to liability arising out of their capability or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for liability under Section 174 of the DGCL, or (iv) for a transaction pursuant to which the director received an improper personal benefit. None of the foregoing, however, alters a director's liability under the federal securities laws or affects the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, a vote of stockholders or otherwise. The Company's Certificate of Incorporation contains a provision eliminating the personal liability of directors to the maximum extent permitted by law and requires the Company to indemnify its officers and directors to the fullest extent permitted by the DGCL.

                             CERTAIN TRANSACTIONS

     In June 1992, the Partnership entered into a Software Development Agreement with Strategic Image Systems, Inc. ("Strategic"), a corporation controlled by Dr. Goldstein, the Executive Vice President, Chief Technology Officer and a director and stockholder of the Company, which provided for the payment of royalties by the Partnership to Strategic on sales of software developed by Strategic for the Partnership. At the time the parties entered into this Agreement, Dr. Goldstein was not an employee, officer or partner of the Partnership and the parties were not otherwise affiliated. In connection with the Agreement, in 1993 the Partnership granted a 10% limited partnership interest in the Partnership to Strategic. In January 1995, the Partnership agreed to pay $650,000 and granted a 12% limited partnership interest in the Partnership to Strategic, in exchange for the contribution by Strategic to the Partnership of all rights under the Software Development Agreement, thereby terminating the Partnership's obligation to make royalty payments thereunder. Also in 1995, the Partnership paid approximately $61,000 to employees of Strategic for commissions on sales of the Partnership's products to Resellers. In 1995 and 1996, the Partnership purchased and subleased computer equipment from Strategic for cash payments totaling $86,000 in 1995 and $139,000 in 1996.


     In June 1995, the Partnership acquired the business of The Ultimate Software Group of New York, Inc. ("USGNY"), a Reseller of the Company's products, in exchange for a 3.86% limited partnership interest in the Partnership valued at approximately $772,000 at that time. Mr. Marc Scherr, a director and stockholder of the Company and the brother of Mr. Scott Scherr, the Company's Chairman of the Board of Directors, President and Chief Executive Officer, was a director and officer of USGNY and a holder of approximately 12% of its outstanding common stock. In addition, Reuben Scherr, the father of Messrs. Marc and Scott Scherr, was a stockholder of USGNY.

     In 1995, Mr. Marc Scherr and Rick Wilber, each a director and stockholder of the Company, loaned $50,000 and $300,000, respectively, to the Partnership at an interest rate of 1% per month. In May 1996, Mr. Marc Scherr agreed to the cancellation of his loan in exchange for the issuance of 957.854 shares of Series A Convertible Preferred Stock of the Company (which will convert into 9,693 shares of Common Stock) valued at $50,000 based on the then current price of $52.20 per share. Also, in May 1996, Mr. Wilber was repaid $50,000 plus accrued interest in cash and agreed to the cancellation of the remaining $250,000 of his loans in exchange for the issuance of 4,789.272 shares of Series A Convertible Preferred Stock of the Company (which will convert into 48,463 shares of Common Stock) valued at $250,000 based on the then current price of $52.20 per share.

     In the second and third calendar quarters of 1996, a series of transactions were consummated primarily to alter the Company's structure from a partnership to a corporation. At the time of these transactions, the Company and the Partnership were under common control and certain directors and officers of the Company were partners in the Partnership. These transactions included the following:

     Acquisition of Strategic. The Company acquired all of the outstanding capital stock of Strategic from its shareholders, consisting of Dr. Goldstein and members of his immediate family, in exchange for 97,826.059 shares of Class B Common Stock of the Company (which were converted into 989,902 shares of Common Stock), valued at approximately $5,106,520 based on the then current value of $52.20 per share. Of such 97,826.059 shares of Class B Common Stock, 40,448.741 shares (which were converted into 409,301 shares of Common Stock) were issued to Dr. Goldstein having a value of approximately $2,111,424 based on the then current value of $52.20 per share. At that time, Strategic was the owner of the intellectual property rights underlying the Company's products and an 18.2% limited partnership interest in the Partnership.

     Acquisition of GP. The Company acquired all of the outstanding capital stock of The Ultimate Software Group, Inc. ("GP"), a Florida corporation controlled by Mr. Scott Scherr, from its shareholders (together with the shareholders of Strategic, the "Participating Stockholders"), including Mr. Scott Scherr, members of his immediate family and certain other officers of the Company, in exchange for 174,331.938 shares of Class B Common Stock of the Company (which converted into 1,764,065 shares of Common Stock), valued at approximately $9,100,127 based on the then current value of $52.20 per share. Of such 174,331.938 shares of Class B Common Stock, 71,476.798 shares (which were converted into 723,274 shares of Common Stock) were issued to Mr. Scott Scherr having a value of approximately $3,731,089 based on the then current value of $52.20 per share. At that time, GP owned a 32.5% limited partnership in interest in the Partnership.

     Transfer of Operations. The business and operations of the Partnership were transferred and conveyed to the Company in exchange for the issuance by the Company of 236,300 shares of Class A Common Stock (167,553 shares of which were cancelled pursuant to certain escrow arrangements described below and the remaining shares of which converted into 1,030,398 shares of Common Stock) and 536,269 shares of Class B Common Stock (which were converted into 5,426,506 shares of Common Stock) and payment of $660,550 in cash. 272,157 of such shares of Class B Common Stock (which were convertible into 2,753,956 shares of Common Stock) were beneficially owned by the Company as a result of its acquisition of GP and Strategic and were cancelled upon the dissolution of the Partnership in March 1998.

     Class A Escrow. The Company entered into an escrow agreement with the Partnership pursuant to which all 236,300 shares of the Class A Common Stock issued to the Partnership were placed in escrow (the "Class A Escrow"). Under the terms of such escrow agreement, following the occurrence of certain specified events, a portion of the shares held in the Class A Escrow would be released to the Partnership and the remaining shares would be cancelled. The calculation of the number of shares to be released was to be based on the performance of certain assets transferred by the Partnership to the Company. In March 1998, 68,747 of the shares of Class A Common Stock (which were converted into 1,030,398 shares of Common Stock) held in the Class A Escrow were released to the Partnership and the remaining 167,553 shares of Class A Common Stock held in the Class A Escrow were surrendered to the Company and cancelled in accordance with the escrow agreement.

     Class B Escrow. The Company entered into an escrow agreement with the Partnership and the Participating Stockholders pursuant to which 230,700 shares of the Class B Common Stock (which were converted into 2,334,453 shares of Common Stock) issued to the Partnership and the Participating Stockholders were placed in escrow (the "Class B Escrow"). Under the terms of such escrow agreement, following the occurrence of certain specified events, all of the shares held in the Class B Escrow would be released to the Partnership and the Participating Stockholders, unless the value of the shares of Series A Convertible Preferred Stock issued to J.P. Morgan Investment Corporation and Sixty Wall Street SBIC Fund, L.P. (collectively, "Morgan") did not meet certain threshold levels at the time of such events, in which case all of such shares held in the Class B Escrow would be cancelled. Pursuant to an amendment to such escrow agreement, all of the shares of Class B Common Stock held in the Class B Escrow will be released to the Partnership (or its successors) and the Participating Stockholders upon the execution of a firm underwriting agreement for the Offering on or before July 1, 1998.

     In April 1996, the Company sold a total of 95,787 shares of Series A Convertible Preferred Stock (which will convert into 969,269 shares of Common Stock) at a price of $52.20 per share to Morgan at an aggregate purchase price of approximately $5.0 million. In connection with the sale, the Company entered into a Series A Convertible Preferred Stock Purchase Agreement (the "Morgan Purchase Agreement") and a shareholders rights agreement, pursuant to which Morgan was granted certain consent, preemptive and registration rights. In addition, the holders of Series A Convertible Preferred Stock, voting separately as a class, were granted the right to elect a director of the Company (the "Series A Director"). Morgan, by virtue of its ownership of a majority of the issued and outstanding shares of Series A Convertible Preferred Stock, has the power to elect the Series A Director. There is currently no Series A Director. Prior to the consummation of the Offering, all shares of Series A Convertible Preferred Stock will be converted into shares of Common Stock. See "Shares Eligible for Future Sale -- Registration Rights".

     In April 1996, the Company issued to Mr. Marc Scherr and Patrick A. Gerschel fully-vested options to purchase an aggregate of 323,130 shares of Common Stock at an exercise price of $5.16 per share, 240,488 of which are currently held by Mr. Marc Scherr, as consideration for consulting services performed for the Company in connection with the development of the Company's strategic business and financial plans. Mr. Gerschel is the principal shareholder of Gerschel & Co., Inc., of which Mr. Marc Scherr is a director. Mr. Gerschel is a stockholder of the Company and previously was a stockholder of USGNY. In 1995, Mr. Gerschel loaned an aggregate of $250,000 to the Partnership at an interest rate of 1% per month. In 1996, Mr. Gerschel and members of his immediate family loaned an aggregate of $750,000 to the Partnership at an interest rate of 1% per month. In May 1996, Mr. Gerschel and such members of his immediate family agreed to the cancellation of all such loans in exchange for the issuance of an aggregate of 19,157.088 shares of Series A Convertible Preferred Stock of the Company (which will convert into 193,851 shares of Common Stock) valued at $1,000,000 based on the then current price of $52.20 per share.

     In May 1996, Robert A. Yanover, a director of the Company, purchased 4,000 shares of the Company's Series A Convertible Preferred Stock (which will convert into 40,476 shares of Common Stock), and in December, 1996, Mr. Yanover purchased 4,000 shares of the Company's Series B Convertible Preferred Stock (which will convert into 40,476 shares of Common Stock), in each case, at a purchase price of $52.20 per share.

     In May 1996, Michael Feinberg, a holder of more than 5% of the outstanding capital stock of the Company, and his wife purchased an aggregate of approximately 28,736 shares of the Company's Series A Convertible Preferred Stock (which will convert into 290,780 shares of Common Stock) at a purchase price of $52.20 per share. In December 1996 and April 1997, Mr. Feinberg purchased 28,736 and 19,157 shares, respectively, of the Company's Series B Convertible Preferred Stock (which will convert into an aggregate of 484,629 shares of Common Stock), in each case, at a purchase price of $52.20 per share. At the time of these purchases, Mr. Feinberg was a limited partner in the Partnership.

     Upon commencement of his employment with the Company in September 1996, Mitchell K. Dauerman, Executive Vice President, Chief Financial Officer and Treasurer of the Company, was granted fully-vested options to purchase 73,646 shares of Common Stock of the Company at an exercise price of $5.16 per share.

     In June 1997, the Company sold a total of 153,257 shares of Series B Convertible Preferred Stock (which will convert into 1,550,808 shares of Common Stock) at a price of $52.20 per share to HarbourVest Venture Partners V -- Direct Fund L.P. ("HarbourVest") for an aggregate purchase price of approximately $8.0 million. In connection with such sale, the Company entered into a Series B Convertible Preferred Stock Purchase Agreement (the "HarbourVest Purchase Agreement") and a shareholders rights agreement, pursuant to which HarbourVest was granted certain consent, preemptive and registration rights. In addition, the holders of Series B Convertible Preferred Stock, voting separately as a class, were granted the right to elect a director of the Company (the "Series B Director"). HarbourVest, by virtue of its ownership of a majority of the issued and outstanding shares of Series B Convertible Preferred Stock, has the power to elect the Series B Director. In June 1997, Mr. Nemirovsky, a Managing Director of HarbourVest, was elected as the Series B Director. Prior to the consummation of the Offering, all shares of Series B Convertible Preferred Stock will be converted into shares of Common Stock. See "Shares Eligible for Future Sale -- Registration Rights."

     In September 1997, LeRoy A. Vander Putten, a director of the Company, purchased 2,000 shares of the Company's Series B Convertible Preferred Stock (which will convert into 20,238 shares of Common Stock) at a purchase price of $52.20 per share.

     In November 1997, each of Messrs. Marc Scherr, Wilber and Yanover were granted fully-vested options to purchase up to 25,298 shares of Common Stock under the Plan at an exercise price of $7.21 per share, in consideration for having served as directors of the Company.

     The Company intends to move, in the first calendar quarter of 1999, into new and larger facilities currently being constructed in Weston, Florida. The Company is currently negotiating on an arms-length basis to lease approximately 40,000 square feet in these facilities. The owner of these facilities is a limited partnership of which Mr. Marc Scherr, a director of the Company, is a limited partner. Mr. Marc Scherr is also an officer of the general partner of such limited partnership. The execution of a lease on this property by the Company will require the approval of a majority of disinterested members of the Board of Directors of the Company.

                            PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information known to the Company regarding beneficial ownership of the Company's Common Stock as of March 31, 1998, after giving effect to the conversion into Common Stock of the Class A Common Stock, Class B Common Stock and Class C Common Stock and the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, by: (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of the Common Stock, (ii) each of the Company's Named Executive Officers, (iii) each director of the Company and (iv) all directors and executive officers of the Company as a group. The address of each of the officers and directors of the Company is c/o The Ultimate Software Group, Inc., 3111 Stirling Road, Ft. Lauderdale, Florida 33312.




                                                                              PERCENTAGE
                                                                            OF OUTSTANDING
                                                                               SHARES(2)
                                                                         ---------------------
                                                    NUMBER OF SHARES       BEFORE      AFTER
      NAME AND ADDRESS OF BENEFICIAL OWNER       BENEFICIALLY OWNED(1)    OFFERING    OFFERING
HarbourVest Partners V -- Direct Fund L.P.(3) .        1,550,808             12.3%       9.8%
 1 Financial Center, 44th Fl.
 Boston, MA 02111
J.P. Morgan Investment Corporation(4) .........          969,269              7.7        6.1
 60 Wall Street
 New York, NY 10260
Michael Feinberg(5) ...........................        1,046,740              8.3        6.6
 3980 N. 32 Terrace
 Hollywood, FL 33312
Scott Scherr(6) ...............................          627,288              4.9        3.9
Alan Goldstein, M.D.(7) .......................          470,520              3.7        3.0
Mitchell K. Dauerman(8) .......................           99,035                *          *
Ofer Nemirovsky(3) ............................        1,550,808             12.3        9.8
Marc D. Scherr(9) .............................          302,612              2.3        1.9
LeRoy A. Vander Putten ........................           20,238                *          *
Rick Wilber(10) ...............................          348,110              2.8        2.2
Robert A. Yanover(11) .........................          160,517              1.3        1.0
All directors and executive officers as a group        3,579,128             28.2       22.5
 (8 persons)(12) ..............................

---------------------
  * Indicates beneficial ownership of less than 1.0% of the outstanding Common Stock.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise of stock options or exercisable within 60 days hereof are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except for shares held jointly with a person's spouse or subject to applicable community property laws, or as indicated in the footnotes to this table, each stockholder identified in the table possesses the sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder.

 (2) Applicable percentage of ownership is based on 12,620,715 shares outstanding prior to this Offering and 15,870,715 shares to be outstanding upon the consummation of the Offering.

 (3) Mr. Nemirovsky, a director of the Company, is a Managing Director of HarbourVest Partners, L.L.C. which is the Managing Director of the HVP V-Direct Associates, L.L.C. which in turn is the General Partner of HarbourVest Partners V -- Direct Fund L.P. Mr. Nemirovsky disclaims beneficial ownership of the shares held by HarbourVest Partners V -- Direct Fund L.P., except to the extent of his pecuniary interest therein.

 (4) Represents 901,421 shares of Common Stock held by J.P. Morgan Investment Corporation and 67,848 shares of Common Stock held by Sixty Wall Street SBIC Fund, L.P., which is an affiliate of J.P. Morgan Investment Corporation.

 (5) Represents 949,815 shares of Common Stock and 96,925 shares of Common Stock owned by Ann Feinberg, his spouse.

 (6) Represents 431,738 shares of Common Stock, 116,369 shares of Common Stock held by the Scott Scherr Living Trust, of which Mr. Scott Scherr is the trustee, and exercisable options to purchase 79,181 shares of Common Stock. Mr. Scott Scherr disclaims beneficial ownership of the shares owned by the Scott Scherr Living Trust.

 (7) Represents 339,985 shares of Common Stock, 69,315 shares of Common Stock held by the Alan S. Goldstein Irrevocable Trust, of which Mr. Goldstein's wife Cheryl A. Zickler is the trustee, and exercisable options to purchase 61,220 shares of Common Stock. Mr. Goldstein disclaims beneficial ownership of the shares owned by the Alan S. Goldstein Irrevocable Trust.

 (8) Represents 3,886 shares of Common Stock held by certain trusts established for the benefit of Mr. Dauerman's children, and exercisable options to purchase 95,149 shares of Common Stock. Mr. Dauerman disclaims beneficial ownership of the shares owned by the trusts established for the benefit of his children.

 (9) Represents 23,259 shares of Common Stock, 13,567 shares of Common Stock held by certain trusts established for the benefit of Mr. Marc Scherr's children, and exercisable options to purchase 265,786 shares of Common Stock. Mr. Marc Scherr disclaims beneficial ownership of the shares owned by the trusts established for the benefit of his children.

(10) Represents 322,812 shares of Common Stock and exercisable options to purchase 25,298 shares of Common Stock.

(11) Represents 135,219 shares of Common Stock held by Yanover Associates, the general partner of which Mr. Yanover is the President, and exercisable options to purchase 25,298 shares of Common Stock.

(12) Represents an aggregate of 3,027,196 shares of Common Stock and exercisable options to purchase an aggregate of 551,932 shares of Common Stock.

                         DESCRIPTION OF CAPITAL STOCK

     Upon the consummation of the Offering, the authorized capital stock of the Company will consist of 50,000,000 shares of Common Stock, $0.01 par value per share, and 2,500,000 authorized shares of preferred stock, $0.01 par value per share ("Preferred Stock"). Options to purchase 1,846,130 shares have been granted under the Plan ranging from $5.16 per share to $11.96 per share.


COMMON STOCK

     As of March 31, 1998, there were 12,620,715 shares of Common Stock outstanding and held of record by 173 stockholders, assuming the conversion of all shares of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock. Based upon the number of shares outstanding as of that date and after giving effect to the issuance of the 3,250,000 shares of Common Stock offered hereby, there will be 15,870,715 shares of Common Stock outstanding upon the closing of this Offering. The outstanding shares of Common Stock are, and the shares offered by the Company in this Offering will be, when issued and paid for, fully paid and nonassessable.

     The holders of Common Stock will possess exclusive voting rights in the Company, except to the extent that the Board of Directors shall have designated voting power with respect to any Preferred Stock issued. Each holder of Common Stock is entitled, on each matter submitted for a vote of holders of Common Stock, to one vote for each share of such stock registered in such holder's name on the books of the Company. Except as otherwise required by law and subject to the rights of any holders of Preferred Stock, the presence in person or by proxy of the holders of record of a majority of the shares entitled to vote at a meeting of stockholders constitutes a quorum for the transaction of business at that meeting. Actions requiring approval of stockholders will generally require approval by a majority vote at a meeting at which a quorum is present, except that at each stockholder meeting for the election of directors, provided a quorum is present, directors will be elected by a plurality of votes validly cast in the election. Stockholders will not have any right to cumulate votes in the election of directors. Subject to the rights of any holders of Preferred Stock, each holder of Common Stock is entitled to receive dividends out of funds legally available therefor when, as, and if, declared by the Board of Directors. Dividends may be paid in cash, property or shares of the Company's capital stock. In the event of liquidation, dissolution or winding-up of the Company, the holders of the Common Stock will be entitled to share ratably in the distribution of all assets of the Company remaining after payment of all of the Company's debts and liabilities and of all sums to which holders of any Preferred Stock may be entitled. Holders of the Common Stock will not generally be entitled to preemptive rights with respect to any shares of capital stock which may be issued by the Company.


PREFERRED STOCK

     Upon the consummation of the Offering, no shares of Preferred Stock will be issued or outstanding. The Preferred Stock may be issued by the Board of Directors in one or more series and may have such voting rights, if any, designations, preferences and relative, participating, optional and other special rights, and such qualifications, limitations and restrictions, as the Board of Directors (or a duly authorized committee thereof) may fix by resolution or resolutions. Moreover, the Board of Directors may issue such Preferred Stock, from time to time, in transactions without the approval of the stockholders of the Company, and the preferences, designations, voting and other rights of any such shares of Preferred Stock may materially limit or qualify the rights of the outstanding shares of Common Stock. See " -- Anti-Takeover Effects of Certain Provisions of Delaware Law and the Certificate of Incorporation and the By-Laws."

     The holders of Preferred Stock issued by the Company may be given the right to vote for the election of directors generally or to elect a specified number or percentage of the members of the Board of Directors. The number of directors that may be elected by the holders of any class or series of Preferred Stock having the right to elect directors may be in addition to the number of directors fixed by or pursuant to the Certificate of Incorporation.

     One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of Preferred Stock pursuant to the authority of the Board of Directors described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock at a premium or may otherwise adversely affect the market price of the Common Stock.


ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF DELAWARE LAW AND THE CERTIFICATE OF INCORPORATION AND BY-LAWS

     Interested Stockholder Restrictions. Section 203 of the DGCL prohibits an "interested stockholder" of a Delaware corporation from engaging in certain business combinations with the corporation, including mergers or consolidations or acquisitions of additional shares of the corporation, for a period of three years following the time that the stockholder becomes an "interested stockholder." An "interested stockholder" is defined to include persons owning directly or indirectly 15% or more of the outstanding voting stock of a corporation. The prohibitions under Section 203 are not applicable in certain circumstances, including those in which (i) the business combination or the transaction which results in the stockholder becoming an "interested stockholder" is approved by the corporation's board of directors prior to the time the stockholder becomes an "interested stockholder," (ii) the "interested stockholder" upon consummation of such transaction owns at least 85% of the voting stock of the corporation outstanding prior to such transaction or (iii) the corporation has elected not to be governed by such prohibitions.

     Issuance of Common and Preferred Stock. The Company believes that its ability to issue the authorized but unissued shares of Common Stock and shares of Preferred Stock without stockholder consent will provide the Company with the flexibility necessary to meet its future needs without experiencing the time delay of having to seek stockholder approval. The unissued shares of Common Stock and Preferred Stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions and public or private sales for cash as a means of raising capital. It is possible that the Board of Directors might use its authority (subject to the restrictions referred to above) to issue Common Stock or Preferred Stock in a way which could deter or impede the completion of a tender offer or other attempt to gain control of the Company which the Board of Directors does not approve. The Company does not have any predetermined plans or commitments to use its authority to effect any such issuance, but reserves the right to take any action in the future which the Board of Directors deems to be in the best interests of the stockholders and the Company under the circumstances.

     It is not possible to state the actual effect of any issuance of Preferred Stock upon the rights of holders of Common Stock because the Board of Directors has not determined an issuance price or prices, terms or the rights of the holders of Preferred Stock. However, such effects might include: (i) restrictions on Common Stock dividends if Preferred Stock dividends have not been paid; (ii) dilution of the voting power and equity interest of existing holders of Common Stock to the extent that any Preferred Stock series has voting rights or would acquire voting rights upon the occurrence of certain events (such as the failure to pay dividends for a specified period) or that any Preferred Stock series is convertible into Common Stock; and (iii) current holders of Common Stock not being entitled to share in the Company's assets upon liquidation, dissolution or winding-up until satisfaction of any liquidation preferences granted to any series of Preferred Stock.

     Board of Directors. On April 15, 1998, the stockholders of the Company approved an amendment of the Certificate of Incorporation, effective immediately prior to the consummation of the Offering, to provide that the Board of Directors will consist of not less than five (5) nor more than eleven
(11) directors (subject to the rights of the holders of any series of Preferred Stock), with the exact number to be determined from time to time by the affirmative vote of a majority of the entire Board of Directors. Pursuant to the Certificate of Incorporation and the By-Laws, effective immediately prior to the consummation of the Offering, the Board of Directors of the Company will be divided into three classes, each of whose members will serve for a staggered three-year term. The Board will consist of two (2) Class I Directors (Messrs. Yanover and Vander Putten), two (2) Class II Directors (Messrs. Marc Scherr and Wilber) and three (3) Class III Directors (Messrs. Scott Scherr and Nemirovsky and Dr. Goldstein). At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the Class I Directors, Class II Directors and Class III Directors expire upon the election and qualification of successor directors at the annual meeting of stockholders held during the calendar years 1999, 2000 and 2001, respectively. At any meeting of the Board of Directors, a majority of the entire Board of Directors will constitute a quorum for the transaction of business, and, subject to certain exceptions, at any meeting at which a quorum is present the affirmative vote of a majority of the directors present will constitute an act of the Board of Directors. Subject to the rights of holders of any series of Preferred Stock, any newly created directorship and any other vacancy occurring on the Board of Directors may be filled by a majority of the directors then in office (regardless of whether such majority constitutes a quorum of directors) or by a sole remaining director.

     Pursuant to the Certificate of Incorporation, no director may be removed from office except for cause and only by the affirmative vote of the holders of a majority of the combined voting power of all outstanding shares of stock then entitled to vote generally in the election of directors, voting as a single class.

     Stockholder Action. The Certificate of Incorporation requires that, following the consummation of the Offering, any action required or permitted to be taken by the stockholders may only be effected at a duly called annual or special meeting.

     Limitation on Call of Special Meetings of Stockholders. Under the DGCL, special meetings of stockholders may be called by the Board of Directors or by such other persons as may be authorized by the Certificate of Incorporation or the By-Laws. The Certificate of Incorporation and By-Laws provide that special meetings may be called by the Chairman of the Board or the President or by the Secretary at the request in writing of a majority of the members of the Board of Directors. Except as otherwise required by law or the Certificate of Incorporation, no business may be transacted at any special meeting of stockholders other than the items of business stated in the notice of such meeting.

     Amendment of the Certificate of Incorporation and By-Laws. The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation, unless a corporation's certificate of incorporation requires a greater percentage. The Certificate of Incorporation of the Company provides that any amendment relating to the following matters requires the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares entitled to vote at an election of directors: (i) the size of the Board of Directors; (ii) division of the Board of Directors into classes; (iii) the filling of vacancies on the Board of Directors; (iv) the basis for removal of directors; and (v) limitations on annual or special meetings. Pursuant to the DGCL, the stockholders may amend a provision of the By-Laws by the affirmative vote of the holders of a majority of the shares entitled to vote. The Certificate of Incorporation requires the affirmative vote of at least 66 2/3% of the shares entitled to vote at an election of directors to amend the provision of the By-Laws concerning the filling of vacancies on the Board of Directors. In addition, the Certificate of Incorporation grants the Board of Directors the authority to amend the By-Laws by the affirmative vote of at least 66 2/3% of the entire Board of Directors.

     Advance Notice Requirements. The By-Laws establish advance notice procedures with regard to (i) the nomination, other than by or at the direction of the Board of Directors, of candidates for election to the Board of Directors (the "Nomination Provision") and (ii) certain business to be brought by a stockholder before an annual meeting of stockholders (the "Business Provision").

     The Nomination Provision, by requiring advance notice of nominations by stockholders, affords the Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders about such qualifications.

     The Business Provision, by requiring advance notice of business proposed by a stockholder to be brought before an annual meeting, provides a more orderly procedure for conducting annual meetings of stockholders and provides the Board of Directors with a meaningful opportunity prior to the meeting to inform stockholders, to the extent deemed necessary or desirable by the Board of Directors, of any business proposed to be conducted at such meeting, together with any recommendation of the Board of Directors. The Business Provision does not affect the right of stockholders to make stockholder proposals for inclusion in proxy statements for the Company's annual meetings of stockholders pursuant to the rules of the Securities and Exchange Commission.

     Although these By-Laws provisions do not give the Board of Directors any power to approve or disapprove of stockholder nominations for the election of directors or of any other business desired by stockholders to be conducted at an annual meeting of stockholders if the proper procedures are followed, these By-Laws provisions may have the effect of precluding a nomination or precluding the conduct of business at a particular annual meeting, and may make it difficult for a third party to conduct a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of the Company, even if such a solicitation or attempt might be beneficial to the Company and its stockholders.

     Preferred Share Purchase Rights. In April 1998, the Board of Directors approved in principle the adoption of a Rights Agreement and the Company intends to adopt such Rights Agreement following the consummation of the Offering. Pursuant to the proposed Rights Agreement, one Preferred Stock purchase right will be attached to each share of Common Stock. The Rights will be transferable only with Common Stock, until they become exercisable at an exercise price to be determined by the Board of Directors prior to the time the Company enters into the Rights Agreement.

     Generally, the Rights will become exercisable only if a person or group (other than certain affiliates of the Company) acquires 15% or more of the issued and outstanding shares of Common Stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15% or more of the issued and outstanding shares of Common Stock. Each Right will entitle the holder, until the tenth anniversary of the Rights Agreement, to buy one one-hundredth of a share of Preferred Stock, at an as of yet undetermined exercise price.

     Under the proposed Rights Agreement, if a person or group (other than certain affiliates of the Company) acquires 15% or more of the issued and outstanding shares of Common Stock or if the Company is the surviving corporation in a merger, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then current exercise price, shares of Common Stock having a market value of twice the Right's exercise price. If the Company is acquired in a merger or other business combination transaction, other than a merger which follows an offer which the Continuing Directors (as defined in the Rights Agreement) determine to be fair and in the best interests of the shareholders, each right will entitle its holder to purchase, at the Right's then current exercise price, a number of the acquiring company's common shares having a then current market value of twice the Right's exercise price.

     Pursuant to the proposed Rights Agreement, following the acquisition by a person or group of beneficial ownership of 15% or more of the Common Stock, the Board of Directors of the Company will be entitled to exchange the Rights (other than Rights owned by such person or group), in whole or in part, at an exchange ratio of one share of Common Stock per Right. Prior to ten days after the acquisition by a person or group of beneficial ownership of 15% or more of the Common Stock, the Rights will be redeemable in whole, not in part, for one cent per Right.

     The issuance of the Rights to purchase shares of Preferred Stock will have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors. The Rights should not interfere with any merger or other business combination approved by the Board of Directors prior to ten days after the time that a person or group has acquired beneficial ownership of 15% or more of the Common Stock, as the rights will be redeemable by the Company prior to such time.

LIMITATIONS ON DIRECTOR LIABILITY

      The Certificate of Incorporation contains a provision that is designed to limit the directors' liability to the extent permitted by the DGCL and any amendments thereto. Specifically, directors will not be held liable to the Company or its stockholders for an act or omission in such capacity as a director, except for liability as a result of (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under Section 174 of the Delaware General Corporation Law, or (iv) a transaction pursuant to which the director received an improper personal benefit. The principal effect of the limitation on liability provision is that a stockholder is unable to prosecute an action for monetary damages against a director of the Company unless the stockholder can demonstrate one of the specified bases for liability. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. The Certificate of Incorporation does not eliminate its directors' duty of care. The inclusion of this provision in the Certificate of Incorporation may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited the Company and its stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care.


     The By-Laws provide that the Company is generally required to indemnify its directors and officers for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the officer's or director's position with the Company or another entity that the officer or director serves at the Company's request, subject to certain conditions, and to advance funds to its officers and directors to enable them to defend against such proceedings. To receive indemnification, the officer or director must have been successful in the legal proceeding or acted in good faith and in what was reasonably believed to be a lawful manner in the Company's best interest.


TRANSFER AGENT AND REGISTRAR


     The transfer agent and registrar for the Company's Common Stock is Boston Equiserve L.P.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon the consummation of the Offering, the Company will have an aggregate of 15,870,715 shares of Common Stock outstanding, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options to purchase Common Stock. The 3,250,000 shares sold in the Offering are freely tradable without restriction or further registration under the Securities Act, except that any shares held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Rule 144"), may generally be sold only in compliance with the limitations of Rule 144 described below.


SALES OF RESTRICTED SHARES

     The remaining 12,620,715 shares of Common Stock are deemed "restricted securities" as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under the Securities Act. Subject to the lock-up agreements described below and the provisions of Rule 144, additional shares will be available for sale in the public market (subject in the case of shares held by affiliates to compliance with certain volume restrictions) as follows: (i) 369,237 shares will be available for immediate sale in the public market on the date of this Prospectus, (ii) 62,969 shares will be eligible for sale on June 17, 1998, (iii) 311,956 shares will be eligible for sale 90 days after the date of this Prospectus, (iv) 10,643,497 shares will be eligible for sale 180 days after the date of this Prospectus and (v) 1,233,056 shares will be eligible for sale under Rule 144 upon the expiration of the applicable one-year holding periods.

     In general, under Rule 144, a person (or persons whose shares are aggregated) including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (158,707 shares immediately after the Offering) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations described above. To the extent that shares were acquired from an affiliate of the Company, such affiliates' holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

     An employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the date of this Prospectus.


OPTIONS

     Following the Offering, the Company intends to file a Registration Statement on Form S-8 under the Securities Act to register all shares of Common Stock subject to the Plan which do not qualify for exemption from the registration requirements of the Securities Act. Such Registration Statement will become effective upon filing. Shares covered by this Registration Statement will be eligible for sale in the public market after the effective date of such Registration Statement, subject to the Lock-up Agreements, if applicable.


REGISTRATION RIGHTS

     Pursuant to a Shareholders Rights Agreement (the "Shareholders Rights Agreement") dated June 6, 1997 among the Company and certain persons and entities (the "Rightsholders"), including Scott Scherr, Alan Goldstein, Morgan and HarbourVest, such Rightsholders will be entitled following the Offering to certain rights with respect to the registration under the Securities Act of a total of approximately 8,227,807 shares of Common Stock (the "Registrable Stock"). The Shareholders Rights Agreement generally provides that, in the event the Company proposes to register any of its securities under the Securities Act, the Rightsholders shall be entitled to include their Registrable Stock in such Registration, subject to the right of the managing underwriter of any underwritten offering to limit for marketing reasons the number of shares of Registrable Stock included in such "piggyback" registration.


     At any time following six months after the effective date of the Offering, each of Morgan, HarbourVest or Rightsholders holding more than 25% of the shares subject to the Shareholders Rights Agreement may require the Company to prepare and file a registration statement under the Securities Act with respect to their shares of Registrable Stock. The Company need effect no more than two such demand registrations for each of Morgan and HarbourVest and two demand registrations for the other Rightsholders. The Company is not required to file a demand registration statement within six months after the effective date of any other demand registration statement filed by the Company.


     In addition, the Acquired Resellers whose businesses were acquired in 1998, were granted certain piggyback registration rights with respect to the shares issued in connection with the acquisition of their businesses. Such registration rights, with respect to each Acquired Reseller, expire on the first anniversary of the date of the acquisition of such Acquired Reseller's business.


EFFECT OF SALES OF SHARES


     Prior to the Offering, there has been no public market for the Common Stock, and no precise prediction can be made as to the effect, if any, that market sales of shares of Common Stock or the availability of shares of Common Stock for sale will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices and could impair the Company's future ability to raise capital through the sale of its equity securities.


LOCK-UP AGREEMENTS


     All directors and officers and certain stockholders of the Company (holding an aggregate of 12,067,667 shares of Common Stock) have agreed that they will not, without the prior written consent of the representatives of the Underwriters and subject to certain exceptions, sell or otherwise dispose of any shares of Common Stock or options to acquire shares of Common Stock during either a 90-day or 180-day period following the date of this Prospectus. See "Underwriting."


     The Company has agreed not to sell or otherwise dispose of any shares of Common Stock during the 180-day period following the date of the Prospectus, except the Company may issue, and grant options to purchase, shares of Common Stock under the Plan. In addition, the Company may issue shares of Common Stock in connection with any acquisition of another company if the terms of such issuance provide that such Common Stock shall not be resold prior to the expiration of the 180-day period referenced in the preceding sentence. See "Risk Factors -- Shares Eligible for Future Sale."

                                 UNDERWRITING

     Subject to the terms and conditions of an Underwriting Agreement, dated June 1, 1998 (the "Underwriting Agreement"), the Underwriters named below, who are represented by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and Volpe Brown Whelan & Company, LLC (the "Representatives"), have severally agreed to purchase from the Company the respective number of shares of Common Stock set forth opposite their names below.




                            UNDERWRITERS                             NUMBER OF SHARES
------------------------------------------------------------------- -----------------
     Donaldson, Lufkin & Jenrette Securities Corporation ..........     1,560,000
     Volpe Brown Whelan & Company, LLC ............................     1,040,000

     BancAmerica Robertson Stephens ...............................        50,000
     Cowen & Company ..............................................        50,000
     Deutsche Bank Securities, Inc. ...............................        50,000
     Furman Selz LLC ..............................................        50,000
     Hambrech & Quist LLC .........................................        50,000
     Morgan Stanley & Co. Incorporated ............................        50,000
     Prudential Securities Incorporated ...........................        50,000
     Smith Barney Inc. ............................................        50,000

     William Blair & Company, L.L.C. ..............................        25,000
     Crowell, Weedon & Co. ........................................        25,000
     Fahnestock & Co. Inc. ........................................        25,000
     Kaufman Bros., L.P. ..........................................        25,000
     Parker/Hunter Incorporated ...................................        25,000
     Pennsylvania Merchant Group ..................................        25,000
     Raymond James & Associates, Inc. .............................        25,000
     Sands Brothers & Co., Ltd. ...................................        25,000
     Soundview Financial Group, Inc. ..............................        25,000
     C.E. Unterberg, Towbin .......................................        25,000
                                                                        ---------
        Total .....................................................     3,250,000
                                                                        =========

     The Underwriting Agreement provides that the obligations of the several Underwriters to purchase and accept delivery of the shares of Common Stock offered hereby are subject to approval by their counsel of certain legal matters and to certain other conditions. The Underwriters are obligated to purchase and accept delivery of all the shares of Common Stock offered hereby (other than those shares covered by the over-allotment option described below) if any are purchased.

     The Underwriters initially propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain dealers (including the Underwriters) at such price less a concession not in excess of $0.42 per share. The Underwriters may allow, and such dealers may re-allow, to certain other dealers a concession not in excess of $0.10 per share. After the initial offering of the Common Stock, the public offering price and other selling terms may be changed by the Representatives at any time without notice. The Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     The Company and certain stockholders of the Company (the "Selling Stockholders") have granted to the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 487,500 additional shares of Common Stock at the initial public offering price less underwriting discounts and commissions. The Underwriters may exercise such option solely to cover overallotments, if any, made in connection with the Offering. To the extent that the Underwriters exercise such option, each Underwriter will become obligated, subject to certain conditions, to purchase its pro rata portion of such additional shares based on such Underwriter's percentage underwriting commitment as indicated in the preceding table.

     The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     Each of the Company, its executive officers and directors and certain stockholders of the Company (including the Selling Stockholders) has agreed, subject to certain exceptions, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or
(ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Common Stock (regardless of whether any of the transactions described in clause (i) or (ii) is to be settled by the delivery of Common Stock, or such other securities, in cash or otherwise) for a period of 180 days (or in the case of certain of such stockholders 90 days) after the date of this Prospectus without the prior written consent of DLJ. In addition, during such 180 day period, the Company has also agreed not to file any registration statement with respect to, and each of its executive officers, directors and certain stockholders of the Company (including the Selling Stockholders) has agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock without DLJ's prior written consent.

     Prior to the Offering, there has been no established trading market for the Common Stock. The initial public offering price for the shares of Common Stock offered hereby will be determined by negotiation among the Company and the Representatives. The factors to be considered in determining the initial public offering price include the history of and the prospects for the industry in which the Company competes, the past and present operations of the Company, the historical results of operations of the Company, the prospects for future earnings of the Company, the recent market prices of securities of generally comparable companies and the general condition of the securities markets at the time of the Offering.

     Other than in the United States, no action has been taken by the Company, the Selling Stockholders or the Underwriters that would permit a public offering of the shares of Common Stock offered hereby in any jurisdiction where action for that purpose is required. The shares of Common Stock offered hereby may not be offered or sold, directly or indirectly, nor may this Prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares of Common Stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons into whose possession this Prospectus comes are advised to inform themselves about and to observe any restrictions relating to the Offering and the distribution of this Prospectus. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock offered hereby in any jurisdiction in which such an offer or a solicitation is unlawful.

     In connection with the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may overallot the Offering, creating a syndicate short position. The Underwriters may bid for and purchase shares of Common Stock in the open market to cover such syndicate short position or to stabilize the price of the Common Stock. In addition, the underwriting syndicate may reclaim selling concessions from syndicate members and selected dealers if they repurchase previously distributed Common Stock in syndicate covering transactions, in stabilizing transactions or otherwise. These activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.


                                 LEGAL MATTERS

     The validity of the shares of the Common Stock offered hereby will be passed upon for the Company by Dewey Ballantine LLP, New York, New York. Certain legal matters relating to the sale of the Common Stock offered hereby will be passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP, New York, New York.

                                    EXPERTS


     The financial statements of the Company included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


                            ADDITIONAL INFORMATION


     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (including all amendments thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance reference is made to the copy of such agreement filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office upon payment of the prescribed fees. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.


     The Company intends to furnish its stockholders with annual reports containing financial statements audited by an independent accounting firm and will make available copies of quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

               THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARIES



                         INDEX TO FINANCIAL STATEMENTS




                                                                                             PAGE
REGISTRANT
The Ultimate Software Group, Inc. and Subsidiaries
 Report of Independent Certified Public Accountants .....................................    F-3
 Consolidated Balance Sheets -- December 31, 1996 and 1997 and March 31, 1998
   (unaudited) ..........................................................................    F-4
 Consolidated Statements of Operations -- For the years ended December 31, 1995, 1996
   and 1997 and for the three months ended March 31, 1997 and 1998 (unaudited) ..........    F-6
 Consolidated Statements of Stockholders' Deficit -- For the years ended December 31,
   1995, 1996 and 1997 and for the three months ended March 31, 1998 (unaudited) ........    F-7
 Consolidated Statements of Cash Flows -- For the years ended December 31, 1995, 1996
   and 1997 and for the three months ended March 31, 1997 and 1998 (unaudited) ..........    F-8
 Notes to Consolidated Financial Statements .............................................   F-10
BUSINESSES ACQUIRED IN 1996
Torrence & Associates, Inc. d/b/a The Ultimate Software Group
 Report of Independent Certified Public Accountants .....................................   F-26
 Balance Sheet -- December 31, 1995 .....................................................   F-27
 Statement of Operations -- For the year ended December 31, 1995 ........................   F-28
 Statement of Shareholders' Deficit -- For the year ended December 31, 1995 .............   F-29
 Statement of Cash Flows -- For the year ended December 31, 1995 ........................   F-30
 Notes to Financial Statements ..........................................................   F-31
The Ultimate Software Group of Georgia, Inc.
 Report of Independent Certified Public Accountants .....................................   F-34
 Balance Sheet -- December 31, 1995 .....................................................   F-35
 Statement of Operations -- For the year ended December 31, 1995 ........................   F-36
 Statement of Shareholders' Deficit -- For the year ended December 31, 1995 .............   F-37
 Statement of Cash Flows -- For the year ended December 31, 1995 ........................   F-38
 Notes to Financial Statements ..........................................................   F-39
The Ultimate Software Group Midwest, Ltd.
 Report of Independent Certified Public Accountants .....................................   F-42
 Balance Sheet -- December 31, 1995 .....................................................   F-43
 Statement of Operations -- For the year ended December 31, 1995 ........................   F-44
 Statement of Partner's Deficit -- For the year ended December 31, 1995 .................   F-45
 Statement of Cash Flows -- For the year ended December 31, 1995 ........................   F-46
 Notes to Financial Statements ..........................................................   F-47
The Ultimate Software Group of the Delaware Valley, Ltd.
 Report of Independent Certified Public Accountants .....................................   F-50
 Balance Sheet -- December 31, 1995 .....................................................   F-51
 Statement of Operations -- For the year ended December 31, 1995 ........................   F-52
 Statement of Shareholders' Deficit -- For the year ended December 31, 1995 .............   F-53
 Statement of Cash Flows -- For the year ended December 31, 1995 ........................   F-54
 Notes to Financial Statements ..........................................................   F-55

              THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARIES

                                                                                         PAGE
BUSINESSES ACQUIRED IN 1998
The Ultimate Software Group of the Carolinas, Inc. and The Ultimate Software Group
 of Virginia, Inc.
 Report of Independent Certified Public Accountants .................................   F-57
 Combined Balance Sheets -- December 31, 1996 and 1997 ..............................   F-58
 Combined Statements of Operations -- For the years ended December 31, 1995,
   1996 and 1997 ....................................................................   F-59
 Combined Statements of Shareholders' Deficit -- For the years ended December 31,
   1995, 1996 and 1997 ..............................................................   F-60
 Combined Statements of Cash Flows -- For the years ended December 31, 1995,
   1996 and 1997 ....................................................................   F-61
 Notes to Combined Financial Statements .............................................   F-62
The Ultimate Software Group of New York and New England, G.P.
 Report of Independent Certified Public Accountants .................................   F-65
 Balance Sheets -- December 31, 1996 and 1997 .......................................   F-66
 Statements of Operations -- For the years ended December 31, 1995, 1996 and 1997 ...   F-67
 Statements of Partners' Deficit -- For the years ended December 31, 1995,
   1996 and 1997 ....................................................................   F-68
 Statements of Cash Flows -- For the years ended December 31, 1995, 1996 and 1997 ...   F-69
 Notes to Financial Statements ......................................................   F-70
Ultimate Investors Group, Inc. and Subsidiary
 Report of Independent Certified Public Accountants .................................   F-73
 Consolidated Balance Sheets -- December 31, 1996 and 1997 ..........................   F-74
 Consolidated Statements of Operations -- For the years ended December 31, 1995,
   1996 and 1997 ....................................................................   F-75
 Consolidated Statements of Shareholders' Deficit -- For the years ended December 31,
   1995, 1996 and 1997 ..............................................................   F-76
 Consolidated Statements of Cash Flows -- For the years ended December 31, 1995,
   1996 and 1997 ....................................................................   F-77
 Notes to Consolidated Financial Statements .........................................   F-78

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To The Ultimate Software Group, Inc.:


     We have audited the accompanying consolidated balance sheets of The Ultimate Software Group, Inc. (a Delaware corporation and formerly The Ultimate Software Group, Ltd., a Florida limited partnership) and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Ultimate Software Group, Inc. and subsidiaries as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


/s/ Arthur Andersen LLP
ARTHUR ANDERSEN LLP


Miami, Florida,
 January 20, 1998 (except with respect to the matters discussed in Note 10 and 15, as to which the date is April 30, 1998).

              THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS




                                                               AS OF DECEMBER 31,            AS OF MARCH 31,
                                                           --------------------------- ---------------------------
                                                                1996          1997          1998          1998
                                                                                                       PRO FORMA
                                                                                                      (UNAUDITED--
                                                                                        (UNAUDITED)     NOTE 15)
                        ASSETS
Current assets:
 Cash and cash equivalents ...............................  $ 1,420,220   $ 3,269,964   $   657,942   $   657,942
 Accounts receivable, net ................................    2,946,141     5,926,695     7,479,828     7,479,828
 Due from stockholder ....................................       25,000            --            --            --
 Prepaid commissions .....................................      228,713       330,081       105,081       105,081
 Other prepaid expenses ..................................      236,845       324,250       716,167       716,167
                                                            -----------   -----------   -----------   -----------
  Total current assets ...................................    4,856,919     9,850,990     8,959,018     8,959,018
                                                            -----------   -----------   -----------   -----------
Property and equipment, net ..............................      934,053     1,702,807     1,830,032     1,830,032
Acquired intangibles, net of accumulated
amortization of $6,971,226, $8,413,552 and
$8,604,619 (unaudited), respectively .....................    2,079,222       638,319       447,252       447,252
Other assets .............................................      119,357       247,207       859,286       859,286
                                                            -----------   -----------   -----------   -----------
  Total assets ...........................................  $ 7,989,551   $12,439,323   $12,095,588   $12,095,588
                                                            -----------   -----------   -----------   -----------
                       LIABILITIES AND
                   STOCKHOLDERS' DEFICIT
Current liabilities:
 Accounts payable ........................................  $   852,037   $ 1,712,280   $ 2,085,780   $ 2,085,780
 Accrued expenses ........................................    2,400,496     4,223,537     4,311,122     4,311,122
 Customer deposits .......................................      527,122     2,866,247     1,066,250     1,066,250
 Deferred revenue -- current .............................    3,201,593     6,897,890     8,533,853     8,533,853
 Notes payable ...........................................      273,142            --            --            --
 Borrowings under line of credit agreement ...............    1,617,625       209,091     2,177,824     2,177,824
 Current portion of capital lease obligations ............      215,481       162,286       267,259       267,259
                                                            -----------   -----------   -----------   -----------
  Total current liabilities ..............................    9,087,496    16,071,331    18,442,088    18,442,088
Capital lease obligations, net of current portion ........      216,514        54,228       574,035       574,035
Deferred revenue -- long-term ............................    1,079,851     1,716,222     1,658,165     1,658,165
Other long-term liabilities ..............................       47,497       105,197       108,893       108,893
                                                            -----------   -----------   -----------   -----------
  Total liabilities ......................................   10,431,358    17,946,978    20,783,181    20,783,181
                                                            -----------   -----------   -----------   -----------
Commitments and contingencies (Notes 10 and 11)

              THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARIES

                                                              AS OF DECEMBER 31,                  AS OF MARCH 31,
                                                       --------------------------------- ---------------------------------
                                                             1996             1997             1998             1998
                                                                                                              PRO FORMA
                                                                                                            (UNAUDITED--
                                                                                            (UNAUDITED)       NOTE 15)
                       LIABILITIES AND
         STOCKHOLDERS' DEFICIT--(CONTINUED)
Stockholders' deficit:
Preferred Stock, $.01 par value, 616,854, 501,914
 and 501,914 shares authorized in 1996, 1997 and
 1998, no shares issued or outstanding; pro forma
 2,500,000 shares authorized, no shares
 outstanding .........................................  $          --    $          --    $          --    $          --
Series A Convertible Preferred Stock, $.01 par
 value, 191,573 shares authorized, issued and
 outstanding in 1996, 1997 and 1998, convertible
 into 1,938,527 shares of Common Stock ...............          1,916            1,916            1,916               --
Series B Convertible Preferred Stock, $.01 par
 value, 191,573, 306,513 and 306,513 shares
 authorized, 32,736, 295,672 and 295,672 shares
 issued and outstanding in 1996, 1997 and 1998,
 convertible into 2,991,905 shares of Common
 Stock ...............................................            327            2,957            2,957               --
Common Stock, $.01 par value, 50,000,000 shares
 authorized, no shares issued or outstanding in
 1996, 1997 and 1998; pro forma 12,620,715 shares
 issued and outstanding ..............................             --               --               --          126,207
Class A Common Stock, $.01 par value, 236,300
 shares authorized, 236,300, 236,300 and 68,747
 issued and outstanding in 1996, 1997 and 1998,
 convertible into 1,030,398 shares of Common
 Stock ...............................................          2,363            2,363              687               --
Class B Common Stock, $.01 par value, 1,200,000,
 1,600,000 and 1,600,000 shares authorized in
 1996, 1997 and 1998, 658,125 shares issued and
 outstanding in 1996, 1997 and 1998, convertible
 into 6,659,567 shares of Common Stock ...............          6,582            6,582            6,582               --
Class C Common Stock, $.01 par value, 200,000
 shares authorized, 0, 50 and 50 shares issued and
 outstanding in 1996, 1997 and 1998, convertible
 into 409 shares of Common Stock .....................             --               --               --               --
Additional paid-in capital ...........................     18,062,552       31,572,365       35,757,392       35,643,325
Accumulated deficit ..................................    (20,515,547)     (37,093,838)     (44,457,127)     (44,457,127)
                                                        -------------    -------------    -------------    -------------
 Total stockholders' deficit .........................     (2,441,807)      (5,507,655)      (8,687,593)      (8,687,593)
                                                        -------------    -------------    -------------    -------------
 Total liabilities and stockholders' deficit .........  $   7,989,551    $  12,439,323    $  12,095,588    $  12,095,588
                                                        =============    =============    =============    =============

The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

              THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS




                                                                                              FOR THE THREE MONTHS
                                               FOR THE YEARS ENDED DECEMBER 31,                  ENDED MARCH 31,
                                       ------------------------------------------------- -------------------------------
                                             1995            1996             1997             1997            1998
                                                                                           (UNAUDITED)     (UNAUDITED)
Revenues:
 License .............................  $  1,929,293    $   4,273,434    $   7,231,820    $    817,510    $  3,122,813
 Service .............................     1,344,163        4,252,527        9,080,733       1,958,240       4,074,668
 Other ...............................       453,501          785,930        1,279,496         254,222         373,061
                                        ------------    -------------    -------------    ------------    ------------
   Total revenues ....................     3,726,957        9,311,891       17,592,049       3,029,972       7,570,542
                                        ------------    -------------    -------------    ------------    ------------
Cost of revenues:
 License .............................            --               --          195,243              --         204,413
 Service .............................     1,794,489        5,388,165        8,539,325       1,961,434       3,443,933
 Other ...............................        39,610          457,778          834,388         184,468         299,127
                                        ------------    -------------    -------------    ------------    ------------
   Total cost of revenues ............     1,834,099        5,845,943        9,568,956       2,145,902       3,947,473
                                        ------------    -------------    -------------    ------------    ------------
Operating expenses:
 Sales and marketing .................     2,645,422       10,451,276       13,656,139       3,394,675       3,814,134
 Research and development ............     2,590,715        3,359,878        4,837,131         883,134       1,419,001
 General and administrative ..........     1,268,525        3,006,451        4,148,365       1,020,807         915,786
 Amortization of acquired
   intangibles .......................        38,889        6,932,337        1,442,326         283,530         191,069
                                        ------------    -------------    -------------    ------------    ------------
   Total operating expenses ..........     6,543,551       23,749,942       24,083,961       5,582,146       6,339,990
                                        ------------    -------------    -------------    ------------    ------------
   Operating loss ....................    (4,650,693)     (20,283,994)     (16,060,868)     (4,698,076)     (2,716,921)
Compensation related to
 modification of escrow
 agreement (Note 15) .................            --               --               --              --      (4,183,351)
Interest expense .....................       (93,596)        (178,520)        (206,094)        (58,148)        (38,187)
Interest and other income ............        13,178           76,885          250,006          25,685           8,989
                                        ------------    -------------    -------------    ------------    ------------
   Net loss ..........................  $ (4,731,111)   $ (20,385,629)   $ (16,016,956)   $ (4,730,539)   $ (6,929,470)
                                        ============    =============    =============    ============    ============
Net loss per share -- basic and
 diluted .............................  $      (0.71)   $       (2.30)   $       (1.37)   $      (0.46)   $      (0.55)
                                        ============    =============    =============    ============    ============
Weighted average shares
 outstanding -- basic and diluted.....     6,659,567        8,853,930       11,710,216      10,329,891      12,620,806
                                        ============    =============    =============    ============    ============

The accompanying notes to consolidated financial statements are an integral part of these statements.

              THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT



                                       SERIES A            SERIES B
                                      CONVERTIBLE         CONVERTIBLE                                 CLASS B COMMON
                                    PREFERRED STOCK     PREFERRED STOCK     CLASS A COMMON STOCK           STOCK
                                  ------------------- ------------------- ------------------------- -------------------
                                    SHARES    AMOUNT    SHARES    AMOUNT      SHARES       AMOUNT     SHARES    AMOUNT
Balance, December 31, 1994,
 before restatement for the
 1998 poolings ..................       --    $   --        --    $   --           --    $      --        --    $   --
1998 pooling transactions
 (Note 15) ......................       --        --        --        --           --           --   121,856     1,219
                                        --    ------        --    ------           --    ---------   -------    ------
Balance, December 31, 1994,
 restated for the 1998
 pooling transactions ...........       --        --        --        --           --           --   121,856     1,219
Partnership interest issued for
 acquisitions ...................       --        --        --        --           --           --        --        --
Partnership interest issued for
 consulting services ............       --        --        --        --           --           --        --        --
Contributions ...................       --        --        --        --           --           --        --        --
Equity transactions of 1998
 pooling transactions ...........       --        --        --        --           --           --        --        --
Net loss ........................       --        --        --        --           --           --        --        --
                                        --    ------        --    ------           --    ---------   -------    ------
Balance, December 31, 1995 ......       --        --        --        --           --           --   121,856     1,219
Contributions ...................       --        --        --        --           --           --        --        --
Net loss prior to the transfer
 of the Partnership to the
 Company ........................       --        --        --        --           --           --        --        --
Issuance of stock in
 connection with the
 Transactions (Note 10) .........  191,573     1,916        --        --      236,300        2,363   536,269     5,363
Net proceeds from issuances
 of Series B Convertible
 Preferred Stock ................       --        --    32,736       327           --           --        --        --
Non-cash issuance of options
 to purchase Common Stock
 for consulting services ........       --        --        --        --           --           --        --        --
Equity transactions of 1998
 pooling transactions ...........       --        --        --        --           --           --        --        --
Net loss ........................       --        --        --        --           --           --        --        --
                                   -------    ------    ------    ------      -------    ---------   -------    ------
Balance, December 31, 1996 ......  191,573     1,916    32,736       327      236,300        2,363   658,125     6,582
Net proceeds from issuances
 of Series B Convertible
 Preferred Stock ................       --        --   262,936     2,630           --           --        --        --
Equity transactions of 1998
 pooling transactions ...........       --        --        --        --           --           --        --        --
Net loss ........................       --        --        --        --           --           --        --        --
                                   -------    ------   -------    ------      -------    ---------   -------    ------
Balance, December 31, 1997 ......  191,573     1,916   295,672     2,957      236,300        2,363   658,125     6,582
Net loss (unaudited) ............       --        --        --        --           --           --        --        --
Compensation related to
 modification of escrow
 agreement (unaudited) ..........       --        --        --        --           --           --        --        --
Equity transactions of 1998
 pooling transactions
 (unaudited) ....................       --        --        --        --           --           --        --        --
Cancellation of shares related
 to release of escrow ...........       --        --        --        --     (167,553)      (1,676)       --        --
Balance, March 31, 1998
 (unaudited) ....................  191,573    $1,916   295,672    $2,957       68,747    $     687   658,125    $6,582
                                   =======    ======   =======    ======     ========    =========   =======    ======

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                                    ADDITIONAL                           TOTAL
                                      GENERAL         LIMITED         PAID-IN       ACCUMULATED      STOCKHOLDERS'
                                      PARTNER         PARTNERS        CAPITAL         DEFICIT           DEFICIT
Balance, December 31, 1994,
 before restatement for the
 1998 poolings ..................  $    (935,536)  $   1,382,698   $        --     $          --    $     447,162
1998 pooling transactions
 (Note 15) ......................             --              --       847,256          (731,413)         117,062
                                   -------------   -------------   -----------     -------------    -------------
Balance, December 31, 1994,
 restated for the 1998
 pooling transactions ...........       (935,536)      1,382,698       847,256          (731,413)         564,224
Partnership interest issued for
 acquisitions ...................             --         250,000            --                --          250,000
Partnership interest issued for
 consulting services ............             --         123,125            --                --          123,125
Contributions ...................             --       2,154,376            --                --        2,154,376
Equity transactions of 1998
 pooling transactions ...........             --              --       815,655          (100,000)         715,655
Net loss ........................     (2,762,488)     (1,183,924)           --          (784,699)      (4,731,111)
                                   -------------   -------------   -----------     -------------    -------------
Balance, December 31, 1995 ......     (3,698,024)      2,726,275     1,662,911        (1,616,112)        (923,731)
Contributions ...................             --       1,070,000            --                --        1,070,000
Net loss prior to the transfer
 of the Partnership to the
 Company ........................     (1,115,936)       (478,258)           --                --       (1,594,194)
Issuance of stock in
 connection with the
 Transactions (Note 10) .........      4,813,960      (3,318,017)   14,185,845                --       15,691,430
Net proceeds from issuances
 of Series B Convertible
 Preferred Stock ................             --              --     1,633,473                --        1,633,800
Non-cash issuance of options
 to purchase Common Stock
 for consulting services ........             --              --       285,054                --          285,054
Equity transactions of 1998
 pooling transactions ...........             --              --       295,269          (108,000)         187,269
Net loss ........................             --              --            --       (18,791,435)     (18,791,435)
                                   -------------   -------------   -----------     -------------    -------------
Balance, December 31, 1996 ......             --              --    18,062,552       (20,515,547)      (2,441,807)
Net proceeds from issuances
 of Series B Convertible
 Preferred Stock ................             --              --    13,476,563                --       13,479,193
Equity transactions of 1998
 pooling transactions ...........             --              --        33,250          (561,335)        (528,085)
Net loss ........................             --              --            --       (16,016,956)     (16,016,956)
                                   -------------   -------------   -----------     -------------    -------------
Balance, December 31, 1997 ......             --              --    31,572,365       (37,093,838)      (5,507,655)
Net loss (unaudited) ............             --              --            --        (6,929,470)      (6,929,470)
Compensation related to
 modification of escrow
 agreement (unaudited) ..........             --              --     4,183,351                --        4,183,351
Equity transactions of 1998
 pooling transactions
 (unaudited) ....................             --              --            --          (433,819)        (433,819)
Cancellation of shares related
 to release of escrow ...........             --              --         1,676                --               --
Balance, March 31, 1998
 (unaudited) ....................  $          --   $          --   $35,757,392     $ (44,457,127)   $  (8,687,593)
                                   =============   =============   ===========     =============    =============

The accompanying notes to consolidated financial statements are an integral part of these statements.

              THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS




                                                          FOR THE YEARS ENDED DECEMBER 31,
                                                ----------------------------------------------------
                                                      1995              1996              1997
Cash flows from operating activities:
 Net loss .....................................   $ (4,731,111)    $ (20,385,629)    $ (16,016,956)
 Adjustments to reconcile net loss to
   net cash used in operating
   activities:
   Depreciation and amortization ..............        245,204         7,316,413         2,087,017
   Provision for doubtful accounts ............         24,000           241,000           443,702
   Issuance of equity instruments for
    consulting services .......................        123,125           285,054                --
   Non-cash equity transactions of
    1998 poolings .............................         10,655            33,549             8,163
   Compensation related to
    modification of escrow
    agreement .................................             --                --                --
   Changes in operating assets and
    liabilities, net of effects of
    acquisitions:
    Accounts receivable .......................       (660,647)       (1,930,475)       (3,424,256)
    Prepaid commissions .......................             --          (228,713)         (101,368)
    Other prepaid expenses ....................         58,041          (118,757)         (346,077)
    Other assets ..............................             --            (6,649)         (127,850)
    Accounts payable ..........................        117,114           485,586           860,243
    Accrued expenses ..........................        127,654         1,936,479         1,898,041
    Deferred revenue and customer
     deposits .................................        730,584         2,356,908         6,671,793
    Other long-term liabilities ...............             --                --            57,700
                                                  ------------     -------------     -------------
Net cash used in operating activities .........     (3,955,381)      (10,015,234)       (7,989,848)
                                                  ------------     -------------     -------------
Cash flows from investing activities:
 Capital expenditures .........................       (189,598)         (154,796)       (1,433,927)
 Amounts (paid to) received from
   affiliate and shareholder ..................       (199,100)          221,100            25,000
 Net (issuance) repayments of notes
   receivable .................................             --           (45,382)          (49,452)
 Due from distributor .........................        425,000                --                --
 Cash used in acquisitions ....................             --          (660,555)               --
                                                  ------------     -------------     -------------
Net cash provided by (used in)
 investing activities .........................         36,302          (639,633)       (1,458,379)
                                                  ------------     -------------     -------------

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                FOR THE THREE MONTHS ENDED MARCH
                                                               31,
                                                ---------------------------------
                                                      1997             1998
                                                   (UNAUDITED)      (UNAUDITED)
Cash flows from operating activities:
 Net loss .....................................   $ (4,730,539)    $ (6,929,470)
 Adjustments to reconcile net loss to
   net cash used in operating
   activities:
   Depreciation and amortization ..............        399,943          442,594
   Provision for doubtful accounts ............             --          155,086
   Issuance of equity instruments for
    consulting services .......................             --               --
   Non-cash equity transactions of
    1998 poolings .............................         21,138               --
   Compensation related to
    modification of escrow
    agreement .................................             --        4,183,351
   Changes in operating assets and
    liabilities, net of effects of
    acquisitions:
    Accounts receivable .......................        109,917       (1,708,219)
    Prepaid commissions .......................       (255,121)         225,000
    Other prepaid expenses ....................        171,157         (364,694)
    Other assets ..............................         (8,152)        (677,678)
    Accounts payable ..........................       (203,458)         373,500
    Accrued expenses ..........................     (1,265,466)          87,585
    Deferred revenue and customer
     deposits .................................      2,794,773         (222,091)
    Other long-term liabilities ...............             --            3,696
                                                  ------------     ------------
Net cash used in operating activities .........     (2,965,808)      (4,431,340)
                                                  ------------     ------------
Cash flows from investing activities:
 Capital expenditures .........................       (321,084)         (59,787)
 Amounts (paid to) received from
   affiliate and shareholder ..................             --               --
 Net (issuance) repayments of notes
   receivable .................................          6,849           38,376
 Due from distributor .........................             --               --
 Cash used in acquisitions ....................             --               --
                                                  ------------     ------------
Net cash provided by (used in)
 investing activities .........................       (314,235)         (21,411)
                                                  ------------     ------------

              THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARIES

                                                                                          FOR THE THREE MONTHS ENDED
                                                  FOR THE YEARS ENDED DECEMBER 31,                MARCH 31,
                                            -------------------------------------------- ----------------------------
                                                 1995          1996           1997            1997          1998
                                                                                          (UNAUDITED)    (UNAUDITED)
Cash flows from financing activities:
 Net borrowings under line of credit
   agreements .............................  $  511,289    $   926,335    $ (1,408,534)   $ (815,903)   $  1,968,733
 Net proceeds from notes
   payable-related parties ................     424,843        594,658              --            --              --
 Due to affiliate .........................     450,000       (450,000)             --            --              --
 Borrowings (payments) on notes
   payable ................................          --         23,142        (273,142)       18,367              --
 Net proceeds from capital lease
   obligations ............................          --             --              --            --         381,095
 Payments on capital lease
   obligations ............................    (113,349)      (161,819)       (215,481)      (53,642)        (75,280)
 Contributions to partners' capital .......   2,154,376      1,070,000              --            --              --
 Net proceeds from issuances of
   Convertible Preferred Stock ............          --      9,423,331      13,479,193     3,435,118              --
 Equity transactions of 1998 poolings           705,000        228,720        (284,065)       75,000        (433,819)
                                             ----------    -----------    ------------    ----------    ------------
Net cash provided by financing
 activities ...............................   4,132,159     11,654,367      11,297,971     2,658,940       1,840,729
                                             ----------    -----------    ------------    ----------    ------------
Net increase (decrease) in cash and
 cash equivalents .........................     213,080        999,500       1,849,744      (621,103)     (2,612,022)
Cash and cash equivalents, beginning
 of year ..................................     207,640        420,720       1,420,220     1,420,220       3,269,964
                                             ----------    -----------    ------------    ----------    ------------
Cash and cash equivalents, end of year       $  420,720    $ 1,420,220    $  3,269,964    $  799,117    $    657,942
                                             ==========    ===========    ============    ==========    ============
Supplemental disclosure of cash flow
 information:
Cash paid for interest ....................  $   88,324    $   152,166    $    150,247    $   23,147    $     36,358
                                             ==========    ===========    ============    ==========    ============
Supplemental disclosure of non-cash
 financing activities:


 The Company entered into capital lease obligations to acquire new equipment totaling $408,127, $206,739, $0 and $318,965 (unaudited) in 1995, 1996, 1997 and the three months ended March 31, 1998, respectively.

 In 1996, the Company issued Class A Common Stock and Class B Common Stock in connection with the transactions discussed in Note 10.

 In 1996, the Company issued 24,904 shares of Series A Convertible Preferred Stock (convertible into 252,004 shares of Common Stock) as payment for certain obligations to related parties (see Note 10).

 In 1996, the Company issued 8,534 shares of Series A Convertible Preferred Stock (convertible into 86,356 shares of Common Stock) valued at $445,500 to certain former limited partners for limited partnership interests in the
  Partnership (see Note 10).

     In 1996, $75,000 of accrued but unpaid dividends were declared by one of the 1998 Acquired Resellers.

 In 1998, the Company acquired five third-party resellers in transactions accounted under the poolings-of-interest accounting method (see Note 15).






The accompanying notes to consolidated financial statements are an integral part of these statements.

              THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. NATURE OF OPERATIONS

     The Ultimate Software Group, Inc. (the "Company") or, prior to the transactions consummated in April 1996 as further discussed below, The Ultimate Software Group, Ltd. (the "Partnership"), designs, markets, implements and supports technologically advanced, cross-industry human resource management and payroll software solutions, marketed primarily to middle-market organizations with 300 to 15,000 employees. The Company reaches its customer base and target market through its direct sales force and a network of national, regional and local strategic partners.

     In April 1996, the Company completed a series of transactions (the "Transactions") whereby the businesses of certain third-party resellers of the Company's products were purchased by the Partnership, and the business and operations of the Partnership, along with the acquired businesses, were transferred and conveyed to the Company in exchange for certain shares of Class A and Class B Common Stock of the Company. The acquisitions were accounted for under the purchase method of accounting. See Note 12. The Company issued shares of its Class B Common Stock in exchange for all of the issued and outstanding shares of the capital stock of the Partnership's general partner, The Ultimate Software Group, Inc., a Florida corporation ("GP"), and for all of the issued and outstanding shares of the capital stock of Strategic Image Systems, Inc. ("Strategic"), a limited partner of the Partnership. Such exchange was accounted for on a historical cost basis as GP and Strategic were related to the Partnership. As a result of the Transactions, GP and Strategic became wholly-owned subsidiaries of the Company. For a more detailed description of the Transactions, see Note 10.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


Basis of Consolidation

     The consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

     In February and March 1998, the Company acquired the businesses of five third-party resellers of the Company's products (the "Acquired Resellers") in exchange for an aggregate of 121,856 shares of the Company's Class B Common Stock, (convertible into 1,233,061 shares of Common Stock). The Company is accounting for these transactions using the pooling-of-interest method of accounting and therefore the accounts of the Acquired Resellers have been included retroactively in the consolidated financial statements as if the companies had operated as one entity since inception. See Note 15.


Interim Financial Data

     In the opinion of the management of the Company, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of only normal and recurring adjustments) necessary to present fairly the financial position of the Company as of March 31, 1998, and the results of operations and cash flows for the three months ended March 31, 1997 and 1998. The results of operations and cash flows for the three months ended March 31, 1998 are not necessarily indicative of the results of operations or cash flows which may be reported for the remainder of 1998, or for any subsequent period.


Cash and Cash Equivalents

     All highly liquid instruments with an original maturity of three months or less when acquired are considered cash equivalents. The accompanying consolidated balance sheets include $1,013,657, $1,548,479 and $39,878 (unaudited) in interest-bearing accounts as of December 31, 1996 and 1997 and March 31, 1998, respectively.


Accounts Receivable

     Accounts receivable are principally from end-users of the Company's products. The Company performs periodic credit evaluations of its customers and has recorded allowances for estimated losses.

              THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARIES

     A rollforward of allowances is as follows:




                                                                                           FOR THE
                                                                                         THREE MONTHS
                                                                                            ENDED
                                                 FOR THE YEARS ENDED DECEMBER 31,         MARCH 31,
                                             ----------------------------------------   -------------
                                                1995         1996            1997            1998
                                                                                         (UNAUDITED)
Balance, beginning of year ...............    $    --     $  24,000      $  215,000       $ 533,827
 Provision for doubtful accounts .........     24,000       241,000         443,702         155,086
 Write-offs ..............................         --       (50,000)       (124,875)        (76,493)
                                              -------     ---------      ----------       ---------
Balance, end of year .....................    $24,000     $ 215,000      $  533,827       $ 612,420
                                              =======     =========      ==========       =========

Property and Equipment

     Property and equipment is stated at cost less accumulated depreciation and amortization. Property and equipment is depreciated using the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are charged to expense when incurred; betterments are capitalized. Upon the sale or retirement of assets, the cost, accumulated depreciation and amortization are removed from the accounts and any gain or loss is recognized.


Deferred Revenue

     Deferred revenue is comprised of deferrals for (i) license revenues for which product has not yet been delivered or obligations have not yet been fulfilled (in the case of committed upgrades) and (ii) service revenues for which maintenance, implementation, training and consulting services have not yet been rendered. The principal components of deferred revenue were as follows:




                                       AS OF DECEMBER 31,          AS OF MARCH 31,
                                  -----------------------------   ----------------
                                       1996            1997             1998
                                                                     (UNAUDITED)
     License revenues .........    $1,226,727      $3,069,603        $ 5,754,589
     Service revenues .........     3,054,717       5,544,509          4,437,429
                                   ----------      ----------        -----------
                                   $4,281,444      $8,614,112        $10,192,018
                                   ==========      ==========        ===========

     As of December 31, 1996 and 1997 and March 31, 1998, $1,079,851,
$1,716,222 and $1,658,165 (unaudited), respectively, of deferred revenue will be recognized in periods after the year ending December 31, 1997 and 1998.

     Associated deferred costs, primarily relating to commissions, amounted to $228,713, $330,081 and $105,081 (unaudited) at December 31, 1996 and 1997 and
March 31, 1998, respectively. Commission expense is recognized in the period the related revenue is recognized.


Revenue Recognition

     The Company licenses software under noncancelable license agreements and provides services including maintenance, implementation, training and consulting services. In accordance with the provision of SOP 97-2, license revenues are generally recognized when a noncancelable license agreement has been signed, the product has been delivered, no significant vendor obligations remain and collection of the related receivable is considered probable. Revenues from maintenance agreements for maintaining, supporting and providing periodic updates are recognized ratably over the maintenance period, which in most instances is one year. Revenues for training and consulting services are recognized as services are performed.

              THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARIES

     Prior to 1996, the Company entered into 18 exclusive reseller agreements with third parties, which provided each such party with exclusive distribution rights to sell the Company's products in a specified territory. In consideration, the Company received an up-front nonrefundable fee, which ranged from $25,000 to $300,000. Such fees were recognized as revenues, at the time an agreement was executed. In 1995 and 1996, the Company bought back, or otherwise reacquired, the distribution rights of 13 of its resellers. As of December 31, 1996 and 1997, the Company had five third-party resellers, the businesses of which were subsequently acquired. See Notes 10 and 15.

     The Company also generates revenues relating to the sale of payroll-related forms. Such revenues are recognized as the product is shipped or as the services are rendered.

     Until 1997, substantially all of the Company's revenues were derived from its ULTIPRO for LAN product and related services. The Company has shifted its focus from a product based on DOS and local area network (LAN) technologies, ULTIPRO for LAN, to a product based on Windows and client/server technologies, UltiPro for Windows. As a result of this shift and the decrease in general market demand for DOS-based products, the Company's revenues from its ULTIPRO for LAN product have been declining and are expected to decline for the foreseeable future. There can be no assurance that the decline in revenues from sales of ULTIPRO for LAN will not have a material adverse effect on the Company's business, operating results and financial condition. While the Company still derives revenues from the support, service and limited sales of the ULTIPRO for LAN product line, its UltiPro for Windows product and related support and services are expected to account for substantially all of the Company's revenues for the foreseeable future. However, to date, the Company has had only limited experience with customer acceptance and use, as well as in implementing UltiPro for Windows. Accordingly, the Company's future success will depend on maintaining and increasing acceptance of UltiPro for Windows and related services and its ability to successfully implement the product. There can be no assurance that UltiPro for Windows will gain broad market acceptance or that the Company will be able to successfully implement UltiPro for Windows in a timely manner. Any factors adversely affecting the demand for UltiPro for Windows would have a material adverse effect on the Company's business, operating results and financial condition. The Company operates in a highly competitive industry characterized by rapidly changing technology which could adversely affect the Company's revenues and the related operating results.


Cost of Revenues

     The cost of revenues consists of cost of license revenues, cost of service revenues and cost of other revenues. Cost of license revenues consists of fees payable to a third party for software products distributed by the Company. Cost of service revenues consists of costs to provide consulting, implementation, maintenance, technical support and training to the Company's customers and the cost of providing periodic updates. Cost of other revenues consist of costs related to sales of payroll-related forms.


Income Taxes

     Income taxes were not provided for, or payable, by the Partnership. Partners were taxed individually on their share of Partnership earnings. Subsequent to the Transactions discussed in Note 10, the Company is subject to corporate Federal and state income taxes. The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. SFAS 109 provides for a liability approach under which deferred income taxes are provided based upon enacted tax laws and rates applicable to the periods in which the taxes become payable.


Acquired Intangibles

     Acquired intangibles are being amortized on a straight-line basis over 30 months, the estimated useful life of such acquired assets (primarily consisting of customer lists and personnel). In accordance

              THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARIES with SFAS No. 121, Accounting for the Impairment Of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, the Company continually evaluates whether later events and circumstances have occurred that indicate the remaining acquired intangibles may warrant revision or may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of the related business' undiscounted cash flows from operations over the remaining life of the cost in excess of net assets of acquired businesses, in measuring whether such cost is recoverable. Operating results as well as projected future cash flows relating to the resellers acquired during 1996 indicated an impairment in acquired intangibles as of December 31, 1996 and 1997. Accordingly, the Company charged $5,050,308 and $308,206 to amortization of acquired intangibles in 1996 and 1997, respectively, to reduce acquired intangibles to their estimated realizable value.


Software Development Costs

     SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between the achievement of technological feasibility of the Company's products and the point at which the product is ready for general release have historically substantially coincided, and, as a result, software development costs required to be capitalized have been immaterial.


Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Fair Value of Financial Instruments

     The Company's financial instruments, consisting of cash and cash equivalents, accounts receivable, due from stockholder, accounts payable and borrowings approximate fair value due to their short-term nature.


Accounting for Stock Options

     In October 1995, SFAS No. 123, Accounting for Stock-Based Compensation, was issued and is effective for the year ending December 31, 1996. As permitted by SFAS No. 123, the Company has continued to account for employee stock options in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and has included the pro forma disclosures required by SFAS No. 123 for the years ending December 31, 1996 and 1997 at Note 9.

     SFAS No. 123 also applies to transactions in which equity instruments are issued to acquire goods or services from nonemployees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the instruments issued, whichever is more reliably measurable. Accordingly, the Company has valued the issuance of such options to nonemployees to purchase Common Stock using the Black-Scholes option pricing model. See Note 10.


Per Share Amounts

     In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128, Earnings Per Share. This statement simplifies the standards for computing and presenting earnings per

              THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARIES share ("EPS") and makes them comparable to international EPS standards. SFAS 128 replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures. SFAS 128 became effective for financial statements issued for periods ending after December 31, 1997 and requires restatement of all prior periods presented. Basic EPS is calculated by dividing income available to common stockholders by the weighted average number of shares of Common Stock outstanding during each period. Diluted EPS includes the potential impact of convertible securities and dilutive common stock equivalents using the treasury stock method of accounting.


     Basic and diluted loss per share for all periods presented include the impact of the subsequent conversion of shares of Preferred and Common Stock outstanding as described in Note 15, effected for the stock split discussed in
Note 15. Other common stock equivalents have not been included in the computation of diluted loss per share as their impact is antidilutive.


Recent Accounting Pronouncements


     In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income, which is required to be adopted in fiscal 1998. This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. This statement requires that an enterprise (a) classify items of other comprehensive income by their nature in financial statements and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of statements of financial position. Comprehensive income is defined as the change in equity during the financial reporting period of a business enterprise resulting from non-owner sources.


     In June 1997, the FASB issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, which is required to be adopted in fiscal 1998. This statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments including, among other things, a measure of segment profit or loss, certain specific revenue and expense items, and segment assets.


     The Company has not yet determined the impact on its financial statement presentation as a result of adopting SFAS Nos. 130 and 131.


3. ACCRUED EXPENSES


     Accrued expenses consist of the following:




                                                       AS OF DECEMBER 31,          AS OF MARCH 31,
                                                  -----------------------------   ----------------
                                                       1996            1997             1998
                                                                                     (UNAUDITED)
Payroll .......................................    $  488,521      $  603,245        $  149,149
Bonuses .......................................     1,343,097       1,778,000         2,033,097
Other items individually representing less than
 5% of total current liabilities ..............       568,878       1,842,292         2,128,876
                                                   ----------      ----------        ----------
                                                   $2,400,496      $4,223,537        $4,311,122
                                                   ==========      ==========        ==========

              THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARIES

4. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:



                                                                              AS OF DECEMBER 31,        AS OF MARCH 31,
                                                              ESTIMATED  ----------------------------- ----------------
                                                             USEFUL LIFE      1996           1997            1998
                                                                                                          (UNAUDITED)
Equipment .................................................   3 years     $1,472,297    $  2,846,718     $  3,021,591
Furniture, fixtures and improvements ......................   5 years        185,573         244,355          420,757
                                                                          ----------    ------------     ------------
                                                                           1,657,870       3,091,073        3,442,348
Less -- accumulated depreciation and amortization .........                 (723,817)     (1,388,266)      (1,612,316)
                                                                          ----------    ------------     ------------
                                                                          $  934,053    $  1,702,807     $  1,830,032
                                                                          ==========    ============     ============

     Included in property and equipment is equipment acquired under capital leases as follows:



                                                  AS OF DECEMBER 31,          AS OF MARCH 31,
                                             -----------------------------   ----------------
                                                  1996            1997             1998
                                                                                (UNAUDITED)
Equipment ................................    $  672,122      $  672,122        $1,372,870
Less -- accumulated amortization .........      (309,526)       (527,628)         (599,029)
                                              ----------      ----------        ----------
                                              $  362,596      $  144,494        $  773,841
                                              ==========      ==========        ==========

     Depreciation and amortization expense on property and equipment totaled $156,318, $373,488, $653,010 and $117,836 (unaudited) and $251,527 (unaudited)
for the years ended December 31, 1995, 1996 and 1997, and for the three months ended March 31, 1997 and 1998, respectively.


5. CAPITAL LEASE OBLIGATIONS

     The Company leases certain equipment under noncancellable agreements which are accounted for as capital leases and expire at various dates through 1999. Interest rates on these leases range from 7.5% to 17.9%. The annual maturities of the capital lease obligations are as follows as of December 31, 1997:


           1998 ................................................    $ 180,903
           1999 ................................................       58,059
                                                                    ---------
                                                                      238,962
           Less -- amount representing interest ................      (22,448)
                                                                    ---------
           Lease obligations reflected as current ($162,286) and
           non-current ($54,228) ...............................    $ 216,514
                                                                    =========

6. LINE OF CREDIT AGREEMENTS

     In September 1996, the Company entered into a line of credit with a bank for the lesser of $4,000,000 or 80% of eligible receivables, as defined. The line of credit was increased to the lesser of 80% of the eligible receivables (as defined) or $6.0 million for the period beginning April 23, 1998 and ending September 30, 1998. The line of credit bears interest at LIBOR plus 4.875% per annum (10.875% and 10.563% (unaudited) at December 31, 1997 and March 31, 1998, respectively), but not less than 8.000% per annum in any month. Interest on the line of credit is payable monthly. As of December 31, 1996, $1,487,784 was outstanding under the line. Such amount was repaid in 1997 with proceeds from the sale of the Company's Series B Convertible Preferred Stock. As of March 31, 1998, $2,177,824 (unaudited) was outstanding under the line. The line of credit matures on October 30, 1998, and will automatically renew for successive one-year terms, unless either party elects to terminate the agreement. The line of credit is collateralized by substantially all of the Company's assets.

              THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARIES

     Through August 1996, the Company had two revolving credit agreements with a bank which permitted total borrowings of up to $600,000. As of December 31, 1995, $590,567 was outstanding under the previous lines. Such amount was repaid with proceeds from the sale of the Company's Series A Convertible Preferred Stock and the related revolving credit agreements were terminated.

     The Company had a $200,000 line of credit with a bank which bore interest at prime plus 1.0% (9.5% at December 31, 1997), payable quarterly through maturity. The line matured in January 1998 and was collateralized by the accounts receivable of a subsidiary of the Company. Amounts outstanding under the line of credit were $129,841 and $109,091 as of December 31, 1996 and 1997, respectively.

     The Company has $130,000 available under a line of credit agreement with a bank. The line of credit bears interest at an annual rate of 9% and is renewable annually. Amounts outstanding under the line of credit were zero and $100,000 as of December 31, 1996 and 1997, respectively. The outstanding balance was repaid subsequent to December 31, 1997.


7. NOTES PAYABLE

     Notes payable at December 31, 1996 includes a note to an unrelated party in the amount of $250,000 which bore interest at 10%, payable annually beginning in April 1997. The note was assumed by the Company in connection with the 1996 acquisitions discussed in Note 12 and was repaid in 1997 with the proceeds from the sale of the Company's Series B Convertible Preferred Stock. Also included is a note to a bank which bears interest at prime plus 1.5% (9.75% at December 31, 1996), payable monthly through maturity. The note was collateralized by substantially all of the Companies' assets and was repaid during 1997.

     Note payable at December 31, 1996 also includes a note to a bank in the amount of $23,142 which bears interest at prime plus 1.5% (9.75% at December 31, 1996), payable monthly through maturity. The note was repaid during 1997.


8. INCOME TAXES

     No provision for federal and state income taxes has been recorded as the Company has incurred net operating losses. At December 31, 1997, the Company has approximately $21,500,000 of net operating loss carryforwards for federal income tax reporting purposes available to offset future taxable income. The carryforwards expire through 2012. Utilization of such net operating losses may be limited as a result of cumulative ownership changes in the Company's equity instruments.

     The components of the net deferred tax assets included in the accompanying consolidated balance sheets are as follows:




                                                          AS OF DECEMBER 31,
                                                  ----------------------------------
                                                        1996              1997
Net operating losses ..........................    $  3,400,000      $   8,400,000
Deferred revenue ..............................         542,000            741,000
Accruals not currently deductible .............         524,000            693,000
Allowance for doubtful accounts ...............          69,000            170,000
Tax basis in property over book basis .........          56,000            114,000
Deferred commissions ..........................         (89,000)          (117,000)
Valuation allowance ...........................      (4,502,000)       (10,001,000)
                                                   ------------      -------------
Net deferred income tax assets ................    $         --      $          --
                                                   ============      =============

     The Company has provided a full valuation allowance on the deferred tax assets as realization of such amounts is not considered more likely than not. The Company reviews the valuation allowance requirement periodically and makes adjustments as warranted.

              THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARIES

     No pro forma adjustments to reflect income tax benefits have been included in the accompanying statements as it is management's belief that realization of such amounts do not meet the criteria required by generally accepted accounting principles.


9. STOCK OPTIONS


     In 1996, the Company adopted The Ultimate Software Group, Inc. Nonqualified Stock Option Plan (the "Plan") under which the Company is authorized to issue options to purchase a total of 5,059,500 shares of the Company's Common Stock to directors, officers and employees of, and equity investors in, the Company. Under the Plan, options to purchase shares of Common Stock may be granted at prices equal to the market value of shares of the Company's Common Stock as of the date of grant, or at such other amount as may be determined by the committee appointed to administer the Plan (the "Committee"). Options become exercisable on the 30-month anniversary of a participant's date of hire, unless otherwise prescribed by the Committee. The maximum term of the options is 10 years.


     A summary of the Company's Plan as of December 31, 1996 and 1997 and as of March 31, 1998 and changes during the periods then ended, is presented below:




                                                                                  WEIGHTED
                                                                                  AVERAGE
                                                                  SHARES       EXERCISE PRICE
Outstanding at December 31, 1995 ..........................            --         $   --
 Granted ..................................................       769,135            5.16
 Exercised ................................................            --             --
 Forfeited ................................................        (1,012)           5.16
                                                                  -------         -------
Outstanding at December 31, 1996 ..........................       768,123            5.16
 Granted ..................................................     1,000,010            7.12
 Exercised ................................................          (506)           5.16
 Forfeited ................................................       (18,892)           5.16
                                                                ---------         -------
Outstanding at December 31, 1997 ..........................     1,748,735            6.27
 Granted (unaudited) ......................................        62,232            8.53
 Exercised (unaudited) ....................................            --             --
 Forfeited (unaudited) ....................................        (2,530)           5.16
                                                                ---------         -------
Outstanding at March 31, 1998 (unaudited) .................     1,808,437            6.34
                                                                =========         =======
Options exercisable at December 31, 1997 ..................       977,495            5.78
                                                                =========         =======
Options exercisable at March 31, 1998 (unaudited) .........     1,008,039            5.81
                                                                =========         =======

     At December 31, 1997, the weighted average contractual life of options outstanding was 105 months. The summary presented above assumes the conversion of each option to purchase a share of Class C Common Stock of the Company into an option to purchase 10.119 shares of Common Stock. See Note 15.

              THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARIES

     Pro forma information is required by SFAS No. 123 for options issued to employees and has been determined as if the Company had accounted for its stock-based compensation plan under the fair value method. The fair value of each option granted was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants: risk-free interest rates of 6.35%-6.7%, dividend yield of 0%, expected volatility of .01% in 1996 and 65% in 1997 and expected life of 3-6 years. The Company's pro forma information is as follows:




                                        FOR THE YEARS ENDED
                                           DECEMBER 31,
                               -------------------------------------
                                      1996                1997
Net loss:
      As reported ..........     $ (20,385,629)      $ (16,016,956)
      Pro forma ............       (20,853,333)        (17,385,185)
Basic and Diluted per share:
      As reported ..........     $       (2.30)      $       (1.37)
      Pro forma ............             (2.36)              (1.48)

     The Company has also issued options to purchase shares of its Common Stock to non-employees for consulting services. See Note 10.


10. STOCKHOLDERS' EQUITY


The Transactions

     The Company was formed in April 1996 in connection with the consummation of a series of transactions during the second and third calendar quarters of 1996, including the following: (i) the businesses owned by nine third-party resellers of the Partnership's products (the "Participating Resellers") were acquired by the Partnership in consideration for the issuance by the Partnership to such Participating Resellers of special limited partnership interests in the Partnership, (ii) the shareholders of GP and Strategic (the "Participating Stockholders") assigned and transferred their shares in GP and Strategic to the Company in exchange for the issuance by the Company of an aggregate of 272,157 shares of Class B Common Stock (convertible into 2,753,957 shares of Common Stock), (iii) the business and operations of the Partnership were transferred and conveyed to the Company in exchange for the issuance by the Company of 236,300 shares of Class A Common Stock (following cancellation of shares pursuant to operation of the Class A Escrow Agreement, convertible into 1,030,398 shares of Common Stock) and 536,269 shares of Class B Common Stock (convertible into 5,426,506 shares of Common Stock), 272,157 of such shares of Class B Common Stock (convertible into 2,753,956 shares of Common Stock) were beneficially owned by the Company as a result of its acquisition of GP and Strategic, and payment of $660,555 in cash, (iv) the Company entered into escrow agreements with the Partnership and the Participating Stockholders, respectively, obligating the Partnership to surrender shares of Class A and Class B Common Stock and the Participating Stockholders and the Partnership to surrender certain shares of Class B Common Stock to the Company for cancellation under certain circumstances as provided therein, (v) J.P. Morgan Investment Corporation ("Morgan") and others invested $10,000,000 in 191,573 newly issued shares of the Company's Series A Convertible Preferred Stock (convertible into 1,938,527 shares of Common Stock) (including approximately $1,300,000 for 24,904 shares (convertible into 252,004 shares of Common Stock) representing cancellation of indebtedness of the Company and $445,500 for 8,534 shares (convertible into 86,356 shares of Common Stock) representing limited partnership interest conversions). All shares of Series A Convertible Preferred Stock were issued at $52.20 per share.

     The acquisitions of the Participating Resellers were accounted for under the purchase method of accounting and are more fully described in Note 12. The exchange of the Participating Stockholders'

              THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARIES interest for shares of the Company was accounted for on a historical cost basis as the exchange was between common controlling interests. GP and the Company were under common control at the time of the exchange.


Description of Capital Stock


 Series A and Series B Convertible Preferred Stock

     The Series A Convertible Preferred Stock, with respect to dividend rights and rights on liquidation, dissolution and winding up, ranks senior to all classes of the Company's Common Stock, pari passu with the Series B Convertible Preferred Stock, and pari passu with, or senior to, all other series or classes of preferred stock. When, as and if the Board of Directors of the Company declares a dividend on any Common Stock, each holder of the Series A and Series B Convertible Preferred Stock will be entitled to receive, out of funds legally available therefor, dividends in an amount per share equal to the amount of dividends so declared and payable upon the number of shares of Class B Common Stock (or, if applicable, Common Stock) into which the shares of Series A or Series B Convertible Preferred Stock are then convertible.

     In the event of a liquidation, before any payment is made to the holders of any class of Common Stock or any other securities ranking junior to the Series A and Series B Convertible Preferred Stock, the holders of the Series A and Series B Convertible Preferred Stock will be entitled to be paid an amount in cash equal to the greater of (i) $52.20 per share or (ii) the amount which each holder of Series A and Series B Convertible Preferred Stock would have been entitled to receive had it converted all its shares of Series A and Series B Convertible Preferred Stock into Class B Common Stock, plus, in each case, any accrued and unpaid dividends to the date payment is made to the holders of the Series A and Series B Convertible Preferred Stock.

     The holders of the Series A and Series B Convertible Preferred Stock are entitled, for each share of Series A and Series B Convertible Preferred Stock held of record, to one vote for each share of Class B Common Stock into which such shares of Series A and Series B Convertible Preferred Stock could have been converted, on all matters submitted to a vote of the stockholders. The holders of Series A and Series B Convertible Preferred Stock have no cumulative voting rights.

     Each holder of Series A and Series B Convertible Preferred Stock has the right, at the holder's option, to convert any or all such holder's shares of Series A and Series B Convertible Preferred Stock into shares of Class B Common Stock (or into shares of Common Stock, if the Class B Common Stock shall have been converted into Common Stock) at an initial conversion ratio of one share of Class B Common Stock (or such number of shares of Common Stock into which each share of Class B Common Stock shall have been converted, if the Class B Common Stock shall have been converted into Common Stock) for one share of Series A or Series B Convertible Preferred Stock.

     The shares of the Series A and Series B Convertible Preferred Stock are subject to mandatory conversion into shares of Class B Common Stock (or into shares of Common Stock, if the Class B Common Stock shall have been converted into Common Stock), at the same initial conversion ratio, upon the written consent of the holders of a majority of the outstanding shares of Series A and Series B Convertible Preferred Stock, if the Board of Directors of the Company declares a mandatory conversion following the occurrence of a Release Event. A Release Event is generally defined as (i) the execution of a firm underwriting agreement for an initial public offering of the Company's Common Stock, (ii) an acquisition by a third party of a controlling interest in, or more than 50% of the assets of, the Company, (iii) a material acquisition or business combination involving the Company that the GP determines should result in a liquidation or dissolution of the Partnership, (iv) the conversion by a majority in interest of the Series A Convertible Preferred Stock into the Company's Common Stock, if the GP determines that such conversion should result in a liquidation or dissolution of the Partnership or (v) March 31, 2001.

              THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARIES

 Class A, Class B and Class C Common Stock

     The holders of Class A Common Stock and Class B Common Stock are entitled to one vote per share. Additionally, each holder of Class A Common Stock is entitled to receive the Class A Percentage, as defined, of the aggregate amount of dividends declared on any date by the Board of Directors of the Company on the Class A Common Stock, the Class B Common Stock or the Series A Convertible Preferred Stock. Class A Common Stock is convertible into the Company's Common Stock in accordance with a prescribed formula and each share of Class B Common Stock is convertible into 10.119 shares of the Company's Common Stock. See Note 15.

     The holders of Class B Common Stock are entitled to receive ratably an amount of such dividends as may be declared on any date by the Board of Directors of the Company less the portion of such dividend amount to which the then outstanding shares of Class A Common Stock and Series A Convertible Preferred Stock are entitled.

     The amount available for distribution to holders of Class A Common Stock upon liquidation will be net of payments to creditors and payments to the holders of the Series A and Series B Convertible Preferred Stock and any other Preferred Stock that may be at the time outstanding.

     Class C Common Stock is generally reserved for issuance in the event of stock option exercises. The holders of Class C Common Stock will be entitled to one vote per share for each share held of record on all matters submitted to a vote of the stockholders. Additionally, each holder of Class C Common Stock will be entitled to receive the same amount of dividends and liquidation proceeds to which a share of Class B Common Stock would be entitled (determined as if no reduction has occurred in the number of outstanding shares of Class A or Class B Common Stock pursuant to the operations of the escrow agreements discussed below).

     The shares of the Class A, Class B and Class C Common Stock are subject to mandatory conversion into shares of Common Stock if the Board of Directors of the Company declares a mandatory conversion following the occurrence of a Release Event. On April 3, 1998, the Board of Directors declared a Release Event pursuant to which all of the outstanding shares of Class A, Class B and Class C Common Stock was converted into Common Stock.


 Common Stock

     Shares of Common Stock will be issued only upon the conversion of shares of the other classes of Common or Preferred Stock and no shares of Common Stock have been or will be issued prior to any such conversion.

     The holders of Common Stock will be entitled to one vote per share for each share held of record on all matters submitted to a vote of the stockholders.


 Escrow Agreements

     All of the 236,300 shares of Class A Common Stock issued in connection with the Transactions were placed in escrow pursuant to an escrow agreement between the Partnership and the Company (the "Class A Escrow Agreement") to be held until the occurrence of a Release Event. Upon the occurrence of a Release Event, the Class A Escrow Agreement required the Partnership to be held to return to the Company for cancellation any shares of Class A Common Stock that the Partnership was not entitled to retain under a formula that generally measures (i) the revenues of the Participating Resellers during a recent 12 month period preceding the Release Event, against (ii) the total revenues of the Company in the same 12 month period. In March 1998, 68,747 of the shares of Class A Common Stock (which were converted into 1,030,398 shares of Common Stock) held in the Class A Escrow were released to the Partnership and the remaining 167,553 shares of Class A Common Stock held in the Class A Escrow were surrendered to the Company and cancelled. See Note 15.

              THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARIES

     230,700 shares of the Class B Common Stock (convertible into 2,334,453 shares of Common Stock), issued in connection with the Transactions are being held in escrow pursuant to an escrow agreement among the Company, the Partnership and the Participating Stockholders (the "Class B Escrow Agreement") until the occurrence of a Release Event. Of such 230,700 shares of Class B Common Stock, 77,665 (convertible into 785,892 shares of Common Stock) were beneficially owned by the Company as a result of its acquisition of GP and Strategic. Upon a Release Event, the Partnership will surrender the escrowed shares of Class B Common Stock to the Company for cancellation in the event that, as of the date of such Release Event, the value of the 95,787 shares of Series A Convertible Preferred Stock (convertible into 969,269 shares of Common Stock) issued to Morgan does not meet certain threshold levels (ranging upward from $10,000,000 in the 12 months ending March 31, 1997 to $37,000,000 in the 12 months ending March 31, 2001). See Note 15.


Other Equity Transactions

     During 1995, the Partnership issued certain limited partnership interests to two individuals, one of whom was at the time a limited partner, in connection with consulting services. The limited partnership interests were valued at $123,125, and the related expense is included in general and administrative expenses in the accompanying consolidated statement of operations for the year ended December 31, 1995.

     In 1996, the Company granted to non-employees options to purchase 323,130 shares of the Company's Common Stock for $5.16 per share in exchange for consulting services. Such options are currently exercisable and were valued on the date of grant using the Black-Scholes option pricing model. Assumptions used in valuing such options are discussed in Note 9. The related expense amounted to $285,054 and is included in general and administrative expenses in the accompanying consolidated statement of operations for the year ended December 31, 1996.

     In December 1996, the Company sold 32,736 shares of Series B Convertible Preferred Stock (convertible into 331,256 shares of Common Stock) at $52.20 per share. Net proceeds from such sales were $1,633,800. In 1997, the Company sold 262,934 additional shares of Series B Convertible Preferred Stock (convertible into 2,660,649 shares of Common Stock) at $52.20 per share. Net proceeds from such sales were $13,479,193.


11. COMMITMENTS AND CONTINGENCIES


Operating Leases

     The Company leases corporate office space and certain equipment under noncancelable operating lease agreements expiring at various dates. Total rent expense under these agreements was $303,801, $1,139,110, $1,143,256, $427,836
(unaudited) and $502,818 (unaudited) for the years ended December 31, 1995, 1996 and 1997 and for the three months ended March 31, 1997 and 1998, respectively. Future minimum annual rental commitments related to these leases are as follows at December 31, 1997:




YEAR                      AMOUNT
  1998 ............    $1,656,108
  1999 ............       844,309
  2000 ............       492,181
  2001 ............       397,577
  2002 ............         5,347
                       ----------
                       $3,395,522
                       ==========

              THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARIES

Consulting Agreements

     The Company is subject to a series of consulting agreements with certain third parties to assist in locating and designing future corporate office space as well as to assist the Company in connection with capital requirements needed to fund continued growth. Monthly payments under these agreements of approximately $6,500 are due through the date on which the Company has a change in controlling ownership or has a public offering of its Common Stock.


Guarantees

     The Company has guaranteed debt owed by a Participating Reseller. The debt amounts to $175,000 at December 31, 1996, 1997 and March 31, 1998,
respectively.


Product Liability

     Software products such as those offered by the Company frequently contain undetected errors or failures when first introduced or as new versions are released. Testing of the Company's products is particularly challenging because it is difficult to simulate the wide variety of computing environments in which the Company's customers may deploy these products. Despite extensive testing, the Company from time to time has discovered defects or errors in products. There can be no assurance that such defects, errors or difficulties will not cause delays in product introductions and shipments, result in increased costs and diversion of development resources, require design modifications or decrease market acceptance or customer satisfaction with the Company's products. In addition, there can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found after commencement of commercial shipments, resulting in loss of or delay in market acceptance, which could have a material adverse effect upon the Company's business, operating results and financial condition.


Litigation

     From time-to-time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of business. The Company is not currently a party to any legal proceeding the adverse outcome of which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Company's business, operating results and financial condition.


12. PARTNERSHIP ACQUISITIONS

     In 1995, the Partnership acquired the businesses of two third-party resellers in exchange for a 1.25% interest in the Partnership. In connection with these transactions, acquired intangibles were recorded as follows:



           Purchase price, 1.25% interest in the Partnership    $250,000
           Fair value of net assets acquired ...............          --
                                                                --------
           Acquired intangibles, primarily customer lists
           and workforce ...................................    $250,000
                                                                ========

     In June 1995, the Partnership acquired the business of another third-party reseller. The controlling stockholders of the reseller were related to the controlling shareholder of GP. The purchase price was a 3.86% limited partnership interest in the Partnership and was recorded at the carryover basis of the net assets transferred as the transactions occurred between related parties.

     Effective April 25, 1996, the Partnership acquired the businesses of the Participating Resellers for special limited partnership interests in the Partnership, the assumption of certain obligations and $660,555

              THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARIES in cash. The acquisitions were accounted for under the purchase accounting method. The purchase price, together with the net liabilities assumed, was recorded as intangible assets as follows:


           Purchase price ...............................    $7,337,574
           Net liabilities assumed ......................     1,462,874
                                                             ----------
           Acquired intangibles, primarily customer lists
           and personnel ................................    $8,800,448
                                                             ==========

     During 1996, subsequent to the Transactions, and during the year ended December 31, 1997, the Company paid the former owners of the Participating Resellers fees totaling approximately $130,000 and $213,000, respectively, in accordance with an agreement entered into as part of the Transactions. Such fees are included in general and administrative expenses in the accompanying consolidated statements of operations. In accordance with the agreement, monthly payments aggregating approximately $14,000 will continue until the Company completes an initial public offering of its Common Stock.


13. RELATED PARTY TRANSACTIONS

     Due from stockholder in the amount of $25,000 consists of noninterest-bearing loan to a stockholder which was due on demand. This loan was repaid in full in 1997.

     The Partnership purchased substantially all of the assets of Strategic, amounting to approximately $86,000 and $139,000 (through the date of the Transactions) in 1995 and 1996, respectively. Also during 1995, the Partnership paid approximately $61,000 to Strategic's employees for commissions on sales to resellers. Effective January 1, 1995, the Partnership terminated its royalty agreement with Strategic, which previously provided for payments equal to 20% of gross collected sales revenues and 10% of collected maintenance revenues, for payments in the aggregate amount of $650,000 and a 12% limited partnership interest in the Partnership. At December 31, 1995, $450,000 of the termination fee was outstanding. Such amount was paid in 1996. The termination fee is reflected in general and administrative expenses in the accompanying consolidated statement of operations for the year ended December 31, 1995.

     During 1995, the Partnership paid certain limited partners approximately $57,000 in commissions as a result of the execution of reseller agreements.

     In 1995 and 1996, the Partnership issued promissory notes to related parties in the aggregate amount of $600,000 and $1,300,000, respectively, which bore interest at 12%. The obligations of the Partnership under such notes were assumed by the Company in connection with the Transactions and were cancelled in May 1996 in consideration of the issuance of approximately 24,904 shares of Series A Convertible Preferred Stock (convertible into 252,004 shares of Common Stock) to the holders thereof.


14. EMPLOYEE BENEFIT PLAN

     The Company provides retirement benefits for eligible employees, as defined, through a defined contribution benefit plan that is qualified under
Section 401(k) of the Internal Revenue Code (the "Plan"). Contributions to the Plan are made at the sole discretion of the Company and amounted to $32,987, $55,851, $230,861, $65,967 (unaudited) and $82,717 (unaudited) for the years ended December 31, 1995, 1996 and 1997 and for the three months ended March 31, 1997 and 1998, respectively.


15. SUBSEQUENT EVENTS


Acquisition of Resellers

     In February and March 1998, the Company acquired the businesses of five third-party resellers of the Company's products (the "Acquired Resellers") in exchange for an aggregate of 121,856 shares of the Company's Class B Common Stock (convertible into 1,233,056 shares of Common Stock). Prior to these

              THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARIES acquisitions, the Company and its stockholders had no ownership interest in the five Acquired Resellers and the financial and operating policies of the Acquired Resellers were not controlled by the Company. The acquisition of such Acquired Resellers was accounted for under the poolings-of-interest method of accounting.

     The following information details the results of operations of the Company and the Acquired Resellers for periods before the poolings-of-interests combinations were consummated:




                                                                                  FOR THE THREE MONTHS ENDED MARCH
                                           YEARS ENDED DECEMBER 31,                              31,
                             ---------------------------------------------------- ---------------------------------
                                   1995              1996              1997             1997             1998
                             ---------------- ----------------- ----------------- ---------------- ----------------
Revenues:
 The Company ...............   $  2,473,802     $   6,620,960     $  14,136,575     $  2,386,789     $  5,943,542
 Acquired Resellers ........      1,253,155         2,690,931         3,455,474          643,183        1,627,000
                               ------------     -------------     -------------     ------------     ------------
                               $  3,726,957     $   9,311,891     $  17,592,049     $  3,029,972     $  7,570,542
                               ============     =============     =============     ============     ============
Net income (loss)
 The Company ...............   $ (3,946,412)    $ (19,996,651)    $ (15,490,898)    $ (4,272,034)    $ (7,504,470)
 Acquired Resellers ........       (784,699)         (388,978)         (526,058)        (458,505)         575,000
                               ------------     -------------     -------------     ------------     ------------
                               $ (4,731,111)    $ (20,385,629)    $ (16,016,956)    $ (4,730,539)    $ (6,929,470)
                               ============     =============     =============     ============     ============
Net income (loss) per
 share-basic and diluted
 The Company ...............   $      (0.73)    $       (2.62)    $       (1.48)    $      (0.47)    $      (0.66)
 Acquired Resellers ........           0.02              0.32              0.11             0.01             0.11
                               ------------     -------------     -------------     ------------     ------------
                               $      (0.71)    $       (2.30)    $       (1.37)    $      (0.46)    $      (0.55)
                               ============     =============     =============     ============     ============

Modification to Escrow Agreement

     In March 1998, the Class B Escrow Agreement was modified to provide that all of the shares of Class B Common Stock held in escrow will be released upon the execution of a firm underwriting agreement for the initial public offering of the Company's capital stock on or before July 1, 1998. Accordingly, approximately $4.2 million of compensation expense was recorded as of the date of modification, representing 60,429 shares of Class B Common Stock of the Company (convertible into 611,477 shares of Common Stock) released to directors, officers and employees of the Company, multiplied by the difference between the fair market value of the Class B Common Stock on the date of the modification and the price paid by the holders of the shares.


Release Event

     In March 1998, a Release Event occurred when the businesses of the five Acquired Resellers were acquired by the Company and the GP determined that such acquisitions should result in the liquidation of the Partnership. Following the occurrence of such Release Event, the following events occurred: (i) the Board of Directors declared a mandatory conversion of the outstanding shares of the Company's Class A, Class B and Class C Common Stock and such shares were converted into shares of Common Stock of the Company; (ii) 68,747 of the shares of Class A Common Stock (convertible into 1,030,398 shares of Common Stock) held in escrow pursuant to the Class A Escrow Agreement were released to the Partnership and the remaining shares held in escrow pursuant to the Class A Escrow Agreement were returned to the Company for cancellation; and (iii) the Partnership was dissolved and liquidated and all of the shares of Common Stock held by the Partnership were distributed to its partners, including the distribution of shares (convertible into 1,030,398 shares of Common Stock) to the Participating Resellers. No modification of the original recorded purchase price of the Participating Resellers was required.

              THE ULTIMATE SOFTWARE GROUP, INC. AND SUBSIDIARIES

Initial Public Offering


     In March 1998, the Company filed a Registration Statement with the Securities and Exchange Commission in connection with the initial public offering of its Common Stock. In connection with this offering, the Company will declare a 10.119-for-1 split of its Common Stock. Such split has been retroactively reflected in the accompanying financial statements.


Pro Forma Balance Sheet


     The accompanying pro forma balance sheet at March 31, 1998 assumes the effects of the following transactions: (i) the conversion of all of the issued and outstanding shares of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock into shares of Common Stock, (ii) the conversion of all of the issued and outstanding shares of Class A, Class B and Class C Common Stock into shares of Common Stock which occurred on April 3, 1998, (iii) the liquidation of the Partnership and the resulting cancellation of certain shares of Common Stock and (iv) the termination of the Class A Escrow Agreement and resulting cancellation of certain shares of Common Stock.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of
 Torrence & Associates, Inc.:


     We have audited the accompanying balance sheet of Torrence & Associates, Inc. d/b/a The Ultimate Software Group (an Illinois corporation) as of December 31, 1995, and the related statements of operations, shareholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Torrence & Associates, Inc. d/b/a The Ultimate Software Group as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




/s/ Arthur Andersen LLP
ARTHUR ANDERSEN LLP


Miami, Florida,
 October 15, 1996.

                          TORRENCE & ASSOCIATES, INC.

                       D/B/A THE ULTIMATE SOFTWARE GROUP

                                 BALANCE SHEET




                                                                                         AS OF
                                                                                   DECEMBER 31, 1995
                                        ASSETS
Current assets:
 Cash and cash equivalents ......................................................     $   13,726
 Accounts receivable ............................................................         38,811
 Other ..........................................................................         29,873
                                                                                      ----------
    Total current assets ........................................................         82,410
Property and equipment, net .....................................................         58,043
Other assets ....................................................................         67,485
                                                                                      ----------
    Total assets ................................................................     $  207,938
                                                                                      ==========
                            LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
 Accrued expenses ...............................................................     $   81,423
 Deferred revenue ...............................................................        108,657
 Current portion of capital lease obligations ...................................         10,647
                                                                                      ----------
    Total current liabilities ...................................................        200,727
Notes payable to related parties ................................................        661,000
Capital lease obligations, net of current portion ...............................         20,716
                                                                                      ----------
    Total liabilities ...........................................................        882,443
                                                                                      ----------
Commitments and contingencies (Notes 5 and 7)
Shareholders' deficit:
 Common Stock, $.08 par value, 25,000 shares authorized, 12,563 shares issued and
   outstanding ..................................................................          1,005
 Additional paid-in capital .....................................................        232,683
 Accumulated deficit ............................................................       (908,193)
                                                                                      ----------
    Total shareholders' deficit .................................................       (674,505)
                                                                                      ----------
    Total liabilities and shareholders' deficit .................................     $  207,938
                                                                                      ==========

The accompanying notes to financial statements are an integral part of this balance sheet.

                          TORRENCE & ASSOCIATES, INC.

                       D/B/A THE ULTIMATE SOFTWARE GROUP

                            STATEMENT OF OPERATIONS




                                        FOR THE YEAR ENDED
                                        DECEMBER 31, 1995
Revenues .............................     $  153,741
Operating expenses:
 Cost of revenues ....................         64,909
 Sales and marketing .................        310,224
 General and administrative ..........        643,165
                                           ----------
    Total operating expenses .........      1,018,298
                                           ----------
    Operating loss ...................       (864,557)
Interest expense .....................        (43,636)
                                           ----------
    Net loss .........................     $ (908,193)
                                           ==========




























The accompanying notes to financial statements are an integral part of this statement.

                          TORRENCE & ASSOCIATES, INC.

                       D/B/A THE ULTIMATE SOFTWARE GROUP

                      STATEMENT OF SHAREHOLDERS' DEFICIT




                                       COMMON STOCK     ADDITIONAL                     TOTAL
                                     -----------------    PAID-IN    ACCUMULATED   SHAREHOLDER'S
                                      SHARES   AMOUNT     CAPITAL      DEFICIT        DEFICIT
Balance, December 31, 1994 .........      --   $   --    $     --    $       --     $       --
 Sale of common stock ..............  12,563    1,005     232,683            --        233,688
 Net loss ..........................      --       --          --      (908,193)      (908,193)
                                      ------   ------    --------    ----------     ----------
Balance, December 31, 1995 .........  12,563   $1,005    $232,683    $ (908,193)    $ (674,505)
                                      ======   ======    ========    ==========     ==========




























The accompanying notes to financial statements are an integral part of this statement.

                          TORRENCE & ASSOCIATES, INC.

                       D/B/A THE ULTIMATE SOFTWARE GROUP

                            STATEMENT OF CASH FLOWS




                                                                              FOR THE YEAR ENDED
                                                                              DECEMBER 31, 1995
Cash flows from operating activities:
 Net loss ..................................................................     $ (908,193)
 Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation and amortization ...........................................        253,089
   Gain on disposal of fixed assets ........................................           (626)
   Changes in operating assets and liabilities:
    Accounts receivable ....................................................        (38,811)
    Other assets ...........................................................       (339,067)
    Accrued expenses .......................................................         81,423
    Deferred revenue .......................................................        108,657
                                                                                 ----------
Net cash used in operating activities ......................................       (843,528)
                                                                                 ----------
Cash flows from investing activities:
 Capital expenditures ......................................................        (31,685)
                                                                                 ----------
Cash flows from financing activities:
 Net proceeds from notes payable to related parties ........................        661,000
 Payments of capital lease obligations .....................................         (5,749)
 Proceeds from sale of common stock ........................................        233,688
                                                                                 ----------
Net cash provided by financing activities ..................................        888,939
                                                                                 ----------
Net increase in cash and cash equivalents ..................................         13,726
Cash and cash equivalents, beginning of year ...............................             --
                                                                                 ----------
Cash and cash equivalents, end of year .....................................     $   13,726
                                                                                 ==========
Supplemental disclosure of cash flow information:
 Cash paid for interest ....................................................     $   43,635
                                                                                 ==========
Supplemental disclosure of non-cash financing activities:
 The Company entered into capital lease obligations to acquire new equipment totaling $37,113 in 1995.

The accompanying notes to financial statements are an integral part of this statement.

                          TORRENCE & ASSOCIATES, INC.

                       D/B/A THE ULTIMATE SOFTWARE GROUP

                         NOTES TO FINANCIAL STATEMENTS


1. NATURE OF OPERATIONS

     Torrence & Associates, Inc. d/b/a The Ultimate Software Group (the "Company") is a third-party reseller of The Ultimate Software Group, Inc.'s human resource management and payroll software solutions. Substantially all of the products are developed and sold to the Company by The Ultimate Software Group, Inc. ("USG", formerly The Ultimate Software Group, Ltd.) which, subsequent to December 31, 1995, acquired the business, operations and certain assets and liabilities of the Company (see Note 9). The Company began operations on December 29, 1994 and markets its products in the States of Illinois, Iowa, Minnesota, Missouri and Wisconsin.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

     All highly liquid instruments with an original maturity of three months or less when acquired are considered cash equivalents. There were no cash equivalents at December 31, 1995.

Accounts Receivable

     Accounts receivable are principally from end-users of the Company's products. The Company performs periodic credit evaluations of its customers and has determined that an allowance for estimated losses was not required at December 31, 1995.

Property and Equipment

     Property and equipment is stated at cost less accumulated depreciation and amortization. Property and equipment is depreciated using the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are charged to expense when incurred; betterments are capitalized. Upon the sale or retirement of assets, the cost, accumulated depreciation and amortization are removed from the accounts and any gain or loss is recognized.

Other Assets

     Other assets includes a fee of $300,000, net of accumulated amortization of $241,708, paid to USG under an exclusive reseller agreement (the "Agreement"). The Agreement allowed the Company to exclusively market USG's products in Illinois, Iowa, Minnesota, Missouri and Wisconsin. As a result of the sale of the Company's operations and certain of its assets and liabilities to USG in April 1996 (see Note 9), the carrying value reflects the estimated useful life of this asset through the date of the acquisition.

Deferred Revenue

     Deferred revenue is comprised of deferrals for (i) license revenues for which product has not yet been delivered or obligations have not yet been fulfilled (in the case of committed upgrades) and (ii) service revenues for which maintenance, implementation, training and consulting services have not yet been rendered. Associated deferred costs, primarily relating to the cost of the products for licensing contracts purchased from USG, amounted to approximately $26,000 at December 31, 1995 and are included in other current assets.

Revenue Recognition

     The Company licenses software under noncancellable license agreements and provides services including maintenance, implementation, training and consulting services. License revenues are generally recognized when a noncancellable license agreement has been signed, the product has been delivered, no significant vendor obligations remain and collection of the related receivable is considered probable. Revenues from maintenance agreements for maintaining, supporting and providing periodic updates are

                          TORRENCE & ASSOCIATES, INC.

                       D/B/A THE ULTIMATE SOFTWARE GROUP

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

recognized ratably over the maintenance period, which in most instances is one year. Revenues for training and consulting services are recognized as services are performed.

Cost of Revenues

     Cost of revenues consists of direct product costs and the costs of providing consulting, implementation, maintenance, technical support and training to the Company's customers.

Income Taxes

     The Company has elected S Corporation status with the Internal Revenue Service. Accordingly, net income (loss) and the related differences that arise in the recording of income and expense items for financial reporting and income tax reporting purposes are included in the individual income tax returns of the shareholders and no income taxes are included in the accompanying financial statements.

     Because of the Company's net loss position, had the Company been a C Corporation, subject to tax at the corporate level, no tax benefit would have been recorded.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

     The Company's financial instruments, consisting of cash and cash equivalents, accounts receivable and notes payable approximate fair value.

3. ACCRUED EXPENSES

     Accrued expenses consists of the following:


                                          AS OF
                                    DECEMBER 31, 1995
    Accrued compensation .........       $58,079
    Due to USG ...................        21,347
    Other ........................         1,997
                                         -------
                                         $81,423
                                         =======

4. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:



                                                        ESTIMATED            AS OF
                                                       USEFUL LIFE     DECEMBER 31, 1995
     Equipment ....................................     3 years           $  64,655
     Furniture, fixtures and improvements .........     5 years               4,144
                                                                          ---------
                                                                             68,799
     Less -- accumulated depreciation and
       amortization ...............................                         (10,756)
                                                                          ---------
                                                                          $  58,043
                                                                          =========

     Included in property and equipment is equipment acquired under capital leases amounting to $37,112, less accumulated amortization of $5,434. The leases are being amortized over their useful lives ranging from 3-4 years.

                          TORRENCE & ASSOCIATES, INC.

                       D/B/A THE ULTIMATE SOFTWARE GROUP

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

5. CAPITAL LEASE OBLIGATIONS


     The Company leases certain equipment under noncancellable agreements, which are accounted for as capital leases and expire at various dates through January 1999. Interest rates on these leases are 10.8%. The annual maturities of capital lease obligations are as follows:



     1996 ....................................................................    $ 14,073
     1997 ....................................................................      14,073
     1998 ....................................................................       7,873
                                                                                  --------
                                                                                    36,019
     Less -- amount representing interest ....................................      (4,656)
                                                                                  --------
     Lease obligations reflected as current ($10,647) and noncurrent ($20,716)    $ 31,363
                                                                                  ========

6. NOTES PAYABLE TO RELATED PARTIES


     Notes payable to related parties consists of two-year, 10% interest bearing notes due to the President of the Company. The maturities of the notes range from January 1, 1997 to October 20, 1997.


7. COMMITMENTS AND CONTINGENCIES


     The Company leases office space and certain equipment under noncancellable operating lease agreements expiring at various dates. Total rent expense under these agreements was $15,967. Future minimum annual rental commitments related to these leases are $41,000 in 1996, $43,000 in 1997 and $14,000 in 1998.


     From time to time, the Company may be involved in litigation relating to claims arising out of its operations in the normal course of business. The Company is not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, would have a material adverse effect on the Company's financial position or results of operations.


8. EMPLOYEE BENEFIT PLAN


     The Company provides retirement benefits for eligible employees, as defined, through a defined contribution benefit plan (the "Plan") that is qualified under Section 401(k) of the Internal Revenue Code. Employees must provide at least one month of service and may contribute up to 15% of their salary. The Company makes discretionary contributions to the Plan in which employees vest after three years of service.


9. SUBSEQUENT EVENT


     Effective April 25, 1996, the Company sold its operations and certain assets and liabilities to USG. As a result, the results of operations of the Company subsequent to that date are included with that of USG.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of
 The Ultimate Software Group of Georgia, Inc.:


     We have audited the accompanying balance sheet of The Ultimate Software Group of Georgia, Inc. (a Georgia corporation) as of December 31, 1995, and the related statements of operations, shareholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Ultimate Software Group of Georgia, Inc. as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




/s/ Arthur Andersen LLP
ARTHUR ANDERSEN LLP


Miami, Florida,
 November 7, 1997.

                 THE ULTIMATE SOFTWARE GROUP OF GEORGIA, INC.

                                 BALANCE SHEET




                                                                                  AS OF
                                                                            DECEMBER 31, 1995
                                   ASSETS
Current assets:
 Cash and cash equivalents .............................................       $    2,423
 Accounts receivable ...................................................           62,233
                                                                               ----------
    Total current assets ...............................................           64,656
Property and equipment, net ............................................           28,243
Other assets ...........................................................            7,707
                                                                               ----------
    Total assets .......................................................       $  100,606
                                                                               ==========
                      LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
 Accounts payable ......................................................       $    7,518
 Accrued expenses ......................................................           55,119
 Deferred revenue ......................................................           20,400
                                                                               ----------
    Total current liabilities ..........................................           83,037
Notest payable to related parties ......................................          246,000
                                                                               ----------
    Total liabilities ..................................................          329,037
                                                                               ----------
Commitments and contingencies (Note 7)
Shareholders' deficit:
 Common Stock, $.10 par value, 1,000,000 shares authorized, 4,236 shares
   issued and outstanding ..............................................              424
 Additional paid-in capital ............................................          119,076
 Accumulated deficit ...................................................         (347,931)
                                                                               ----------
    Total shareholders' deficit ........................................         (228,431)
                                                                               ----------
    Total liabilities and shareholders' deficit ........................       $  100,606
                                                                               ==========

The accompanying notes to financial statements are an integral part of this balance sheet.

                 THE ULTIMATE SOFTWARE GROUP OF GEORGIA, INC.

                            STATEMENT OF OPERATIONS




                                        FOR THE YEAR ENDED
                                        DECEMBER 31, 1995
Revenues .............................     $  568,037
Operating expenses:
 Cost of revenues ....................        141,793
 Sales and marketing .................         36,609
 General and administrative ..........        472,051
                                           ----------
    Total operating expenses .........        650,453
                                           ----------
    Operating loss ...................        (82,416)
Interest expense .....................        (35,500)
                                           ----------
    Net loss .........................     $ (117,916)
                                           ==========



























The accompanying notes to financial statements are an integral part of this statement.

                 THE ULTIMATE SOFTWARE GROUP OF GEORGIA, INC.

                      STATEMENT OF SHAREHOLDERS' DEFICIT




                                                 COMMON STOCK        ADDITIONAL                         TOTAL
                                              -------------------      PAID-IN      ACCUMULATED     SHAREHOLDERS'
                                               SHARES     AMOUNT       CAPITAL        DEFICIT          DEFICIT
Balance, December 31, 1994 ................    3,800       $380      $  94,120      $ (230,015)      $ (135,515)
 Shares issued with notes payable .........      187         19            (19)             --               --
 Shares issued for services ...............      250         25         49,975              --           50,000
 Purchase and retirement of
   treasury shares ........................       --         --        (25,000)             --          (25,000)
 Net loss .................................                                           (117,916)        (117,916)
                                                                                    ----------       ----------
Balance, December 31, 1995 ................    4,237       $424      $ 119,076      $ (347,931)      $ (228,431)
                                               =====       ====      =========      ==========       ==========


























The accompanying notes to financial statements are an integral part of this statement.

                 THE ULTIMATE SOFTWARE GROUP OF GEORGIA, INC.

                            STATEMENT OF CASH FLOWS




                                                                                FOR THE YEAR ENDED
                                                                                DECEMBER 31, 1995
Cash flows from operating activities:
 Net loss ..................................................................       $ (117,916)
 Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation and amortization ...........................................           94,276
   Issuance of equity instruments for services .............................           50,000
   Changes in operating assets and liabilities:
    Accounts receivable ....................................................          (38,363)
    Accounts payable .......................................................           (3,032)
    Accrued expenses .......................................................           54,997
    Deferred revenue .......................................................           20,400
                                                                                   ----------
Net cash provided by operating activities ..................................           60,362
                                                                                   ----------
Cash flows from investing activities:
 Capital expenditures ......................................................          (12,597)
                                                                                   ----------
Cash flows from financing activities:
 Net payments of notes payable to related parties ..........................          (37,000)
 Purchase of treasury shares ...............................................          (25,000)
                                                                                   ----------
Net cash used in financing activities ......................................          (62,000)
                                                                                   ----------
Net decrease in cash and cash equivalents ..................................          (14,235)
Cash and cash equivalents, beginning of year ...............................           16,658
                                                                                   ----------
Cash and cash equivalents, end of year .....................................       $    2,423
                                                                                   ==========
Supplemental disclosure of cash flow information:
 Cash paid for interest ....................................................       $   29,500
                                                                                   ==========
Supplemental disclosure of non-cash financing information:
 In 1995, the Company issued 250 shares of Common Stock valued at $50,000 to certain employees for services performed.






















The accompanying notes to financial statements are an integral part of this statement.

                 THE ULTIMATE SOFTWARE GROUP OF GEORGIA, INC.

                         NOTES TO FINANCIAL STATEMENTS


1. NATURE OF OPERATIONS

     The Ultimate Software Group of Georgia, Inc. (the "Company") is a third-party reseller of The Ultimate Software Group, Inc.'s human resource management and payroll software solutions. Substantially all the products are developed and sold to the Company by The Ultimate Software Group, Inc. ("USG", formerly The Ultimate Software Group, Ltd.) which, subsequent to December 31, 1995, acquired the business, operations and certain assets and liabilities of the Company (see Note 8). The Company markets its products in the State of Georgia.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


Cash and Cash Equivalents

     All highly liquid instruments with an original maturity of three months or less when acquired are considered cash equivalents. There were no cash equivalents at December 31, 1995.


Accounts Receivable

     Accounts receivable are principally from end-users of the Company's products. The Company performs periodic credit evaluations of its customers and has determined that an allowance for estimated losses was not required at December 31, 1995.


Property and Equipment

     Property and equipment is stated at cost less accumulated depreciation and amortization. Property and equipment is depreciated using the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are charged to expense when incurred; betterments are capitalized. Upon the sale or retirement of assets, the cost, accumulated depreciation and amortization are removed from the accounts and any gain or loss is recognized.


Other Assets

     Other assets includes a fee of $100,000, net of accumulated amortization of $92,793, paid to USG under an exclusive reseller agreement (the "Agreement"). The Agreement allowed the Company to exclusively market USG's products in Georgia. As a result of the sale of the Company's operations and certain of its assets and liabilities to USG in April 1996 (see Note 8), the carrying value reflects the estimated useful life of this asset through the date of the acquisition.


Deferred Revenue

     Deferred revenue is comprised of deferrals for (i) license revenues for which product has not yet been delivered or obligations have not yet been fulfilled (in the case of committed upgrades) and (ii) service revenues for which maintenance, implementation, training and consulting services have not yet been rendered.


Revenue Recognition

     The Company licenses software under noncancellable license agreements and provides services including maintenance, implementation, training and consulting services. License revenues are generally recognized when a noncancellable license agreement has been signed, the product has been delivered, no significant vendor obligations remain and collection of the related receivable is considered probable. Revenues from maintenance agreements for maintaining, supporting and providing periodic updates are recognized ratably over the maintenance period, which in most instances is one year. Revenues for training and consulting services are recognized as services are performed.

                 THE ULTIMATE SOFTWARE GROUP OF GEORGIA, INC.

Cost of Revenues


     Cost of revenues consists of direct product costs and the costs of providing consulting, implementation, maintenance, technical support and training to the Company's customers.


Income Taxes


     The Company has elected S Corporation status with the Internal Revenue Service. Accordingly, net income (loss) and the related differences that arise in the recording of income and expense items for financial reporting and income tax reporting purposes are included in the individual income tax returns of the shareholders and no income taxes are included in the accompanying financial statements.


     Because of the Company's net loss position, had the Company been a C Corporation, subject to tax at the corporate level, no tax benefit would have been recorded.


Use of Estimates


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Fair Value of Financial Instruments


     The Company's financial instruments, consisting of cash and cash equivalents and accounts receivable approximate fair value due to their short-term nature.


3. ACCRUED EXPENSES


     Accrued expenses consists of the following:




                                          AS OF
                                    DECEMBER 31, 1995
    Accrued compensation .........       $53,982
    Other ........................         1,137
                                         -------
                                         $55,119
                                         =======

4. PROPERTY AND EQUIPMENT


     Property and equipment consists of the following:




                                                           ESTIMATED            AS OF
                                                          USEFUL LIFE     DECEMBER 31, 1995
     Equipment .......................................     3 years           $  44,719
     Furniture, fixtures and improvements ............     5 years               8,798
                                                                             ---------
                                                                                53,517
     Less -- accumulated depreciation and amortization                         (25,274)
                                                                             ---------
                                                                             $  28,243
                                                                             =========

                 THE ULTIMATE SOFTWARE GROUP OF GEORGIA, INC.

5. NOTES PAYABLE TO SHAREHOLDERS


     Notes payable to shareholders consists of the following unsecured amounts:




   Due to shareholder, interest payable monthly at 12%, due February 1, 1998      $ 46,000
   Due to shareholder, interest payable monthly at 12%, due May 1, 1997 ......      50,000
   Due to shareholder, interest payable monthly at 12%, due $50,000 on
     May 1, 1997, $50,000 on July 1, 1997 and $50,000 on February 1, 1998 ....     150,000
                                                                                  --------
                                                                                  $246,000
                                                                                  ========

6. EQUITY TRANSACTIONS


     In 1995, the Company issued 187 shares of Common Stock to a shareholder in connection with a borrowing. The borrowing is reflected in notes payable to shareholders at December 31, 1995. No value was assigned to the stock that was issued as it was issued to a related party.


     In 1995, the Company issued 250 shares of Common Stock to an employee for services performed. The fair value of this transaction was $50,000, based upon prior sales of the Company's Common Stock.


     In 1994, the Company became obligated to pay $25,000 to two shareholders for the purchase of 250 treasury shares. The balance due of $25,000 was paid to the shareholders in 1995.


7. COMMITMENTS AND CONTINGENCIES


     The Company leases office space under a noncancellable operating lease agreement expiring in December 1996. Total rent expense under this agreement was $13,748. The future minimum annual rental commitment related to this lease is approximately $14,000 in 1996.


     From time to time, the Company may be involved in litigation relating to claims arising out of its operations in the normal course of business. The Company is not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, would have a material adverse effect on the Company's financial position or results of operations.


8. SUBSEQUENT EVENT


     Effective April 25, 1996, the Company sold its operations and certain assets and liabilities to USG. As a result, the results of operations of the Company subsequent to that date are included with that of USG.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of
 The Ultimate Software Group Midwest, Ltd.:


     We have audited the accompanying balance sheet of The Ultimate Software Group Midwest, Ltd. (an Ohio Limited Partnership) as of December 31, 1995, and the related statements of operations, partners' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Ultimate Software Group Midwest, Ltd. as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




/s/ Arthur Andersen LLP
ARTHUR ANDERSEN LLP


Miami, Florida,
 January 30, 1998.

                   THE ULTIMATE SOFTWARE GROUP MIDWEST, LTD.

                                 BALANCE SHEET




                                                                   AS OF
                                                             DECEMBER 31, 1995
                    ASSETS
Current assets:
 Cash and cash equivalents ................................     $   66,498
 Accounts receivable, net .................................        113,727
 Prepaid expenses .........................................          4,400
                                                                ----------
   Total current assets ...................................        184,625
Property and equipment, net ...............................         35,979
Investment in USG .........................................        100,709
Other assets ..............................................         70,717
                                                                ----------
   Total assets ...........................................     $  392,030
                                                                ==========
       LIABILITIES AND PARTNERS' DEFICIT

Current liabilities:
 Accounts payable .........................................     $  454,379
 Accrued expenses .........................................        191,823
 Deferred revenue .........................................        192,262
 Current portion of capital lease obligations .............         15,158
 Due to related parties ...................................         85,704
                                                                ----------
   Total current liabilities ..............................        939,326
Capital lease obligations, net of current portion .........         10,148
                                                                ----------
   Total liabilities ......................................        949,474
Commitments and contingencies (Note 7)
   Total partners' deficit ................................       (557,444)
                                                                ----------
   Total liabilities and partners' deficit ................     $  392,030
                                                                ==========

The accompanying notes to financial statements are an integral part of this balance sheet.

                   THE ULTIMATE SOFTWARE GROUP MIDWEST, LTD.

                            STATEMENT OF OPERATIONS




                                       FOR THE YEAR ENDED
                                       DECEMBER 31, 1995
Revenues ............................    $    441,579
Operating expenses:
 Cost of revenues ...................         263,219
 Sales and marketing ................         380,019
 General and administrative .........       1,017,815
                                         ------------
   Total operating expenses .........       1,661,053
                                         ------------
   Operating loss ...................      (1,219,474)
Interest expense ....................          (6,356)
Interest income .....................           2,807
                                         ------------
   Net loss .........................    $ (1,223,023)
                                         ============

The accompanying notes to financial statements are an integral part of this statement.

                   THE ULTIMATE SOFTWARE GROUP MIDWEST, LTD.

                        STATEMENT OF PARTNERS' DEFICIT




                                                                   TOTAL
                                 GENERAL         LIMITED         PARTNERS'
                                 PARTNER         PARTNERS         DEFICIT
December 31, 1994 .........    $  111,739      $  353,840      $    465,579
 Contributions ............            --         200,000           200,000
 Net loss .................      (330,216)       (892,807)       (1,223,023)
                               ----------      ----------      ------------
December 31, 1995 .........    $ (218,477)     $ (338,967)     $   (557,444)
                               ==========      ==========      ============






















The accompanying notes to financial statements are an integral part of this statement.

                   THE ULTIMATE SOFTWARE GROUP MIDWEST, LTD.

                            STATEMENT OF CASH FLOWS




                                                                              FOR THE YEAR ENDED
                                                                              DECEMBER 31, 1995
Cash flows from operating activities:
 Net loss ..................................................................    $ (1,223,023)
 Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation and amortization ...........................................         130,570
   Provision for doubtful accounts .........................................          54,287
   Change in operating assets and liabilities:
    Accounts receivable ....................................................         (29,651)
    Prepaid expenses .......................................................          14,970
    Other assets ...........................................................         (39,973)
    Accounts payable .......................................................         445,758
    Accrued expenses .......................................................          72,605
    Deferred revenue .......................................................         192,262
                                                                                ------------
Net cash used in operating activities ......................................        (382,195)
                                                                                ------------
Cash flows from investing activities:
 Capital expenditures ......................................................          (2,532)
 Repayment of note receivable ..............................................         126,667
                                                                                ------------
Net cash provided by investment activities .................................         124,135
                                                                                ------------
Cash flows from financing activities:
 Proceeds from due to related parties ......................................          85,704
 Payments on capital lease obligations .....................................          (8,762)
 Partners' capital contributions ...........................................         200,000
                                                                                ------------
Net cash provided by financing activities ..................................         276,942
                                                                                ------------
Net increase in cash and cash equivalents ..................................          18,882
Cash and cash equivalents, beginning of year ...............................          47,616
                                                                                ------------
Cash and cash equivalents, end of year .....................................    $     66,498
                                                                                ============
Supplemental disclosure of cash flow information:
 Cash paid for interest ....................................................    $      6,356
                                                                                ============

The accompanying notes to financial statements are an integral part of this statement.

                   THE ULTIMATE SOFTWARE GROUP MIDWEST, LTD.

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

     The Ultimate Software Group Midwest, Ltd. (the "Partnership") is a third-party reseller of The Ultimate Software Group Inc.'s human resource management and payroll software solutions. Substantially all of the products are developed and sold to the Partnership by The Ultimate Software Group, Inc. ("USG" formerly, The Ultimate Software Group, Ltd.) which, subsequent to December 31, 1995, acquired the business, operations and certain assets and liabilities of the Partnership (see Note 8). The Partnership markets its products in the States of Kentucky, Michigan, Ohio, Pennsylvania and West Virginia.

     The partners share in income and loss and have ownership percentages as follows:




                                    OWNERSHIP     SHARE OF INCOME
                                   PERCENTAGE        AND LOSS
     General partner ..........         27%              27%
     Limited partners .........         73               73
                                        --               --
                                       100%             100%
                                       ===              ===

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

     All highly liquid instruments with an original maturity of three months or less when acquired are considered cash equivalents. There were no cash equivalents at December 31, 1995.

Accounts Receivable

     Accounts receivable are principally from end-users of the Partnership's products. The Partnership performs periodic credit evaluations of its customers and has determined the allowance for estimated losses to be $54,287 at December 31, 1995.

Property and Equipment

     Property and equipment is stated at cost less accumulated depreciation and amortization. Property and equipment is depreciated using the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are charged to expense when incurred; betterments are capitalized. Upon the sale or retirement of assets, the cost, accumulated depreciation and amortization are removed from the accounts and any gain or loss is recognized.

Investment in USG

     Investment in USG represents the partnership's purchase of a 0.69% interest in USG for cash prior to 1995. Such investment is accounted for at cost.

Other Assets

     Other assets includes a fee of $237,005, net of accumulated amortization of $212,921 paid to USG under an exclusive reseller agreement (the "Agreement"). The Agreement allowed the Partnership to exclusively market USG's products in Kentucky, Michigan, Ohio, West Virginia and Western Pennsylvania. As a result of the sale of the Partnership's operations and certain of its assets and liabilities to USG in April 1996 (see Note 8), the Partnership has reflected the estimated useful life of this asset through the date of the acquisition.

Deferred Revenue

     Deferred revenue is comprised of deferrals for (i) license revenues for which product has not yet been delivered or obligations have not yet been fulfilled (in the case of committed upgrades) and (ii) service revenues for which maintenance, implementation, training and consulting services have not yet been rendered.

                   THE ULTIMATE SOFTWARE GROUP MIDWEST, LTD.

Revenue Recognition


     The Partnership licenses software under noncancellable license agreements and provides services including maintenance, implementation, training and consulting services. License revenues are generally recognized when a noncancellable license agreement has been signed, the product has been delivered, no significant vendor obligations remain and collection of the related receivable is considered probable. Revenues from maintenance agreements for maintaining, supporting and providing periodic updates are recognized ratably over the maintenance period, which in most instances is one year. Revenues for training and consulting services are recognized as services are performed.


Cost of Revenues


     Cost of revenues consists of direct product costs and the costs of providing consulting, implementation, maintenance, technical support and training to the Partnership's customers.


Income Taxes


     The Partnership is organized as a limited Partnership. Accordingly, income taxes were not provided for or payable by the Partnership. Partners were taxed individually based on their share of partnership earnings (losses).


     Because of the Partnership's net loss position, had the Partnership been a C Corporation, subject to tax at the corporate level, no tax benefit would have been recorded.


Use of Estimates


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Fair Value of Financial Instruments


     The Partnership's financial instruments, consisting of cash and cash equivalents and accounts receivable approximate fair value due to their short-term nature.


3. ACCRUED EXPENSES


     Accrued expenses consists of the following:



                                                                       AS OF
                                                                 DECEMBER 31, 1995
    Accrued compensation and related payroll expenses .........      $101,815
    Management fees ...........................................        60,000
    Other .....................................................        30,008
                                                                     --------
                                                                     $191,823
                                                                     ========

                   THE ULTIMATE SOFTWARE GROUP MIDWEST, LTD.

4. PROPERTY AND EQUIPMENT


     Property and equipment consists of the following:




                                                                     ESTIMATED            AS OF
                                                                    USEFUL LIFE     DECEMBER 31, 1995
     Equipment .................................................   3 years               $64,597
     Furniture, fixtures and improvements ......................   5 years                 1,343
                                                                                         -------
                                                                                          65,940
     Less -- accumulated depreciation and amortization .........                          29,961
                                                                                         -------
                                                                                         $35,979
                                                                                         =======

     Included in property and equipment is equipment acquired under capital leases amounting to $35,647, less accumulated amortization of $10,878.


5. CAPITAL LEASE OBLIGATIONS


     The Partnership leases certain equipment under noncancellable agreements which are accounted for as capital leases and expire at various dates through 1998. The annual maturities of the capital lease obligations are as follows:


     1996 ....................................................................    $15,158
     1997 ....................................................................      9,026
     1998 ....................................................................      1,122
                                                                                  -------
     Lease obligations reflected as current ($15,158) and noncurrent ($10,148)    $25,306
                                                                                  =======

6. DUE TO RELATED PARTIES


     Due to related parties represents noninterest-bearing amounts that are due on demand.


7. COMMITMENTS AND CONTINGENCIES


     The Partnership leases office space and certain equipment under noncancelable operating lease agreements expiring at various dates. Total rent expense under these agreements was $102,383. Future minimum annual rental commitments related to these leases are $27,284 through 1996.


     From time to time, the Partnership may be involved in litigation relating to claims arising out of its operations in the normal course of business. The Partnership is not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, would have a material adverse effect on the Partnership's financial position or results of operations.


8. SUBSEQUENT EVENT


     Effective April 25, 1996, the Partnership sold its operations and certain assets and liabilities to USG. As a result, the results of operations of the Partnership subsequent to that date are included with that of USG.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of
 The Ultimate Software Group of
     the Delaware Valley, Ltd.:


     We have audited the accompanying balance sheet of The Ultimate Software Group of the Delaware Valley, Ltd. (a Delaware corporation) as of December 31, 1995, and the related statements of operations, shareholders' deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Ultimate Software Group of the Delaware Valley, Ltd. as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.




ARTHUR ANDERSEN LLP


Miami, Florida,
 April 14, 1998.

           THE ULTIMATE SOFTWARE GROUP OF THE DELAWARE VALLEY, LTD.

                                 BALANCE SHEET




                                                                                         AS OF
                                                                                   DECEMBER 31, 1995
                                        ASSETS
Current assets:
 Cash and cash equivalents ......................................................     $      390
 Accounts receivable ............................................................         46,325
 Prepaid expenses ...............................................................         23,445
                                                                                      ----------
   Total current assets .........................................................         70,160
Property and equipment, net .....................................................          4,537
Other assets ....................................................................         42,582
                                                                                      ----------
   Total assets .................................................................     $  117,279
                                                                                      ==========
                            LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
 Accounts payable ...............................................................     $   16,300
 Accrued expenses ...............................................................          3,751
 Deferred revenue ...............................................................         54,100
                                                                                      ----------
   Total current liabilities ....................................................         74,151
Note payable to shareholders ....................................................        100,000
                                                                                      ----------
   Total liabilities ............................................................        174,151
                                                                                      ----------
Commitments and contingencies (Note 5)
Shareholders' deficit:
 Common stock, $.01 par value, 1,000,000 shares authorized, 100,000 shares issued
  and outstanding ...............................................................          1,000
 Additional paid-in capital .....................................................        249,000
 Accumulated deficit ............................................................       (306,872)
                                                                                      ----------
   Total shareholders' deficit ..................................................        (56,872)
                                                                                      ----------
   Total liabilities and shareholders' deficit ..................................     $  117,279
                                                                                      ==========

The accompanying notes to financial statements are an integral part of this balance sheet.

           THE ULTIMATE SOFTWARE GROUP OF THE DELAWARE VALLEY, LTD.

                            STATEMENT OF OPERATIONS




                                         FOR THE YEAR ENDED
                                         DECEMBER 31, 1995
Revenues ............................       $  165,450
Operating expenses:
 Cost of revenues ...................          121,252
 Sales and marketing ................           91,553
 General and administrative .........          248,771
                                            ----------
   Total operating expenses .........          461,576
                                            ----------
   Operating loss ...................         (296,126)
Interest expense ....................          (10,746)
                                            ----------
   Net loss .........................       $ (306,872)
                                            ==========
































The accompanying notes to financial statements are an integral part of this statement.

           THE ULTIMATE SOFTWARE GROUP OF THE DELAWARE VALLEY, LTD.

                      STATEMENT OF SHAREHOLDERS' DEFICIT

                     FOR THE YEAR ENDED DECEMBER 31, 1995




                                        COMMON STOCK      ADDITIONAL                     TOTAL
                                     -------------------    PAID-IN    ACCUMULATED   SHAREHOLDERS'
                                       SHARES    AMOUNT     CAPITAL      DEFICIT        DEFICIT
Balance, December 31, 1994 .........       --    $   --    $     --    $       --     $       --
 Sale of common stock ..............  100,000     1,000     249,000            --        250,000
 Net loss ..........................       --        --          --      (306,872)      (306,872)
                                      -------    ------    --------    ----------     ----------
Balance, December 31, 1995 .........  100,000    $1,000    $249,000    $ (306,872)    $  (56,872)
                                      =======    ======    ========    ==========     ==========
























The accompanying notes to financial statements are an integral part of this statement.

           THE ULTIMATE SOFTWARE GROUP OF THE DELAWARE VALLEY, LTD.

                            STATEMENT OF CASH FLOWS




                                                                              FOR THE YEAR ENDED
                                                                              DECEMBER 31, 1995
Cash flows from operating activities:
 Net loss ..................................................................     $ (306,872)
 Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization ............................................        163,604
  Changes in operating assets and liabilities:
   Accounts receivable .....................................................        (46,325)
   Prepaid expenses ........................................................        (23,445)
   Other assets ............................................................       (205,082)
   Accounts payable ........................................................         16,300
   Accrued expenses ........................................................          3,751
   Deferred revenue ........................................................         54,100
                                                                                 ----------
Net cash used in operating activities ......................................       (343,969)
                                                                                 ----------
Cash flows from investing activities:
 Capital expenditures ......................................................         (5,641)
                                                                                 ----------
Cash flows from financing activities:
 Proceeds from note payable to shareholder .................................        100,000
 Proceeds from sale of common stock ........................................        250,000
                                                                                 ----------
Net cash provided by financing activities ..................................        350,000
                                                                                 ----------
Net increase in cash and cash equivalents ..................................            390
Cash and cash equivalents, beginning of year ...............................             --
                                                                                 ----------
Cash and cash equivalents, end of year .....................................     $      390
                                                                                 ==========
Supplemental disclosure of cash flow information:
 Cash paid for interest ....................................................     $   10,981
                                                                                 ==========

The accompanying notes to financial statements are an integral part of this statement.

           THE ULTIMATE SOFTWARE GROUP OF THE DELAWARE VALLEY, LTD.

                         NOTES TO FINANCIAL STATEMENTS


1. NATURE OF OPERATIONS

     The Ultimate Software Group of the Delaware Valley, Ltd. (the "Company") is a third-party reseller of the Ultimate Software Group, Inc.'s ("USG", formerly The Ultimate Software Group, Ltd.) human resource management and payroll software solutions. Substantially all the products are developed and sold to the Company by USG which, subsequent to December 31, 1995, acquired the business, operations and certain assets and liabilities of the Company (see
Note 6). The Company markets its products in the State of Pennsylvania.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


Cash and Cash Equivalents

     All highly liquid instruments with an original maturity of three months or less when acquired are considered cash equivalents. There were no cash equivalents at December 31, 1995.


Accounts Receivable

     Accounts receivable are from end-users of the Company's products. The Company performs periodic credit evaluations of its customers and has determined that an allowance for estimated losses was not required at December 31, 1995.


Property and Equipment

     Property and equipment is stated at cost less accumulated depreciation and amortization. Property and equipment is depreciated using the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are charged to expense when incurred; betterments are capitalized. Upon the sale or retirement of assets, the cost, accumulated depreciation and amortization are removed from the accounts and any gain or loss is recognized.


Other Assets

     Other assets includes a fee of $200,000, net of accumulated amortization of $162,500, paid to USG under an exclusive reseller agreement (the "Agreement"). The Agreement allows the Company to exclusively market USG's products in Pennsylvania. As a result of the sale of the Company's operations and certain of its assets and liabilities to USG in April 1996 (see Note 6), the carrying value reflects the estimated useful life of this asset through the date of the acquisition.


Deferred Revenue

     Deferred revenue is comprised of deferrals for (i) license revenues for which product has not yet been delivered or obligations have not yet been fulfilled (in the case of committed upgrades) and (ii) service revenues for which maintenance, implementation, training and consulting services have not yet been rendered. Associated deferred costs, primarily relating to the cost of the products for licensing contracts purchased from USG, amounted to approximately $23,445 at December 31, 1995 and are included in prepaid expenses.


Revenue Recognition

     The Company licenses software under noncancellable license agreements and provides services including maintenance, implementation, training and consulting services. License revenue are generally recognized when a noncancellable license agreement has been signed, the product has been delivered, no significant vendor obligations remain and the collection of the related receivable is deemed probable.

           THE ULTIMATE SOFTWARE GROUP OF THE DELAWARE VALLEY, LTD.

Revenue from maintenance agreements for maintaining, supporting and providing periodic upgrades are recognized ratably over the maintenance period, which in most instances is one year. Revenues for training and consulting services are recognized as services are performed.


Cost of Revenues

     Cost of revenues consists of direct product costs and the costs of providing consulting, implementation, maintenance, technical support and training to the Company's customers.


Income Taxes

     The Company has elected S Corporation status with the Internal Revenue Service. Accordingly, net income (loss) and the related differences that arise in the recording of income and expense items for financial reporting and income tax reporting purposes are included in the individual income tax returns of the shareholders and no income taxes are included in the accompanying financial statements.


Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Fair Value of Financial Instruments

     The Company's financial instruments, consisting of cash and cash equivalents and accounts receivable and notes payable approximate fair value.


3. PROPERTY AND EQUIPMENT

     Property and equipment consists of computer equipment of $5,642, less accumulated depreciation of $1,105. These assets are being depreciated over their estimated useful lives of five years.


4. NOTE PAYABLE TO SHAREHOLDER

     Note payable to shareholder represents an unsecured, 12% interest-bearing note due to the President of the Company. Principal payments are due in equal monthly installments of $2,778 over three years beginning February 1, 1996.


5. COMMITMENTS AND CONTINGENCIES

     The Company leases office space and certain equipment under noncancellable operating lease agreements expiring at various dates. Total rent expense under these agreements was $27,204. The future minimum annual rental commitments related to these leases are approximately $11,100 in 1996, $6,900 in 1997 and $1,100 in 1998.

     From time to time, the Company may be involved in litigation relating to claims arising out of its operations in the normal course of business. The Company is not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, would have a material adverse effect on the Company's financial position or results of operations.


6. SUBSEQUENT EVENT

     Effective April 25, 1996, the Company sold its operations and certain assets and liabilities to USG. As a result, the results of operations of the Company subsequent to that date are included with that of USG.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of The Ultimate Software
 Group of the Carolinas, Inc. and The Ultimate Software
 Group of Virginia, Inc.:


     We have audited the accompanying combined balance sheets of The Ultimate Software Group of The Carolinas, Inc. (a North Carolina corporation) and The Ultimate Software Group of Virginia, Inc. (a Virginia corporation) (collectively, the "Companies") as of December 31, 1996 and 1997 and the related combined statements of operations, shareholders' deficit and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of The Ultimate Software Group of The Carolinas, Inc. and The Ultimate Software Group of Virginia, Inc. as of December 31, 1996 and 1997 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.





/s/ Arthur Andersen LLP
ARTHUR ANDERSEN LLP


Miami, Florida,
 January 20, 1998 (except with respect
 to the matter discussed in Note 9, as
 to which the date is February 25, 1998).

              THE ULTIMATE SOFTWARE GROUP OF THE CAROLINAS, INC.
                                      AND
                 THE ULTIMATE SOFTWARE GROUP OF VIRGINIA, INC.

                            COMBINED BALANCE SHEETS




                                                                    AS OF DECEMBER 31,
                                                               -----------------------------
                                                                    1996            1997
                             ASSETS
Current assets:
 Cash and cash equivalents .................................    $   51,151      $   32,651
 Accounts receivable .......................................       136,819         271,929
 Other current assets ......................................        29,666          97,890
                                                                ----------      ----------
    Total current assets ...................................       217,636         402,470
Equipment, net .............................................        17,555          18,963
Other assets ...............................................        11,498           1,640
                                                                ----------      ----------
    Total assets ...........................................    $  246,689      $  423,073
                                                                ==========      ==========
             LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
 Accrued expenses ..........................................    $   13,885      $   46,671
 Deferred revenue ..........................................       110,337         579,390
 Borrowings under line of credit agreement .................       129,841         109,091
 Note payable ..............................................        23,142              --
                                                                ----------      ----------
    Total current liabilities ..............................       277,205         735,152
                                                                ----------      ----------
Commitments and contingencies (Note 8)
Shareholders' deficit:
 Common Stock -- Carolinas, $1.00 par value, 100,000 shares
   authorized, 1,000 shares issued and outstanding .........         1,000           1,000
 Common Stock -- Virginia, $.01 par value, 10,000 shares
   authorized, 5,150 shares issued and outstanding .........            52              52
 Additional paid-in capital ................................       136,548         136,548
 Accumulated deficit .......................................      (168,116)       (449,679)
                                                                ----------      ----------
    Total shareholders' deficit ............................       (30,516)       (312,079)
                                                                ----------      ----------
    Total liabilities and shareholders' deficit ............    $  246,689      $  423,073
                                                                ==========      ==========

The accompanying notes to financial statements are an integral part of these combined balance sheets.

              THE ULTIMATE SOFTWARE GROUP OF THE CAROLINAS, INC.
                                      AND
                 THE ULTIMATE SOFTWARE GROUP OF VIRGINIA, INC.

                       COMBINED STATEMENTS OF OPERATIONS




                                             FOR THE YEARS ENDED DECEMBER 31,
                                        -------------------------------------------
                                            1995           1996            1997
Revenues ............................    $474,283       $ 648,067      $  859,173
Operating expenses:
 Cost of revenues ...................     181,150         289,665         325,388
 Sales and marketing ................     138,815         196,102         567,850
 General and administrative .........     122,301         182,848         236,849
                                         --------       ---------      ----------
   Total operating expenses .........     442,266         668,615       1,130,087
                                         --------       ---------      ----------
   Operating income (loss) ..........      32,017         (20,548)       (270,914)
Other expense, net ..................      (5,600)        (16,642)        (10,649)
                                         --------       ---------      ----------
   Net income (loss) ................    $ 26,417       $ (37,190)     $ (281,563)
                                         ========       =========      ==========























The accompanying notes to combined financial statements are an integral part of these statements.

              THE ULTIMATE SOFTWARE GROUP OF THE CAROLINAS, INC.
                                      AND
                 THE ULTIMATE SOFTWARE GROUP OF VIRGINIA, INC.

                 COMBINED STATEMENTS OF SHAREHOLDERS' DEFICIT




                                    CAROLINAS             VIRGINIA
                               --------------------  ------------------
                                   COMMON STOCK         COMMON STOCK
                                 $1.00 PAR VALUE       $.01 PAR VALUE     ADDITIONAL                      TOTAL
                               --------------------  ------------------     PAID-IN     ACCUMULATED   SHAREHOLDERS'
                                SHARES     AMOUNT     SHARES    AMOUNT      CAPITAL       DEFICIT        DEFICIT
Balance, December 31, 1994 ..   1,000      $1,000     5,150       $52      $126,548     $ (157,343)    $  (29,743)
 Net income .................      --          --        --        --            --         26,417         26,417
                                -----      ------     -----       ---      --------     ----------     ----------
Balance, December 31, 1995 ..   1,000       1,000     5,150        52       126,548       (130,926)        (3,326)
 Contribution of shares to
   fund issuance of stock to
   employees for services ...     (10)        (10)       --        --            10             --             --
 Noncash issuance of stock to
   employees for services ...      10          10        --        --         9,990             --         10,000
 Net loss ...................      --          --        --        --            --        (37,190)       (37,190)
                                -----      ------     -----       ---      --------     ----------     ----------
Balance, December 31, 1996 ..   1,000       1,000     5,150        52       136,548       (168,116)       (30,516)
 Net loss ...................      --          --        --        --            --       (281,563)      (281,563)
                                -----      ------     -----       ---      --------     ----------     ----------
Balance, December 31, 1997 ..   1,000      $1,000     5,150       $52      $136,548     $ (449,679)    $ (312,079)
                                =====      ======     =====       ===      ========     ==========     ==========

















The accompanying notes to combined financial statements are an integral part of these statements.

              THE ULTIMATE SOFTWARE GROUP OF THE CAROLINAS, INC.
                                      AND
                 THE ULTIMATE SOFTWARE GROUP OF VIRGINIA, INC.

                       COMBINED STATEMENTS OF CASH FLOWS




                                                                       FOR THE YEARS ENDED DECEMBER 31,
                                                                 ---------------------------------------------
                                                                     1995            1996            1997
Cash flows from operating activities:
 Net income (loss) ...........................................    $  26,417       $ (37,190)      $ (281,563)
 Adjustments to reconcile net income (loss) to net cash
   provided by (used in) operating activities:
    Depreciation and amortization ............................       15,365          17,477           15,558
    Issuance of equity instruments for services ..............           --          10,000               --
    Changes in operating assets and liabilities:
      Accounts receivable ....................................      (50,184)        (54,193)        (135,110)
      Other current assets ...................................      (17,993)        (11,673)         (68,224)
      Accrued expenses .......................................       (2,591)         (5,407)          32,786
      Deferred revenue .......................................      (12,125)        102,962          469,053
                                                                  ---------       ---------       ----------
Net cash provided by (used in) operating activities ..........      (41,111)         21,976           32,500
                                                                  ---------       ---------       ----------
Cash flows from investing activities:
 Capital expenditures ........................................      (13,804)         (7,635)          (7,108)
                                                                  ---------       ---------       ----------
Cash flows from financing activities:
 Borrowings under line of credit agreement ...................       85,000          50,016               --
 Payments under line of credit agreement .....................      (14,277)        (20,898)         (20,750)
 Borrowings under note payable ...............................           --          24,936               --
 Payments under note payable .................................           --          (1,794)         (23,142)
 Payments on amounts due to related party ....................           --         (40,500)              --
                                                                  ---------       ---------       ----------
Net cash provided by (used in) financing activities ..........       70,723          11,760          (43,892)
                                                                  ---------       ---------       ----------
Net increase (decrease) in cash and cash equivalents .........       15,808          26,101          (18,500)
Cash and cash equivalents, beginning of year .................        9,242          25,050           51,151
                                                                  ---------       ---------       ----------
Cash and cash equivalents, end of year .......................    $  25,050       $  51,151       $   32,651
                                                                  =========       =========       ==========
Supplemental disclosure of cash flow information:
 Cash paid for interest ......................................    $   5,600       $  16,642       $   12,046
                                                                  =========       =========       ==========





















The accompanying notes to combined financial statements are an integral part of these statements.

              THE ULTIMATE SOFTWARE GROUP OF THE CAROLINAS, INC.
                                      AND
                 THE ULTIMATE SOFTWARE GROUP OF VIRGINIA, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS


1. NATURE OF OPERATIONS

     The Ultimate Software Group of the Carolinas, Inc. and the Ultimate Software Group of Virginia, Inc. (collectively, the "Companies") is a third-party reseller of The Ultimate Group Software, Inc.'s human resource management and payroll software solutions. Substantially all of the Companies' products are developed and sold to the Companies by The Ultimate Software Group, Inc. ("USG", formerly The Ultimate Software Group, Ltd.). The Companies market their products in the states of North Carolina, South Carolina and Virginia.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Combination

     The combined financial statements include the accounts of The Ultimate Software Group of the Carolinas, Inc. and The Ultimate Software Group of Virginia, Inc. who have the same shareholders. Intercompany accounts and transactions have been eliminated in combination.


Cash and Cash Equivalents

     All highly liquid instruments with an original maturity of three months or less when acquired are considered cash equivalents. There were no cash equivalents at December 31, 1996 and 1997.


Accounts Receivable

     Accounts receivable are principally from end-users of the Companies' products. The Companies perform periodic credit evaluations of their customers and determined that an allowance for estimated losses was not required at December 31, 1996 and 1997.


Equipment

     Equipment is stated at cost less accumulated depreciation and amortization. Equipment is depreciated using the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are charged to expense when incurred; betterments are capitalized. Upon the sale or retirement of assets, the cost, accumulated depreciation and amortization are removed from the accounts and any gain or loss is recognized.


Other Assets

     Other assets includes a fee of $50,000, net of accumulated amortization of $42,058 in 1996 and $47,534 in 1997 paid to USG under an exclusive reseller agreement (the "Agreement"). The Agreement allowed the Companies to exclusively market USG's products in North Carolina, South Carolina and Virginia. Such asset is being amortized over its estimated period of benefit of approximately 5 years.

     In accordance with SFAS No. 121, Accounting for the Impairment Of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, the Companies continually evaluate whether later events and circumstances have occurred that indicate the remaining acquired intangibles may warrant revision or may not be recoverable. When factors indicate that intangibles should be evaluated for possible impairment, the Companies use an estimate of the related business' undiscounted cash flows from operations in measuring whether such cost is recoverable.


Deferred Revenue

     Deferred revenue is comprised of deferrals for (i) license revenues for which product has not yet been delivered or obligations have not yet been fulfilled (in the case of committed upgrades) and (ii) service revenues for which maintenance, implementation, training and consulting services have not yet been rendered.

              THE ULTIMATE SOFTWARE GROUP OF THE CAROLINAS, INC.
                                      AND
                 THE ULTIMATE SOFTWARE GROUP OF VIRGINIA, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

     Associated deferred costs, primarily relating to the cost of the products for licensing contracts, amounted to approximately $21,000 and $97,000 at December 31, 1996 and 1997, respectively, and are included in other assets in the accompanying combined balance sheets.


Revenue Recognition

     The Company licenses software under noncancellable license agreements and provides services including maintenance, implementation, training and consulting services. License revenues are generally recognized when a noncancellable license agreement has been signed, the product has been delivered, no significant vendor obligations remain and collection of the related receivable is considered probable. Revenues from maintenance agreements for maintaining, supporting and providing periodic updates are recognized ratably over the maintenance period, which in most instances is one year. Revenues for training and consulting services are recognized as services are performed.


Cost of Revenues

     Cost of revenues consists of direct product costs and the costs of providing consulting, implementation, maintenance, technical support and training to the Company's customers.


Income Taxes

     The Companies have elected S Corporation status with the Internal Revenue Service. Accordingly, net income (loss) and the related differences that arise in the recording of income and expense items for financial reporting and income tax reporting purposes are included in the individual income tax returns of the shareholders and no income taxes are included in the accompanying combined financial statements.

     Because of the Companies' net loss position, had the Companies been a C Corporations, subject to tax at the corporate level, no tax benefit would have been recorded.


Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Fair Value of Financial Instruments

     The Companies' financial instruments, consisting of cash and cash equivalents, accounts receivable, borrowings under line of credit requirements, notes payable and due to related party approximate fair value due to their short-term nature.


3. EQUIPMENT

     Equipment consists of computer equipment of $39,339 in 1996 and $46,448 in 1997, less accumulated depreciation of $21,784 in 1996 and $27,485 in 1997. These assets are depreciated over their estimated useful life of three years.


4. NOTE PAYABLE

     Note payable at December 31, 1996 consists of a note to a bank which bears interest at prime plus 1.5% (9.75% at December 31, 1996), payable monthly through maturity. The note was collateralized by substantially all of the Companies' assets and was repaid during 1997.

              THE ULTIMATE SOFTWARE GROUP OF THE CAROLINAS, INC.
                                      AND
                 THE ULTIMATE SOFTWARE GROUP OF VIRGINIA, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

5. LINE OF CREDIT


     In June 1995, the Companies entered into a $200,000 line of credit with a bank which bears interest at prime plus 1.0% (9.5% at December 31, 1997), payable quarterly through maturity. The line was renewed in December 1996 and matures in January 1998. The line is collateralized by the Companies' accounts receivable, as well as certain shares of common stock of the Companies.


6. EQUITY TRANSACTIONS


     In 1996, the Companies issued 10 shares of Common Stock to employees for services performed. The shares are valued at $10,000 based on their estimated fair value at the date of issuance and related expense is included in general and administrative expense in the accompanying combined statement of operations for the year ended December 31, 1996.


7. DUE TO RELATED PARTY


     Due to related party consists of noninterest-bearing loans that are due on demand.


8. COMMITMENTS AND CONTINGENCIES


     The Companies lease office space under a noncancellable operating lease agreement expiring in December 1998. Total rent expense under this agreement was $12,578, $14,720 and $17,186 in 1995, 1996 and 1997. The future minimum annual rental commitment related to this lease is approximately $12,000 in 1998.


     From time to time, the Companies may be involved in litigation relating to claims arising out of its operations in the normal course of business. The Companies are not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, would have a material adverse effect on the Companies' financial position or results of operations.


9. SUBSEQUENT EVENT


     On February 25, 1998, the Companies exchanged substantially all of their net assets for 30,677 shares of Class B Common Stock of USG in a transaction to be accounted for under the poolings-of-interest method of accounting .

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of
 The Ultimate Software Group of New York
 and New England, G.P.:


     We have audited the accompanying balance sheets of The Ultimate Software Group of New York and New England, G.P. (a New York general partnership) as of December 31, 1996 and 1997 and the related statements of operations, partners' deficit and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Ultimate Software Group of New York and New England, G.P. as of December 31, 1996 and 1997 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.




/s/ Arthur Andersen LLP
ARTHUR ANDERSEN LLP


Miami, Florida,
 January 15, 1998 (except with respect
 to the matter discussed in Note 7, as
     to which the date is February 24, 1998).

                    THE ULTIMATE SOFTWARE GROUP OF NEW YORK
                             AND NEW ENGLAND, G.P.

                                BALANCE SHEETS




                                                            AS OF DECEMBER 31,
                                                        ---------------------------
                                                            1996           1997
                    ASSETS
Current assets:
 Cash and cash equivalents ..........................    $ 321,366     $  563,795
 Accounts receivable, net ...........................       72,142        196,642
 Prepaid expenses and other current assets ..........       66,776        153,890
                                                         ---------     ----------
    Total current assets ............................      460,284        914,327
Property and equipment, net .........................       46,472         45,000
Other assets ........................................      142,268         32,601
                                                         ---------     ----------
    Total assets ....................................    $ 649,024     $  991,928
                                                         =========     ==========
          LIABILITIES AND PARTNERS' DEFICIT
Current liabilities:
 Accounts payable ...................................    $  47,714     $   88,565
 Accrued expenses ...................................       75,604        182,091
 Deferred revenue ...................................      481,198        932,654
 Customer deposits ..................................      113,008        137,127
                                                         ---------     ----------
    Total current liabilities .......................      717,524      1,340,437
Commitments and contingencies (Note 6)
    Total partners' deficit .........................      (68,500)      (348,509)
                                                         ---------     ----------
    Total liabilities and partners' deficit .........    $ 649,024     $  991,928
                                                         =========     ==========

The accompanying notes to financial statements are an integral part of these balance sheets.

                    THE ULTIMATE SOFTWARE GROUP OF NEW YORK
                             AND NEW ENGLAND, G.P.

                           STATEMENTS OF OPERATIONS




                                              FOR THE YEARS ENDED DECEMBER 31,
                                        ---------------------------------------------
                                             1995            1996            1997
Revenues ............................    $  883,656      $1,281,534      $1,776,030
Operating expenses:
 Cost of revenues ...................       416,887         589,635         767,955
 Sales and marketing ................       683,192         515,015         673,327
 General and administrative .........       182,530         348,200         467,142
                                         ----------      ----------      ----------
   Total operating expenses .........     1,282,609       1,452,850       1,908,424
                                         ----------      ----------      ----------
   Operating loss ...................      (398,953)       (171,316)       (132,394)
Other income ........................           858           6,111          13,483
                                         ----------      ----------      ----------
   Net loss .........................    $ (398,095)     $ (165,205)     $ (118,911)
                                         ==========      ==========      ==========






















The accompanying notes to financial statements are an integral part of these statements.

                    THE ULTIMATE SOFTWARE GROUP OF NEW YORK
                             AND NEW ENGLAND, G.P.

                        STATEMENTS OF PARTNERS' DEFICIT




                                                                                        THE              TOTAL
                                              NEW COUNTRY                            WEDGEWOOD         PARTNERS'
                                           DEVELOPMENT, INC.     MCNEARY, INC.      GROUP, INC.         DEFICIT
Balance, December 31, 1994 ............       $  157,425           $  52,475        $   209,900       $   419,800
 Sale of partnership interest .........         (127,875)            127,875                 --                --
 Partners' contributions ..............           56,250              18,750                 --            75,000
 Net loss .............................         (149,286)            (49,762)          (199,047)         (398,095)
                                              ----------           ---------        -----------       -----------
Balance, December 31, 1995 ............          (63,486)            149,338             10,853            96,705
 Net loss .............................          (61,952)            (20,651)           (82,602)         (165,205)
                                              ----------           ---------        -----------       -----------
Balance, December 31, 1996 ............         (125,438)            128,687            (71,749)          (68,500)
 Net loss .............................          (44,592)            (14,863)           (59,456)         (118,911)
 Partners' distributions ..............          (60,184)            (20,183)           (80,731)         (161,098)
                                              ----------           ---------        -----------       -----------
Balance, December 31, 1997 ............       $ (230,214)          $  93,641        $  (211,936)      $  (348,509)
                                              ==========           =========        ===========       ===========





















The accompanying notes to financial statements are an integral part of these statements.

                    THE ULTIMATE SOFTWARE GROUP OF NEW YORK
                             AND NEW ENGLAND, G.P.

                           STATEMENTS OF CASH FLOWS




                                                                         FOR THE YEARS ENDED DECEMBER 31,
                                                                 ------------------------------------------------
                                                                      1995             1996             1997
Cash flows from operating activities:
 Net loss ....................................................     $ (398,095)      $ (165,205)      $ (118,911)
 Adjustments to reconcile net loss to net cash provided by
   (used in) operating activities:
    Depreciation and amortization ............................        130,005          129,929          126,991
    Changes in operating assets and liabilities:
      Accounts receivable ....................................        (93,881)          70,549         (124,500)
      Prepaid expenses and other current assets ..............          8,106          (40,783)         (87,114)
      Other assets ...........................................         (7,200)            (701)           3,000
      Accounts payable .......................................         30,092           12,296           40,851
      Accrued expenses .......................................          8,446           40,824          106,487
      Deferred revenue .......................................        219,713          261,485          451,456
      Customer deposits ......................................         50,449          (57,900)          24,119
                                                                   ----------       ----------       ----------
Net cash provided by (used in) operating activities ..........        (52,365)         250,494          422,379
                                                                   ----------       ----------       ----------
Cash flows from investing activities:
 Capital expenditures ........................................        (26,183)         (15,087)         (18,852)
                                                                   ----------       ----------       ----------
Cash flows from financing activities:
 Contributions ...............................................         75,000               --               --
 Distributions ...............................................             --               --         (161,098)
                                                                   ----------       ----------       ----------
Net cash provided by (used in) financing activities ..........         75,000               --         (161,098)
                                                                   ----------       ----------       ----------
Net increase (decrease) in cash and cash equivalents .........         (3,548)         235,407          242,429
Cash and cash equivalents, beginning of year .................         89,507           85,959          321,366
                                                                   ----------       ----------       ----------
Cash and cash equivalents, end of year .......................     $   85,959       $  321,366       $  563,795
                                                                   ==========       ==========       ==========

The accompanying notes to financial statements are an integral part of these statements.

                    THE ULTIMATE SOFTWARE GROUP OF NEW YORK
                             AND NEW ENGLAND, G.P.

                         NOTES TO FINANCIAL STATEMENTS


1. NATURE OF OPERATIONS

     The Ultimate Software Group of New York and New England, G.P. (the "Partnership") is a third-party reseller of The Ultimate Software Group, Inc.'s human resource management and payroll software solutions. Substantially all of the products are developed and sold to the Partnership by The Ultimate Software Group, Inc. ("USG", formerly The Ultimate Software Group, Ltd.). The Partnership markets its products in the states of Connecticut, Maine, Massachusetts, New Hampshire, New York, Rhode Island and Vermont.

     The general partners share in income and loss and have ownership percentages as follows:




                                         OWNERSHIP   SHARE OF INCOME
                                        PERCENTAGE      AND LOSS
New County Development, Inc. .........      37.5%          37.5%
McNeary, Inc. ........................      12.5           12.5
The Wedgewood Group, Inc. ............      50.0           50.0
                                           -----          -----
                                           100.0%         100.0%
                                           =====          =====

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


Cash and Cash Equivalents

     All highly liquid instruments with an original maturity of three months or less when acquired are considered cash equivalents. There were no cash equivalents at December 31, 1996 and 1997.


Accounts Receivable

     Accounts receivable are principally from end-users of the Partnership's products. The Partnership performs periodic credit evaluations of its customers and has determined the allowance for estimated losses to be $10,000 at December 31, 1996 and 1997, respectively.


Property and Equipment

     Property and equipment is stated at cost less accumulated depreciation and amortization. Property and equipment is depreciated using the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are charged to expense when incurred; betterments are capitalized. Upon the sale or retirement of assets, the cost, accumulated depreciation and amortization are removed from the accounts and any gain or loss is recognized.


Other Assets

     Other assets includes a fee of $400,000, net of accumulated amortization of $266,666 and $373,333 in 1996 and 1997, respectively, paid to USG under an exclusive reseller agreement (the "Agreement"). The Agreement allowed the Partnership to exclusively market USG's products in Connecticut, Maine, Massachusetts, New Hampshire, New York (except New York City and Long Island), Rhode Island and Vermont. Such asset is being amortized over its estimated period of benefit of approximately 5 years.

     In accordance with SFAS No. 121, Accounting for the Impairment Of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, the Partnership continually evaluates whether later events and circumstances have occurred that indicate the remaining acquired intangibles may warrant revision or may not be recoverable. When factors indicate that intangibles should be evaluated for possible impairment, the Partnership uses an estimate of the related business' undiscounted cash flows from operations in measuring whether such cost is recoverable.

                    THE ULTIMATE SOFTWARE GROUP OF NEW YORK
                             AND NEW ENGLAND, G.P.

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

Deferred Revenue


     Deferred revenue is comprised of deferrals for (i) license revenues for which product has not yet been delivered or obligations have not yet been fulfilled (in the case of committed upgrades) and (ii) service revenues for which maintenance, implementation, training and consulting services have not yet been rendered.


     Associated deferred costs, primarily relating to the cost of the products for licensing such contracts, amounted to approximately $63,000 and $149,000 at December 31, 1996 and 1997, respectively, and are included in other assets in the accompanying combined balance sheets.


Revenue Recognition


     The Company licenses software under noncancellable license agreements and provides services including maintenance, implementation, training and consulting services. License revenues are generally recognized when a noncancellable license agreement has been signed, the product has been delivered, no significant vendor obligations remain and collection of the related receivable is considered probable. Revenues from maintenance agreements for maintaining, supporting and providing periodic updates are recognized ratably over the maintenance period, which in most instances is one year. Revenues for training and consulting services are recognized as services are performed.


Cost of Revenues


     Cost of revenues consists of direct product costs and the costs of providing consulting, implementation, maintenance, technical support and training to the Partnership's customers.


Income Taxes


     The Partnership is organized as a general partnership. Accordingly, net income (loss) and the related differences that arise in the recording of income and expense items for financial reporting and income tax reporting purposes are included in the individual income tax returns of the partners and no income taxes are included in the accompanying financial statements.


     Because of the Partnership's net loss position, had the Partnership been a C Corporation, subject to tax at the corporate level, no tax benefit would have been recorded.


Use of Estimates


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Fair Value of Financial Instruments


     The Partnership's financial instruments, consisting of cash and cash equivalents, accounts receivable and customer deposits approximate fair value due to their short-term nature.

                    THE ULTIMATE SOFTWARE GROUP OF NEW YORK
                             AND NEW ENGLAND, G.P.

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

3. ACCRUED EXPENSES

     Accrued expenses consists of the following:




                               AS OF DECEMBER 31,
                             -----------------------
                                1996         1997
 Accrued payroll .........    $75,604      $ 82,091
 Accrued legal ...........         --        85,000
 Other ...................         --        15,000
                              -------      --------
                              $75,604      $182,091
                              =======      ========

4. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:




                                                                               AS OF DECEMBER 31,
                                                                ESTIMATED    -----------------------
                                                               USEFUL LIFE      1996         1997
Equipment .................................................     5 years       $ 79,000     $ 97,852
Furniture, fixtures and improvements ......................    5-10 years       23,996       23,996
                                                                              --------     --------
                                                                               102,996      121,848
Less -- accumulated depreciation and amortization .........                     56,524       76,848
                                                                              --------     --------
                                                                              $ 46,472     $ 45,000
                                                                              ========     ========

5. RELATED PARTY TRANSACTIONS

     The Partnership paid the Wedgewood Group, Inc., a general partner, management fees of $228,000 in 1995, 1996 and 1997.


6. COMMITMENTS AND CONTINGENCIES

     The Partnership leases office space under a noncancellable operating lease agreement expiring in August 1998. The Partnership also leases various office equipment under noncancellable operating lease agreements expiring from January 1999 to December 1999. Total rent expense under these agreements was $26,271, $36,365 and $40,689 in 1995, 1996 and 1997, respectively. The future minimum annual rental commitment related to these leases is approximately $25,386 and $5,721 in 1998 and 1999, respectively as of December 31, 1997.

     From time to time, the Partnership may be involved in litigation relating to claims arising out of its operations in the normal course of business. The Partnership is not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, would have a material adverse effect on the Partnership's financial position or results of operations.


7. SUBSEQUENT EVENT

     On February 24, 1998, the Partnership transferred its net assets into a newly formed corporation and exchanged 100% of the outstanding shares of the newly formed entity for 40,265 shares of Class B Common Stock of USG in a transaction to be accounted for under the poolings-of-interest method of accounting.

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of
 Ultimate Investors Group, Inc.:


     We have audited the accompanying consolidated balance sheets of Ultimate Investors Group, Inc. (a Texas corporation) and subsidiary as of December 31, 1996 and 1997, and the related consolidated statements of operations, shareholders' deficit and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ultimate Investors Group, Inc. and subsidiary as of December 31, 1996 and 1997, and the results of their operations and their cash flows for the each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.




/s/ Arthur Andersen LLP
ARTHUR ANDERSEN LLP


Miami, Florida,
 February 2, 1998 (except with respect to the matter discussed in Note 9, as to which the date is March 4, 1998).

                        ULTIMATE INVESTORS GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS




                                                                   AS OF DECEMBER 31,
                                                              ----------------------------
                                                                  1996            1997
                             ASSETS
Current assets:
 Cash and cash equivalents ................................    $   29,453     $  466,505
 Accounts receivable, net .................................       497,566        768,764
 Notes receivable .........................................        34,722         51,954
 Other current assets .....................................        73,384         71,782
                                                               ----------     ----------
    Total current assets ..................................       635,125      1,359,005
Equipment, net ............................................        13,240          4,938
Other assets:
 Notes receivable .........................................        33,379         65,599
 Other assets .............................................        61,655         23,259
                                                               ----------     ----------
    Total other assets ....................................        95,034         88,858
                                                               ----------     ----------
    Total assets ..........................................    $  743,399     $1,452,801
                                                               ==========     ==========
             LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
 Accounts payable .........................................    $   75,752     $  137,027
 Accrued expenses .........................................       141,586        145,413
 Deferred revenue .........................................       410,171      1,079,549
 Line of credit ...........................................            --        100,000
                                                               ----------     ----------
    Total current liabilities .............................       627,509      1,461,989
                                                               ----------     ----------
Minority interest .........................................        47,497        105,197
                                                               ----------     ----------
Commitments and contingencies (Note 8)
Shareholders' deficit:
 Common Stock, $.01 par value, 1,000,000 shares authorized,
   407,875 and 415,150 issued in 1996 and 1997 ............         4,079          4,152
 Subscriptions receivable .................................       (15,942)        (8,155)
 Additional paid-in capital ...............................       435,363        460,753
 Accumulated deficit ......................................      (353,107)      (569,135)
 Less- Treasury Stock, 3,825 shares at cost ...............        (2,000)        (2,000)
                                                               ----------     ----------
    Total shareholders' equity (deficit) ..................        68,393       (114,385)
                                                               ----------     ----------
    Total liabilities and shareholders' deficit ...........    $  743,399     $1,452,801
                                                               ==========     ==========

The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                        ULTIMATE INVESTORS GROUP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS




                                              FOR THE YEARS ENDED DECEMBER 31,
                                        ---------------------------------------------
                                             1995            1996            1997
Revenues ............................    $  558,914      $1,149,274      $1,448,379
Operating expenses:
 Cost of revenues ...................       427,037         636,680         778,571
 Sales and marketing ................       182,210         382,801         451,139
 General and administrative .........        54,983         110,070         398,138
                                         ----------      ----------      ----------
   Total operating expenses .........       664,230       1,129,551       1,627,848
                                         ----------      ----------      ----------
   Operating income (loss) ..........      (105,316)         19,723        (179,469)
Other income (expense) ..............         4,824             (97)         36,495
                                         ----------      ----------      ----------
   Net income (loss) ................    $ (100,492)     $   19,626      $ (142,974)
                                         ==========      ==========      ==========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                        ULTIMATE INVESTORS GROUP, INC.

               CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT




                                    COMMON STOCK
                                 ------------------   TREASURY    SUBSCRIPTIONS
                                   SHARES   AMOUNT      STOCK       RECEIVABLE
Balance, December 31, 1994 .....  388,825   $3,888    $     --      $ (17,000)
 Stock issued to employees
  for services .................    3,825       38          --             --
 Sale of common stock ..........    7,650       77          --        (14,275)
 Purchase of treasury stock ....       --       --      (2,000)            --
 Compensation expense on
  stock options granted ........       --       --          --             --
 Repayment of stock
  subscription receivable ......       --       --          --         17,000
 Distributions .................       --       --          --             --
 Net loss ......................       --       --          --             --
                                  -------   ------    --------      ---------
Balance, December 31, 1995 .....  400,300    4,003      (2,000)       (14,275)
 Compensation expense on
  stock options vested .........       --       --          --             --
 Stock issued to employees
  for services .................    3,750       38          --             --
 Sale of stock .................    3,825       38          --         (7,787)
 Repayment of stock
  subscription receivable ......       --       --          --          6,120
 Distributions .................       --       --          --             --
 Net income ....................       --       --          --             --
                                  -------   ------    --------      ---------
Balance, December 31, 1996 .....  407,875    4,079      (2,000)       (15,942)
 Stock issued to employees
  for services .................    7,275       73          --             --
 Repayment of stock
  subscription receivable ......       --       --          --          7,787
 Distributions .................       --       --          --             --
 Net loss ......................       --       --          --             --
                                  -------   ------    --------      ---------
Balance, December 31, 1997 .....  415,150   $4,152    $ (2,000)     $  (8,155)
                                  =======   ======    ========      =========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                 ADDITIONAL                     TOTAL
                                    UNEARNED       PAID-IN    ACCUMULATED   SHAREHOLDERS'
                                  COMPENSATION     CAPITAL      DEFICIT        DEFICIT
Balance, December 31, 1994 .....   $       --     $358,612    $  (69,741)    $  275,759
 Stock issued to employees
  for services .................           --        2,962            --          3,000
 Sale of common stock ..........           --       26,698            --         12,500
 Purchase of treasury stock ....           --           --            --         (2,000)
 Compensation expense on
  stock options granted ........      (10,327)      20,655            --         10,328
 Repayment of stock
  subscription receivable ......           --           --            --         17,000
 Distributions .................           --           --       (94,500)       (94,500)
 Net loss ......................           --           --      (100,492)      (100,492)
                                   ----------     --------    ----------     ----------
Balance, December 31, 1995 .....      (10,327)     408,927      (264,733)       121,595
 Compensation expense on
  stock options vested .........       10,327           --            --         10,327
 Stock issued to employees
  for services .................           --       13,087            --         13,125
 Sale of stock .................           --       13,349            --          5,600
 Repayment of stock
  subscription receivable ......           --           --            --          6,120
 Distributions .................           --           --      (108,000)      (108,000)
 Net income ....................           --           --        19,626         19,626
                                   ----------     --------    ----------     ----------
Balance, December 31, 1996 .....           --      435,363      (353,107)        68,393
 Stock issued to employees
  for services .................           --       25,390            --         25,463
 Repayment of stock
  subscription receivable ......           --           --            --          7,787
 Distributions .................           --           --       (73,054)       (73,054)
 Net loss ......................           --           --      (142,974)      (142,974)
                                   ----------     --------    ----------     ----------
Balance, December 31, 1997 .....   $       --     $460,753    $ (569,135)    $ (114,385)
                                   ==========     ========    ==========     ==========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                        ULTIMATE INVESTORS GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS




                                                                   FOR THE YEARS ENDED DECEMBER 31,
                                                             ---------------------------------------------
                                                                  1995            1996           1997
Cash flows from operating activities:
 Net income (loss) ........................................    $ (100,492)    $   19,626      $ (142,974)
 Adjustments to reconcile net income (loss) to net cash
   provided by (used in) operating activities:
    Depreciation and amortization .........................        51,148         53,300          54,290
    Minority interest .....................................        (2,673)            97         (17,300)
    Compensation expense associated with stock option
      grants ..............................................        10,328         10,327              --
    Issuance of common stock for services .................         3,000         13,125          25,463
    Changes in operating assets and liabilities:
      Accounts receivable .................................      (183,856)      (265,490)       (271,198)
      Other current assets ................................       (53,152)       (19,000)          1,602
      Other long-term assets ..............................            --         (4,045)         (1,600)
      Accounts payable ....................................         3,348         53,409          61,275
      Accrued expenses ....................................        33,882         32,704          78,827
      Deferred revenue ....................................       155,693        221,210         669,378
                                                               ----------     ----------      ----------
Net cash provided by (used in) operating activities .......       (82,774)       115,263         457,763
                                                               ----------     ----------      ----------
Cash flows from investing activities:
 Capital expenditures .....................................       (12,943)        (2,430)         (5,992)
 Advance to related party .................................          (100)        (7,500)             --
 Repayment of shareholder loan ............................         6,000             --              --
 Issuance of notes receivable .............................            --        (45,382)        (66,104)
 Repayment of notes receivable ............................            --             --          16,652
                                                               ----------     ----------      ----------
Net cash used in investing activities .....................        (7,043)       (55,312)        (55,444)
                                                               ----------     ----------      ----------
Cash flows from financing activities:
 Proceeds from line of credit .............................    $       --     $       --      $  180,000
 Repayment of line of credit ..............................            --             --         (80,000)
 Distributions ............................................       (94,500)       (33,000)       (148,054)
 Purchase of treasury shares ..............................        (2,000)            --              --
 Sale of common stock .....................................        12,500          5,600              --
 Repayment of stock subscriptions .........................        17,000          6,120           7,787
 Advances to (repayments from) related party ..............        15,000        (15,000)             --
 Minority interest contributions ..........................        47,000             --          75,000
                                                               ----------     ----------      ----------
Net cash provided by (used in) financing activities .......        (5,000)       (36,280)         34,733
                                                               ----------     ----------      ----------
Net increase (decrease) in cash and cash equivalents ......       (94,817)        23,671         437,052
Cash and cash equivalents, beginning of year ..............       100,599          5,782          29,453
                                                               ----------     ----------      ----------
Cash and cash equivalents, end of year ....................    $    5,782     $   29,453      $  466,505
                                                               ==========     ==========      ==========
Supplemental disclosure of cash flow information:
 Cash paid for interest ...................................    $       --     $       --      $    1,644
                                                               ==========     ==========      ==========

The acompanying notes to consolidated financial statements are an integral part of these statements.

                        ULTIMATE INVESTORS GROUP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. NATURE OF OPERATIONS

     Ultimate Investors Group, Inc. (the "Company") is a third-party reseller of the The Ultimate Software Group, Inc.'s human resource management and payroll software solutions. Substantially all of the products are developed and sold to the Company by The Ultimate Software Group, Inc. ("USG", formerly The Ultimate Software Group, Ltd.). The Company markets its products in the State of Texas.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation

     The consolidated financial statements include the accounts of the Company and its 92.5%-owned subsidiary, Ultimate Software Group of North Texas, Ltd. Intercompany accounts and transactions have been eliminated in consolidation. Minority interest has been reflected.


Cash and Cash Equivalents

     All highly liquid instruments with an original maturity of three months or less when acquired are considered cash equivalents. There were no cash equivalents at December 31, 1996 and 1997.


Accounts Receivable

     Accounts receivable are principally from end-users of the Company's products. The Company performs periodic credit evaluations of its customers and has determined that an allowance for estimated losses of $5,000 and $65,024 was required at December 31, 1996 and 1997, respectively.


Property and Equipment

     Property and equipment is stated at cost less accumulated depreciation and amortization. Property and equipment is depreciated using the straight-line method over the estimated useful lives of the assets. Maintenance and repairs are charged to expense when incurred; betterments are capitalized. Upon the sale or retirement of assets, the cost, accumulated depreciation and amortization are removed from the accounts and any gain or loss is recognized.


Other Assets

     Other assets includes a fee of $150,000, net of accumulated amortization of $99,990 and $139,986 in 1996 and 1997, respectively, paid to USG under an exclusive reseller agreement (the "Agreement"). The Agreement allows the Company to exclusively market USG's products in Dallas and North Texas. Such asset is being amortized over its estimated period of benefit of approximately 5 years.

     In accordance with SFAS No. 121, Accounting for the Impairment Of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, the Company continually evaluates whether later events and circumstances have occurred that indicate the remaining acquired intangibles may warrant revision or may not be recoverable. When factors indicate that intangibles should be evaluated for possible impairment, the Company uses an estimate of the related business' undiscounted cash flows from operations in measuring whether such cost is recoverable.


Deferred Revenue

     Deferred revenue is comprised of deferrals for (i) license revenues for which product has not yet been delivered or obligations have not yet been fulfilled (in the case of committed upgrades) and (ii) service revenues for which maintenance, implementation, training and consulting services have not yet been rendered.

                        ULTIMATE INVESTORS GROUP, INC.

     Associated deferred costs, primarily relating to the cost of the products for licensing contracts, amounted to approximately $67,000 and $60,000 at December 31, 1996 and 1997, respectively, and are included in other assets in the accompanying combined balance sheets.


Revenue Recognition

     The Company licenses software under noncancellable license agreements and provides services including maintenance, implementation, maintenance, training and consulting services. License revenues are generally recognized when a noncancellable license agreement has been signed, the product has been delivered, no significant vendor obligations remain and collection of the related receivable is considered probable. Revenues from maintenance agreements for maintaining, supporting and providing periodic updates are recognized ratably over the maintenance period, which in most instances is one year. Revenues for training and consulting services are recognized as services are performed.


Cost of Revenues

     Cost of revenues consists of direct product costs and the costs of providing consulting, implementation, maintenance, technical support and training to the Company's customers.


Income Taxes

     The Company has elected S Corporation status with the Internal Revenue Service. Accordingly, net income and the related differences that arise in the recording of income and expense items for financial reporting and income tax reporting purposes are included in the individual income tax returns of the shareholders and no income taxes are included in the accompanying financial statements.

     Because of the Company's net loss position, had the Company been a C Corporation, subject to tax at the corporate level, no tax benefit would have been recorded.


Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Fair Value of Financial Instruments

     The Company's financial instruments, consisting of cash and cash equivalents, accounts receivable and customer deposits approximate fair value due to their short-term nature.


3. ACCRUED EXPENSES

     Accrued expenses consists of the following:




                                               AS OF DECEMBER 31,
                                             -----------------------
                                                1996         1997
   Distributions to shareholders .........    $ 75,000       $
                                                             --
   Professional fees .....................          --      130,000
   Other .................................      66,586       15,413
                                              --------    ---------
                                              $141,586     $145,413
                                              ========    =========

                        ULTIMATE INVESTORS GROUP, INC.

4. NOTES RECEIVABLE

     Notes receivable represents amounts due for trade receivables which have been documented in the form of a note and bear interest at rates ranging from 9 to 12%.


5. EQUIPMENT

     Equipment consists of assets amounting to $40,434 in 1996 and $46,426 in 1997, less accumulated depreciation of $27,194 in 1996 and $41,488 in 1997. These assets are being depreciated over their estimated useful lives of three years.


6. LINE OF CREDIT

     The Company has $130,000 available under a line of credit agreement with a bank. The line of credit bears interest at an annual rate of 9%. The line of credit renews annually. Amounts outstanding under the line of credit were zero and $100,000 as of December 31, 1996 and 1997, respectively. The outstanding balance was repaid subsequent to year end.


7. EQUITY TRANSACTIONS

     In 1995, the Company issued 3,825 shares of Common Stock to an employee for services rendered. The fair value of this transaction was $3,000, based upon prior sales of the Company's Common Stock. The Company also granted to an employee options to purchase 7,650 shares of its Common Stock in exchange for services rendered. Such options were valued on the date of grant based upon prior sales of the Company's Common Stock. The options vested at 50% per year. The related compensation expense is included in sales and marketing expenses in the accompanying 1995 and 1996 consolidated statements of operations. The options were exercised by the employee in January 1998.

     Also, in 1995, the Company sold 7,650 shares of Common Stock for $26,775, for which the Company received $12,500 in cash and a note for the balance of $14,275. The balance due on the note is reflected in the consolidated statements of shareholders' deficit as a stock subscription receivable at December 31, 1995.

     In 1996, an employee purchased 3,825 shares of the Company's Common Stock for $13,387. A portion of the employee's 1996 sales bonus was applied to the purchase price and a note was received for the balance of $7,787, which is reflected in the consolidated statements of shareholders' deficit as a stock subscription receivable at December 31, 1996.

     In 1996, the Company granted 11,025 shares of Common Stock to an employee for services rendered, of which 3,750 shares were issued at December 31, 1996. The related compensation expense is included in general and administrative expenses in the accompanying 1996 consolidated statement of operations. The remaining 7,275 shares were issued in 1997.


8. COMMITMENTS AND CONTINGENCIES

     The Company leases office space under a noncancellable operating lease agreement expiring in September 2001. Total rent expense under this agreement was $24,009, $61,414 and $56,628 in 1995, 1996 and 1997, respectively. The future minimum annual rental commitment related to this lease is approximately $212,000 through 2001.

     From time to time, the Company may be involved in litigation relating to claims arising out of its operations in the normal course of business. The Company is not currently a party to any legal proceedings, the adverse outcome of which, individually or in the aggregate, would have a material adverse effect on the Company's financial position or results of operations.

                        ULTIMATE INVESTORS GROUP, INC.

9. SUBSEQUENT EVENT


     On March 4, 1998, the Company exchanged substantially all of its assets and liabilities for 38,000 shares of Class B Common Stock of USG in a transaction to be accounted for under the poolings-of-interest method of accounting.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                          --------------------------
                               TABLE OF CONTENTS



                                                      PAGE
Prospectus Summary ............................         5
Risk Factors ..................................         8
Use of Proceeds ...............................        16
Dividend Policy ...............................        16
Capitalization ................................        17
Dilution ......................................        18
Selected Consolidated Financial Data ..........        19
Management's Discussion and Analysis
   of Financial Condition and Results of
   Operations .................................        20
Business ......................................        31
Management ....................................        46
Certain Transactions ..........................        51
Principal Stockholders ........................        54
Description of Capital Stock ..................        56
Shares Eligible for Future Sale ...............        61
Underwriting ..................................        63
Legal Matters .................................        64
Experts .......................................        65
Additional Information ........................        65
Index to Consolidated Financial
   Statements .................................       F-1

       UNTIL JUNE 27, 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN AD-DITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                3,250,000 SHARES



                            [ULTIMATE SOFTWARE LOGO]



                                  COMMON STOCK







                   ----------------------------------------
                                   PROSPECTUS
                   ----------------------------------------
                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION


                              VOLPE BROWN WHELAN
                                   & COMPANY